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                                                                   Exhibit 10(w)



                            ASSET PURCHASE AGREEMENT


                                     between


                        WESTINGHOUSE ELECTRIC CORPORATION


                                       and


                      SIEMENS POWER GENERATION CORPORATION


                             Dated November 14, 1997


                    RELATING TO THE POWER GENERATION BUSINESS







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                                TABLE OF CONTENTS

                                                                          PAGE

                                    ARTICLE 1

                                     DEFINITIONS...........................  2
    Section 1.1       Specified Definitions................................  2
    Section 1.2       Other Terms.......................................... 15
    Section 1.3       Other Definitional Provisions........................ 15

                                    ARTICLE 2

SALE AND PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES..................... 16
    SECTION 2.1       Purchase and Sale.................................... 16
    SECTION 2.2       Acquired Assets and Excluded Assets.................. 16
          (a)    Acquired Assets........................................... 16
          (b)    Excluded Assets........................................... 18
          (c)    Nonassignable Rights...................................... 20
          (d)    Termination of Rights of Sold
                 Subsidiaries.............................................. 20
    SECTION 2.3       Assumption of Liabilities............................ 20
          (a)    Assumed Liabilities....................................... 20
          (b)    Excluded Liabilities...................................... 22
    SECTION 2.4       Purchase Price....................................... 23
    SECTION 2.5       Purchase Price Adjustment............................ 23

                                    ARTICLE 3

                                 THE CLOSING............................... 27
    SECTION 3.1       Closing Date......................................... 27
    SECTION 3.2       Transactions To Be Effected at the
                      Closing.............................................. 27
          (a)    Deliveries by Sellers..................................... 27
          (b)    Deliveries by Purchaser................................... 27
          (c)    Nominee Shares............................................ 28

                                    ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES.................... 28
    SECTION 4.1       Representations and Warranties of
                      WEC.................................................. 28
          (a)    Organization, Standing and Power.......................... 28
          (b)    Authority................................................. 28
          (c)    Financial Statements; Undisclosed
                   Liabilities............................................. 30
          (d)    Compliance with Applicable Laws........................... 31
          (e)    Litigation; Decrees....................................... 31
          (f)    Title to Acquired Assets.................................. 31
          (g)    Real Property............................................. 32
          (h)    Intellectual Property and Technology...................... 34
          (i)    Insurance................................................. 35
          (j)    Contracts................................................. 35
          (k)    Sufficiency of Acquired Assets............................ 38


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          (l)    Absence of Certain Changes or Events...................... 38
          (m)    Employee Benefits......................................... 38
          (n)    Environmental Matters..................................... 41
          (o)    Taxes..................................................... 42
          (p)    Sold Subsidiaries......................................... 44
          (q)    Labor Matters............................................. 44
          (r)    Tangible Property......................................... 45
    SECTION 4.2       Representations and Warranties of
                      Purchaser............................................ 45
          (a)    Organization. Standing and Power.......................... 45
          (b)    Authority................................................. 45
          (c)    Financing................................................. 46

                                    ARTICLE 5

                                      COVENANTS............................ 47
    SECTION 5.1       Covenants of WEC Relating to Conduct
                      of Business.......................................... 47
          (a)    Ordinary Course........................................... 47
          (b)    Advice of Changes......................................... 49
    SECTION 5.2       Access to Information................................ 49
    SECTION 5.3       Governmental Approvals, Etc.......................... 50
    SECTION 5.4       Third Party Consents................................. 52
          (a)    Employee Matters.......................................... 53
          (b)    Accrued Vacation.......................................... 54
          (c)    Union Representation...................................... 55
          (d)    Pension Plan.............................................. 55
          (g)    Severance Obligations..................................... 62
          (h)    Executive Compensation.................................... 62
          (i)    Cooperation............................................... 63
          (j)    WARN Act.................................................. 63
          (k)    COBRA..................................................... 64
          (l)    Workers Compensation...................................... 64
          (m)    Multiemployer Plans....................................... 64
          (n)    Internal Revenue Service Forms............................ 64
    SECTION 5.6       Collection of Receivables............................ 68
    SECTION 5.7       Expenses............................................. 68
    SECTION 5.8       Brokers or Finders................................... 68
    SECTION 5.9       License Agreement.................................... 69
    SECTION 5.10      Certain Information.................................. 69
    SECTION 5.11      Bulk Transfer Laws................................... 70
    SECTION 5.12      Additional Agreements................................ 70
    SECTION 5.13      Certain Understandings............................... 70
    SECTION 5.14      Allocation; Tax Matters.............................. 71
    SECTION 5.15      Supplies............................................. 76
    SECTION 5.16      Transfer of Assets of Sold
                      Subsidiaries......................................... 76
    SECTION 5.17      Credit Support....................................... 76
    SECTION 5.18      Non-Competition...................................... 77
          (a)    Covenants Against Competition............................. 77
          (b)    Rights and Remedies Upon Breach........................... 79
          (c)    Severability of Covenants................................. 79
          (d)    Blue-Pencilling........................................... 79


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    SECTION 5.19      Post-Closing Agreements.............................. 79
          (a)    Transitional Services..................................... 80
          (b)    Facilities................................................ 80
          (c)    Field Sales Offices....................................... 80
    SECTION 5.20      Removal of Excluded Assets and
                      Liabilities from Sold Subsidiaries................... 80
    SECTION 5.21      Guarantee Agreement.................................. 80
    SECTION 5.22      Steam Generator Agreement............................ 80
    SECTION 5.23      Post Closing Hiring of Employees..................... 80
    [Section 5.24            Instrumentation and Control
                      Matters.............................................. 81

                                    ARTICLE 6

                                CONDITIONS PRECEDENT....................... 82
    SECTION 6.1       Conditions to Each Party's
                      Obligation........................................... 82
          (a)    Certain Waiting Periods................................... 82
          (b)    No Injunctions or Restraints.............................. 82
          (c)    Governmental Action....................................... 83
    SECTION 6.2       Conditions to Obligation of
                      Purchaser............................................ 83
          (a)    Representations and Warranties............................ 83
          (b)    Performance of Obligations of WEC......................... 83
          (c)    Material Permits.......................................... 83
          (d)    Opinion of WEC's Counsel.................................. 84
          (e)    Conveyancing Documents.................................... 84

    SECTION 6.3       Conditions to Obligation of
                      WEC.................................................. 84
          (a)    Representations and Warranties............................ 84
          (b)    Performance of Obligations of
                 Purchaser................................................. 84
          (c)    Opinion of Purchaser's Counsel............................ 84

                                    ARTICLE 7

                          TERMINATION, AMENDMENT AND WAIVER................ 85
    SECTION 7.1       Termination.......................................... 85
    SECTION 7.2       Amendments and Waivers............................... 86

                                ARTICLE 8

                               INDEMNIFICATION......................... 86
    SECTION 8.1       Indemnification by WEC............................... 86
    SECTION 8.2       Indemnification by Purchaser......................... 89
    SECTION 8.3       Characterization of Indemnification
                      Payments............................................. 89
    SECTION 8.4       Losses Net of Insurance; Tax Loss
                      and Benefits; No Consequential Damages............... 89
    SECTION 8.5       Termination of Indemnification....................... 90
    SECTION 8.6       Procedures Relating to Third Party
                      Claims (Other than Tax Controversies)................ 90
    SECTION 8.7       Procedures Relating to Non-Third
                      Party Claims. ....................................... 92


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    SECTION 8.8       Joint Defense Agreement.............................. 92
    SECTION 8.9       Arbitration of Environmental
                      Liabilities.......................................... 92

                                    ARTICLE 9

                                 GENERAL PROVISIONS........................ 93
    SECTION 9.1       Notices.............................................. 93
    SECTION 9.2       Interpretation....................................... 95
    SECTION 9.3       Survival of Representations.......................... 95
    SECTION 9.4       Severability......................................... 96
    SECTION 9.5       Counterparts......................................... 96
    SECTION 9.6       Entire Agreement; No Third Party
                      Beneficiaries........................................ 96
    SECTION 9.7       Governing Law........................................ 96
    SECTION 9.8       Mediation; Consent to Jurisdiction................... 96
    SECTION 9.9       Publicity............................................ 97
    SECTION 9.10      Assignment........................................... 98
    SECTION 9.11      Release of Siemens
                      Aktiengesellschaft................................... 98
    SECTION 9.12      Waiver of July Trial; Trial Costs.................... 98




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                                LIST OF EXHIBITS


Exhibit A               Transitional Services Agreement

Exhibit B               Opinion of Weil, Gotshal & Manges LLP, special
                        counsel to WEC

Exhibit C               Opinion of Louis J. Briskman, Esq., General
                        Counsel of WEC

Exhibit D               Opinion of Purchaser's Counsel

Exhibit E               Shared Technology Agreement

Exhibit F               Joint Defense Agreement

Exhibit G               Guarantee Agreement

Exhibit H               Steam Generator Agreement

Exhibit I               Trademark and Trade Name License Agreement


                        LIST OF SCHEDULES


Schedule    1.1(a)             [INTENTIONALLY OMITTED]

Schedule    1.1(b)             Investments

Schedule    1.1(c)             Leased Real Property

Schedule    1.1(d)          Matters Not Constituting a Material
                            Adverse Effect

Schedule    1.1(e)             Owned Real Property

Schedule    1.1(f)             Permitted Liens

Schedule    1.1(g)             Settlement Agreements

Schedule    1.1(h)             Sold Subsidiaries

Schedule    2.2(a)             Acquired Assets

Schedule    2.2(b)          Excluded Assets

Schedule    2.2(b)(ix)(A)   Surplus Property

Schedule    2.2(b)(ix)(B)   Additional Acquired Assets

Schedule    2.3(a)             Assumed Liabilities

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Schedule    2.5(c)          Target Amount

Schedule    4.1(b)                Intellectual Property,
                               Technology and Contracts

Schedule    4.1(c)(ii)          Undisclosed Liabilities
            4.1(c)(iii)         Material Obligors

Schedule    4.1(d)          Actions of Governmental Authorities

Schedule    4.1(e)          Certain Lawsuits, Actions and Proceedings

Schedule    4.1(h)          Material Intellectual Property and Technology

Schedule    4.1(i)          Insurance

Schedule    4.1(j)          Contracts

Schedule    4.1(j)(i)       Employment Contracts

Schedule    4.1(j)(ii)      Collective Bargaining Agreements

Schedule    4.1(j)(iii)     Transactions with Affiliates

Schedule    4.1(j)(iv)      Indebtedness

Schedule    4.1(j)(v)       Covenants Not to Compete

Schedule    4.1(j)(vi)      Real Property Leases

Schedule    4.1(j)(vii)     Personal Property Leases

Schedule    4.1(j)(viii)    Purchase Contracts

Schedule    4.1(j)(ix)      Joint Ventures; Partnerships

Schedule    4.1(j)(x)       Asset Sales; Preferential Rights

Schedule    4.1(j)(xi)      Take-or-Pay/Requirements Contracts

Schedule    4.1(j)(xii)     Acquisition Contracts

Schedule    4.1(j)(xiii)    Material License or Development
                            Agreements

Schedule    4.1(j)(xiv)     Sales Contracts

Schedule    4.1(j)(xv)      Business Unit Settlements


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Schedule    4.1(l)          Certain Changes or Events

Schedule    4.1(m)(i)       Plans and Benefit Arrangements
            4.1(m)(ii)(A)   Actions of Governmental Authorities
                            Regarding Plans
            4.1(m)(ii)(B)   Business Pension Plans
            4.1(m)(ii)(C)   Plan Noncompliance
            4.1(m)(ii)(D)   Events Resulting in Material
                            Liability to Plans
            4.1(m)(ii)(E)   Group Health Plan Noncompliance
            4.1(m)(ii)(F)   Material Plan Amendments

Schedule    4.1(n)          Environmental Matters

Schedule    4.1(o)          Tax Matters

Schedule    4.1(q)          Labor Matters

Schedule    5.1             Ordinary Course

Schedule    5.5(f)(iv)      Payment Schedule Under WEC's FAS 106
                            Plans

Schedule    5.5(l)             Multiemployer Plans

Schedule    5.5(o)(i)       Foreign Employment Contracts

Schedule    5.5(o)(iii)     Delayed Foreign Employees

Schedule    5.9(a)(ii)         Licensed Intellectual Property


Schedule    5.14(a)            Allocation of Purchase Price

Schedule    5.14(c)         Sold Subsidiaries Subject to Section
                            338(h)(10) Election

Schedule    5.15(b)         Licensed Entities

Schedule    5.17               Credit Support Arrangements

Schedule    5.25            STC Programs

Schedule    6.2(c)             Third Party Consents

Schedule    9.2                Persons with Knowledge



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         THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT") is made November 14,
1997, among WESTINGHOUSE ELECTRIC CORPORATION, a Pennsylvania corporation ("WEC"), and SIEMENS POWER GENERATION CORPORATION, a Delaware corporation ("PURCHASER").

                              W I T N E S S E T H:

         WHEREAS, WEC is engaged, through its Power Generation Business Unit, in a business, which, among other things, (i) designs, manufactures, sells, installs and services steam and combustion turbine generators and components for the generation, transmission, distribution and control of electric power, (ii) constructs turn-key fossil fuel power plants worldwide, (iii) supplies, services and operates power plants for independent power producers and utilities and supplies power generation equipment and services to other non-utility customers,
(iv) provides field service and factory service on electrical apparatus and maintains repair facilities which perform machine work on electrical apparatus (through its Electrical Systems Services Division), and (v) sells replacement parts and components related to the generators and components described in clause (i) above (including the Acquired Assets and the Assumed Liabilities, but excluding the Excluded Assets and the Excluded Liabilities (each as hereinafter defined), the "BUSINESS"), certain assets of which are owned by Subsidiaries of WEC; and

         WHEREAS, WEC desires to (and to cause its appropriate Subsidiaries to) sell, transfer and assign to Purchaser, and Purchaser desires to purchase and assume from WEC and its appropriate Subsidiaries, substantially all of the assets and liabilities of the Business, together with the shares of capital stock of certain Subsidiaries of WEC, all as more specifically provided herein; and

         WHEREAS, WEC also is engaged in an energy systems business, (the "ENERGY SYSTEMS BUSINESS") which serves the domestic and international electric power industry, among other things, by supplying nuclear power plants, advanced nuclear plant design technology, nuclear fuel and associated materials and components and fuel technology and technical services, including, field and factory equipment refurbishment, total plant outage and maintenance services, as well as operating plant services including parts and equipment, instrumentation and control systems (through its Process Control Division), reactor coolant pumps, motors and controlled mechanisms and distributed control, communicators, data acquisition systems and information systems and project management, decontamination and decommissioning; and


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         WHEREAS, Subsidiaries of WEC, the capital stock of which will be transferred to Purchaser hereunder, hold assets utilized in both the Business and the Energy Systems Business, and certain assets relating to the Energy Systems Business will be transferred by such Subsidiaries prior to the Closing to WEC or other subsidiaries of WEC pursuant to the terms hereof; and

         WHEREAS, certain facilities, assets and services of WEC and its subsidiaries are utilized both in the Business and the Energy Systems Business or the other businesses of WEC and certain of such facilities, assets and services will be shared by the owners of the Business and WEC pursuant to the terms of certain agreements contemplated hereby.

         NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties herein contained, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:


                                    ARTICLE 1

                                   DEFINITIONS

         SECTION 1.1 SPECIFIED DEFINITIONS. As used in this Agreement, the following capitalized terms have the meanings specified below:

         "ACCOUNTING FIRM" means such nationally recognized independent public accounting firm as shall be agreed upon by the parties hereto in writing.

         "ACCOUNTS RECEIVABLE" shall have the meaning specified in
Section 2.2(a).

         "ACQUIRED ASSETS" shall have the meaning specified in
Section 2.2(a).

         "ACTION OR PROCEEDING" shall mean any action, proceeding or suit, including any by a Governmental Authority.

         "ADJUSTED PURCHASE PRICE" shall have the meaning specified in Section 2.5(b).

         "AFFILIATE" of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

         "ALLOCATION STATEMENT" shall have the meaning specified in
Section 5.14(a).

         "ASSUMED LIABILITIES" shall have the meaning specified in
Section 2.3(a).


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         "BALANCE SHEET" shall have the meaning specified in Section
4.1(c)(i).

         "BANKRUPTCY EXCEPTION" shall have the meaning specified in
Section 4.1(j).

         "BENEFIT ARRANGEMENT" means a benefit program or practice for bonuses, incentive compensation, vacation pay, severance pay, insurance, restricted stock, stock options, performance awards, employee discounts, company cars, tuition reimbursement, holidays, leaves of absence or any other perquisite or benefit (including, without limitation, any fringe benefit under Section 132 of the Code) to employees, officers or independent contractors that is not a Plan.

         "BENEFITS" shall have the meaning specified in Section
5.18(b)(ii).

         "BENEFITS MAINTENANCE PERIOD" shall have the meaning specified in Section 5.5(a).

         "BOOKS AND RECORDS" of any Person means all files, documents, instruments, papers, books and records relating to the business, operations, conditions of (financial or other), results of operations and assets and properties of such Person, including, without limitation, financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, title policies, minute books, stock certificates and books, stock transfer ledgers, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

         "BUSINESS" shall have the meaning specified in the first recital to this Agreement.

         "BUSINESS DAY" means any day other than Saturday, a Sunday or a day when commercial banks in New York City are authorized or required by law to be closed.

         "BUSINESS EMPLOYEE" shall have the meaning specified in
Section 5.5(a).

         "BUSINESS PENSION PLANS" shall have the meaning specified in
Section 4.1(m)(ii)(B).

         "CLOSING" means the closing of the purchase, assignment and sale of the Acquired Assets and the assumption of the Assumed Liabilities contemplated hereunder.

         "CLOSING BALANCE SHEET" has the meaning specified in Section
2.5(a).

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         "CLOSING DATE" means the time and date on which the Closing takes place, as established by Section 3.1.

         "CLOSING NET ASSETS" shall have the meaning specified in
Section 2.5(a).

         "CODE" means the Internal Revenue Code of 1986, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

         "CONFIDENTIAL INFORMATION" shall have the meaning specified in Section 5.18(a)(ii).

         "CONFIDENTIALITY AGREEMENT" shall have the meaning specified in Section 5.2.

         "CONTRACTS" means all contracts; leases; indentures; joint venture, governmental funding or incentive program, environmental indemnity, license (including any sublicense), development and other agreements; commitments; and all other legally binding arrangements, including all interworks orders and interdivisional orders between the Business and other businesses of WEC, including the Energy Systems Business, in each case whether oral or written, relating primarily to the Business, to which any of Sellers or a Sold Subsidiary is a party or bound, except for Plans and Benefit Arrangements.

         "CREDIT SUPPORT ARRANGEMENTS" shall have the meaning specified in Section 5.17.

         "DELAYED FOREIGN EMPLOYEES" shall have the meaning specified in Section 5.5(o).

         "DELAYED TRANSFER DATE" shall have the meaning specified in
Section 5.5(o).

         "ENCUMBRANCES" means any mortgages, pledges, liens, security interests, restrictions, defects in title, easements or encumbrances.

         "ENERGY SYSTEMS BUSINESS" shall have the meaning specified in the recitals to this Agreement.

         "ENVIRONMENTAL LAW" means any foreign or United States local, county, state or federal law (including common law), regulation, order, decree or other legally binding requirement that governs the existence of or provides a remedy for release resources or the environment (including the protection of endangered species or wetlands) or the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transportation, Release or management of, or other activities of Hazardous Substances, the protection of persons, natural resources or the environment (including the protection of endangered species or wetlands) or the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transportation, Release or management of, or other activities


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with respect to, Hazardous Substances including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et SEQ., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 ET SEQ., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 33 U.S.C. Section 2601 et SEQ., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et SEQ. and the Occupational Safety and Health Act, 29 U.S.C. Section 651 ET SEQ., as such laws have been amended or supplemented, and any other similar federal, state, local or county laws or regulations, in each case as in effect on or prior to the Closing Date or, with respect to representations and warranties made on the date hereof, on or prior to the date hereof.

         "ENVIRONMENTAL LIABILITY" means any Liability arising under Environmental Laws or under any Permit issued pursuant to any Environmental Law, and including all direct costs and expenses associated with Remedial Action, in connection with the Acquired Assets, the Sold Subsidiaries or the Business, to the extent arising from any condition existing or any act or omission of Sellers, any Sold Subsidiary or any other Person (including without limitation any prior owner, occupant or user of any Premises and any Person engaged in the removal, transportation or disposition of Hazardous Substances that were originated or at any time stored or otherwise held at any site associated with the Sold Subsidiaries or the Business, whether or not included in whole or in part in the Acquired Assets) at or prior to the Closing Date, including claims, demands, penalties, fines, liens, fees and costs of environmental consultants, personal injuries and property damages, administrative proceedings, assessments, judgments, orders, causes of action (including toxic tort suits), notices of actual or alleged violations or liability (including such notices regarding the disposal, transportation or Release (or threatened Release) of Hazardous Substances on the Premises or elsewhere), proceedings and any associated Losses.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

         "EVENT" shall have the meaning specified in Section
5.5(f)(iv).

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "EXCLUDED ASBESTOS LIABILITIES" means all Liabilities in respect of death or personal injury actually or allegedly caused directly or indirectly by asbestos or asbestos compounds or products.


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         "EXCLUDED ASSETS" shall have the meaning specified in
Section 2.2(b).

         "EXCLUDED LIABILITIES" shall have the meaning specified in
Section 2.3(b).

         "EXISTING SCHEDULE" shall have the meaning specified in
Section 5.5(f)(iv).

         "EXON-FLORIO AMENDMENT" means Section 721 of the Omnibus
Trade and Competitiveness Act of 1988 (amending Title VII of the
Defense Production Act, 50 U.S.C. App. Section 2170 (1997)).

         "FAS 106 LIABILITY" shall have the meaning specified in
Section 5.5(f)(iv).

         "FINANCIAL STATEMENTS" shall have the meaning specified in
Section 4.1(c)(i).

         "FIRST-TIER ENVIRONMENTAL LOSSES" shall have the meaning specified in Section 8.1(a).

         "FIXTURES AND EQUIPMENT" means all furniture, fixtures, furnishings, machinery, vehicles, equipment and other tangible personal property owned or leased by Sellers or any Sold Subsidiary and used or held for use primarily in connection with the Business.

         "FOREIGN BUSINESS EMPLOYEES" shall have the meaning specified in Section 5.5(o).

         "FOREIGN PLAN PARTICIPANT" shall have the meaning specified in Section 5.5(o).

         "FOREIGN PLANS" shall have the meaning specified in Section
4.1(m).

         "FOREIGN RETIREMENT PLAN" shall have the meaning specified in Section 5.5(o).

         "FREE-STANDING PLAN" shall have the meaning specified in
Section 4.1(m).

         "GAAP" means United States generally accepted accounting principles.

         "GOVERNMENT CONTRACT" means any Contract entered into with any Governmental Authority.

         "GOVERNMENT OPERATIONS BUSINESS" means the operations conducted by the Government Operations business unit of WEC, including the provision of management services for certain

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


government-owned facilities under Contracts with the United States Department of Energy and the United States Department of Defense, management of nuclear reactor programs for the United States Navy and management of a chemical agent destruction program for the Department of Defense.

         "GOVERNMENTAL AUTHORITY" means any agency, board, bureau, court, commission, department, instrumentality or administration of any foreign government, the United States government, any state government or any local or other governmental body in a state, territory or possession of the United States or the District of Columbia or any political subdivision of any of the foregoing.

         "GUARANTEE AGREEMENTS" shall have the meaning specified in
Section 5.21.

         "GUARANTORS" means each of (i) Siemens Corporation, a Delaware corporation and the parent of Purchaser, (ii) Siemens Aktiengesellschaft, a company organized under the laws of the Federal Republic of Germany and an the parent of Siemens Corporation ("Siemens Parent") and (iii) Siemens Finanzierungsgesellschaft Fur Informationstechnik mbH, a company organized under the laws of the Federal Republic of Germany and a wholly-owned Subsidiary of Siemens Parent.

         "HAZARDOUS SUBSTANCE" means (i) any petroleum or petroleum products (to the extent regulated under Environmental Law), flammable explosives, radioactive materials, asbestos or asbestos-containing products or materials, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls (PCBs); and (ii) any substance, material or waste that is regulated under any Environmental Law or is defined as, or included in the definition of, or deemed by any Environmental Law or Governmental Authority to be "hazardous," "toxic," a "contaminant," "waste," a "pollutant," "hazardous substance," "hazardous waste," "restricted hazardous waste," "hazardous material," "extremely hazardous waste," a "toxic substance," a "toxic pollutant" or words with similar meaning.

         "INACTIVE EMPLOYEE" shall have the meaning specified in
Section 5.5(a).

         "INCOME TAX" means any Tax on or determined by reference to net income.

         "INDEBTEDNESS" of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued


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or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through
(iv) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including guarantees of such obligations; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

         "INDEMNIFIED PARTY" shall have the meaning specified in
Section 8.6(a).

         "INTELLECTUAL PROPERTY" means all domestic and foreign patents, utility models, patent applications, trademarks, trademark registrations, servicemarks, tradenames, tradename registrations, registered copyrights, applications for any of the foregoing, and licenses with respect to the foregoing owned by Sellers or any Sold Subsidiary that relate primarily to the Business (except as otherwise provided by Section 5.16).

         "INVENTORY" means all raw materials, work-in-process, finished goods, merchandise, office and other supplies, parts, packaging materials and other accessories related thereto which are held at, or are in transit from or to, the Premises or located at other locations at which the Business is conducted, or located at suppliers' premises, in each case, which are used or held for use by any Seller or Sold Subsidiary in the conduct of the Business, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, together with all rights of any Seller or Sold Subsidiary against suppliers of such inventories.

         "INVESTMENTS" means all capital stock, partnership interests and other equity interests owned by any Seller in any Person which is held primarily in connection with the Business, including the capital stock, partnership interests and other equity interests owned by any Seller in the Sold Subsidiaries, and all capital stock, partnership interests and other equity interests owned by any Sold Subsidiary in any Person (except as otherwise provided by Section 5.16).
Schedule 1.1(b) sets forth a list of all Investments.

         "LABOR CONTRACT" shall have the meaning specified in Section
4.1(j)(ii).

         "LAW" means, as to any Person, any foreign or United States federal, state or local law, statute, code, ordinance, regulation, order, writ, injunction, judgment or decree applicable to such Person and to the businesses and assets thereof.

         "LEASED REAL PROPERTY" means all real property leased by any Seller as lessee and by any Sold Subsidiary as lessee and listed in Schedule 1.1(c).

         "LESSEE LEASES" means all oral and written agreements (including all amendments and supplements thereto) with or binding upon any Seller with respect to the Business or any Sold Subsidiary with respect to the Leased Real Property.

         "LESSOR LEASE SUBLEASE" shall have the meaning specified in
Section 4.1(c).

         "LIABILITIES" means, as to any Person, all debts, adverse claims, liabilities and obligations, direct indirect, absolute or contingent, known or unknown, of such Person, whether accrued, vested or otherwise, whether in contract, tort, strict liability or otherwise and whether or not actually reflected, or required by GAAP to be reflected, in such Person's balance sheets or other books and records.

         "LIENS" means mortgages, liens, security interests, pledges, or encumbrances, of any nature whatsoever.

         "LOSSES" means any and all demands, claims, complaints, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, losses (including, except as provided in Section 8.4, loss of value), damages, liabilities, obligations (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein) and all costs and expenses, including, without limitation, reasonable attorneys' and other advisors' fees and disbursements reduced by recoveries under insurance policies and Government Contracts and net Tax benefits as provided in Section 8.4.

         "MATERIAL ADVERSE EFFECT" means an effect or change that is materially adverse to the business, assets, financial condition or results of operations of the Business taken as a whole.

         "MATERIAL CONTRACT" shall have the meaning specified in
Section 4.1(j).

         "MATERIAL LESSEE LEASE" shall have the meaning specified in
Section 4.1(g)(ii).

         "MATERIAL SUBLEASE" shall have the meaning specified in
Section 4.1(c).

         "MULTIEMPLOYER PLAN" shall have the meaning specified in
Section 5.5(m).

         "NET ASSETS" shall have the meaning specified in Section
2.5(c).

         "NEW FOREIGN RETIREMENT PLAN" shall have the meaning specified in
Section 5.5(o).

         "NOMINEE SHARES" shall have the meaning specified in Section
3.2(c).

         "NOTICE OF DISAGREEMENT" shall have the meaning specified in
Section 2.5(a).

         "ORDINARY COURSE OF BUSINESS" means, with respect to any Seller or Sold Subsidiary, actions taken in the ordinary course of business consistent with past practices of such Seller or Sold Subsidiary in relation to the Business since January 1, 1997.

         "OWNED REAL PROPERTY" means all real property owned in fee by any Seller or Sold Subsidiary and listed on Schedule 1.1(e).

         "PENSION PLAN" means an "employee pension benefit plan" as such term is defined in Section 3(2) of ERISA.

         "PERMITS" means all permits, licenses, franchises, approvals, consents and authorizations by or of any Governmental Authority that (i) are owned or held by or otherwise have been granted to or for the benefit of any Seller and that relate to the Business or any part thereof or to any of the Acquired Assets or (ii) are owned or held by or otherwise have been granted to or for the benefit of any Sold Subsidiary (except as otherwise provided by Section 5.16).

         "PERMITTED LIENS" means (i) Liens expressly disclosed in Schedule 1.1(f) or in the Financial Statements or that secure Indebtedness that is included in Assumed Liabilities and reflected as a liability on the Balance Sheet, (ii) any progress payment Liens arising in the ordinary course of business from progress payments made by the United States Government or any agency thereof or any other Governmental Authority on Government Contracts that are included in Assumed Liabilities and (iii) (A) mechanics', carriers', workmen's, repairmen's and other like Liens arising or incurred in the Ordinary Course of Business that are included in the Assumed Liabilities and are for amounts not yet overdue or that are being contested in good faith by appropriate proceedings, (B) Liens for Taxes, assessments and other governmental charges not yet due and payable or Liens for Taxes, assessments and governmental charges other than Income Taxes that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings and (C) imperfections of title and other Liens that, individually or in the aggregate, do not materially affect the value of the encumbered asset or the continued use and operation of the encumbered asset in the Business.

         "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, other form of business or legal entity or Governmental Authority.

         "PLAN" means any plan, program, agreement or arrangement, whether or not written, that is or was an "employee benefit plan" as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA and whether or not maintained in the U.S., and (a) which is maintained by Sellers or the Sold Subsidiaries, (b) to which Sellers or the Sold Subsidiaries contribute or fund or provide benefits; or (c) which provides or promises benefits to any person who performs or who has performed services for Sellers or the Sold Subsidiaries and because of those services is or has been (i) a participant therein or (ii) entitled to benefits thereunder.

         "POST-CLOSING TAX RETURNS" shall have the meaning specified in Section 5.14(j).

         "PRE-CLOSING TAX PERIOD" means any period ending on or before the Closing Date in respect of which any Tax is payable and the portion ending on the Closing Date of any such period that includes but does not end on the Closing Date.

         "PRE-CLOSING INCOME TAX RETURNS" shall have the meaning specified in
Section 5.14(i).

         "PREMISES" means, collectively, the Owned Real Property and the Leased Real Property.

         "PROCESS CONTROL DIVISION" means the business unit of WEC that is engaged in the business of supplying advanced industrial control and information systems for nuclear and fossil-fueled power generation, water and wastewater treatment, metals, mining, chemical and other process industry applications worldwide.

         "PROPERTY PLANS" shall have the meaning specified in Section
2.2(a)(xvi).

         "PURCHASE PRICE ADJUSTMENT" shall have the meaning specified in Section 2.5(b).

         "PURCHASE PRICE" shall have the meaning specified in Section
2.4.

         "PURCHASER ANCILLARY DOCUMENTS" shall have the meaning specified in Section 4.2(b).

         "PURCHASER EXECUTIVE PLAN" shall have the meaning specified in Section 5.5(h).

         "PURCHASER FAS 106 PLANS" shall have the meaning specified in Section 5.5(f)(iii).

         "PURCHASER PENSION PLAN" shall have the meaning specified in
Section 5.5(d)(i).

         "PURCHASER TAX CONTROVERSIES" shall have the meaning specified in Section 5.14(l).

         "PURCHASER'S 401(K) PLAN" shall have the meaning specified in Section 5.5(e).

         "PURCHASER'S WORKERS COMPENSATION PROGRAM" shall have the meaning specified in Section 5.5(l).

         "RATE" shall have the meaning specified in Section 2.5(b).

         "RELEASE" means any releasing, spilling, leaking, discharging, disposing of, pumping, pouring, emitting, emptying, injecting, leaching, dumping or allowing to escape and includes any "release" as defined in CERCLA or in violation of any other Environmental Law.

         "REMEDIAL ACTION" means any action to clean up, monitor, abate, transport, remove, treat or in any other way address any Hazardous Substances that is (i) required by any Environmental Law or (ii) reasonably required to avoid or reduce actual or potential liability under any Environmental Law.

         "RESTRICTED PERIOD" shall have the meaning specified in
Section 5.18(a)(i).

         "RESTRICTIVE COVENANTS" shall have the meaning specified in
Section 5.18(b).

         "REVISED SCHEDULE" shall have the meaning specified in
Section 5.5(f)(iv).

         "SCHEDULES" means the disclosure schedules delivered by WEC to Purchaser in connection herewith.

         "SECOND-TIER ENVIRONMENTAL LOSSES" shall have the meaning specified in Section 8.1(a).

         "SECTION 338 ELECTIONS" shall have the meaning specified in
Section 5.14(c).

         "SELLER ANCILLARY DOCUMENTS" shall have the meaning specified in Section 4.1(b).

         "SELLER'S STRADDLE PERIOD TAXES" shall have the meaning specified in
Section 5.14(j)(ii).

         "SELLERS" means, collectively, WEC and the Selling
Subsidiaries.

         "SELLING SUBSIDIARY" means any Subsidiary of WEC having any right, title or interest in, to, or under the Acquired Assets or any Liabilities included in the Assumed Liabilities, but shall not include any Sold Subsidiary.

         "SETTLEMENT AGREEMENTS" means those agreements described in
Schedule 1.1(g).

         "SIEMENS PARENT" shall have the meaning provided in the definition of Guarantors.

         "SIGNIFICANT OWNED REAL PROPERTY" means any Owned Real Property (i) having improvements thereon in excess of 75,000 square feet and/or (ii) being the site of any manufacturing, design, management, warehouse, assembly, distribution, research, marketing or other operation that, in any case, is material to the operation of the Business as presently conducted.

         "SOFC" shall have the meaning specified in Section 5.25.

         "SOLD SUBSIDIARY" means any Subsidiary of WEC listed in Schedule 1.1(h) under the caption "Sold Subsidiary".

         "SPECIAL ENVIRONMENTAL LIABILITY" shall have the meaning specified in Section 2.3(a)(v).

         "STATEMENT" shall have the meaning specified in Section
2.5(a).

         "STC" shall have the meaning specified in Section 5.25.

         "STC PROGRAMS" shall have the meaning specified in Section
5.25.

         "STEAM GENERATOR AGREEMENT" shall have the meaning specified in Section 5.22.

         "STRADDLE PERIOD TAX RETURNS" shall have the meaning specified in
Section 5.14(j).

         "SUBSIDIARY ASSETS" means all assets, properties, goodwill and rights of the Sold Subsidiaries of whatever kind or nature, real or personal, tangible or intangible, other than as contemplated by Section 5.16.

         "SUBSIDIARY" means, as to any Person, another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such Person.

         "SUPPLIES" shall have the meaning specified in Section
5.15(a).

         "SURPLUS PROPERTY" shall have the meaning specified in
Section 2.2(b).

         "TANGIBLE PROPERTY" shall have the meaning specified in
Section 4.1(r).

         "TARGET AMOUNT" shall have the meaning specified in Section
2.5(b).

         "TAXES" means all federal, state, local, foreign or other governmental taxes, assessments, duties, fees, levies or similar charges of any kind, including all income, profit, franchise, excise, property, use, intangibles, sales, payroll, employment, withholding and other taxes, and including all interest and penalties imposed with respect to such amounts.

         "TAX CONTROVERSIES" shall have the meaning specified in
Section 5.14(l).

         "TAX RETURN" means any return, report, form or other information filed with any taxing authority with respect to Taxes.

         "TECHNOLOGY" means all trade secrets, inventions, know-how, formulae, processes, procedures, research records, records of inventions, test information, market surveys and marketing know-how and unregistered copyrights owned by any Seller or any Sold Subsidiary that relate primarily to the Business except as otherwise provided by Section 5.16.

         "THIRD PARTY CLAIM" shall have the meaning specified in
Section 8.6(a).

         "THIRD-TIER ENVIRONMENTAL LOSSES" shall have the meaning specified in Section 8.1(a).

         "TRANSFER TAXES" shall have the meaning specified in Section
5.14(d).

         "TRANSITIONAL SERVICES AGREEMENT" shall have the meaning specified in Section 5.19(a).

         "WARN ACT" shall have the meaning specified in Section
5.5(d)(v).

         "WEC EXECUTIVE PLAN" shall have the meaning specified in
Section 5.5(h).

         "WEC FAS 106 PLANS" shall have the meaning specified in Section 5.5(f)(iii).

         "WEC PENSION PLAN" shall have the meaning specified in
Section 5.5(d)(i).

         "WEC TAX CONTROVERSIES" shall have the meaning specified in
Section 5.14(l).

         "WEC SAVINGS PROGRAM" shall have the meaning specified in
Section 5.5(e).

         "WELCO" means Westinghouse Electric Company as such term is used in the Form 10 filed with the Securities and Exchange Commission on August 13, 1997.

         SECTION 1.2 OTHER TERMS. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

         SECTION 1.3 OTHER DEFINITIONAL PROVISIONS.

                  (a) The words "hereof," "herein," and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                  (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

                  (c) The terms "dollars" and "$" shall mean United States dollars.

                                    ARTICLE 2

             SALE AND PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES

         SECTION 2.1 PURCHASE AND SALE. Upon the terms and subject to the conditions of this Agreement, at the Closing, WEC agrees to sell, assign, transfer, convey and deliver to Purchaser all of WEC's right, title and interest in, to and under the Acquired Assets and to cause each Selling Subsidiary to sell, assign, transfer, convey and deliver to Purchaser all of such Selling Subsidiary's right, title and interest in, to and under the Acquired Assets, in each case free and clear of any Liens other than Permitted Liens, and Purchaser agrees to purchase, acquire and accept from Sellers, all such right, title and interest in, to and under the Acquired Assets.

         SECTION 2.2 ACQUIRED ASSETS AND EXCLUDED ASSETS.

                  (A) ACQUIRED ASSETS. The term "ACQUIRED ASSETS" means the business, properties, assets, goodwill and rights of Sellers of whatever kind and nature, real or personal, tangible or intangible, other than the Excluded Assets, primarily used or held for use in the Business, wherever located and whether or not reflected on the Books and Records of the Sellers, as they exist on the date hereof, with such changes, deletions or additions thereto as may occur from the date hereof to the Closing Date consistent with the terms and conditions of this Agreement, including, subject to Section 2.2(b):

                  (i) all Owned Real Property (and all easements and rights-of-way appurtenant thereto) and all Leased Real Property;

                  (ii) all Inventory;

                  (iii) all Fixtures and Equipment, including the Fixtures and Equipment referred to in Section 5.25;

                  (iv) all trade accounts receivable and all notes, bonds and other evidences of indebtedness of and rights to receive payments arising out of sales occurring in the conduct of the Business and the security agreements related thereto, including any rights of any of the Sellers with respect to any third party collection proceedings or any other Actions or Proceedings which have been commenced in connection therewith (the "ACCOUNTS RECEIVABLE");

                  (v) subject to the license to be granted pursuant to Section 5.9(a), all Intellectual Property;

                  (vi) subject to the license to be granted pursuant to Section 5.9(a), all Technology;

                  (vii) subject to Section 2.2(c), all Permits;

                  (viii) subject to Sections 2.2(c) and 5.19(c), all Contracts;

                  (ix) subject to Section 2.2(c), all bids, quotations and proposals for Contracts, whether oral or written, to which any of Sellers is a party or by which any of Sellers is bound that relate primarily to the Business;

                  (x) all Investments;

                  (xi) all Books and Records with respect to the Business, except (A) to the extent relating to the Excluded Assets or the Excluded Liabilities and (B) the materials described in Section 2.2(b)(vii);

                  (xii) subject to Section 2.2(c), all rights, claims and causes of action to the extent relating to the Business or any of the Assumed Liabilities or the Acquired Assets;

                  (xiii) all prepaid expenses, to the extent relating to the Business;

                  (xiv) all motor vehicles owned or leased by the Sellers and used or held for use primarily in the conduct of the Business;

                  (xv) all security deposits (A) deposited by or on behalf of any Seller as lessee or sublessee under any of the Contracts or (B) deposited with or paid to any Seller pursuant to any Contract;

                 (xvi) all site plans, surveys, soil and substratus studies, architectural drawings, plans and specifications, engineering, electrical and mechanical plans and studies, floor plans, landscape plans, appraisals, feasibility studies, environmental studies and other plans and studies of any kind if existing and in the possession or subject to the control of any Seller relating to the Owned Real Property or the Leased Real Property (collectively, "PROPERTY PLANS");

                  (xvii) all rights of any Seller under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors in connection with products sold to or services provided to any Seller for the Business, or affecting the property, machinery or equipment owned by Sellers or any Sold Subsidiary and used in the conduct of the Business, or relating to the Premises;

                  (xviii) (A) all insurance proceeds, and all rights to insurance proceeds receivable in respect of any Assumed

         Liability insured on a "claims made" basis and (B) all insurance proceeds, and all rights to insurance proceeds received or receivable in respect of any loss or casualty with respect to any asset that will be or would, if held by a Seller or a Sold Subsidiary on the Closing Date, be an Acquired Asset;

                  (xix) all proceeds, net of any cost of disposition, from the sale or other disposition after the date of this Agreement and prior to the Closing Date of any asset that (A) is of a type permitted or required by GAAP to be treated as a fixed asset on the books of the Business and (B) but for such sale or other disposition prior to the Closing would be an Acquired Asset;

                  (xx) all transferable telephone exchange numbers used in the Business;

                  (xxi) the assets of the STC described in Section 5.25; and

                  (xxii) all assets described on Schedule 2.2(a), whether or not related to the Business.

                    (B) EXCLUDED ASSETS. The term "EXCLUDED ASSETS" means:

                  (i) all cash on hand or in banks and all cash equivalents, except any cash or cash equivalents (A) reflected on the Statement or
         (B) described in Section 2.2(a)(xv)(B), (xviii) and (xix) or (C) constituting security deposits deposited with or paid to any Sold Subsidiary pursuant to any Contract;

                  (ii) all rights of Sellers under this Agreement and the agreements, instruments and certificates delivered in connection with this Agreement;

                  (iii) all records prepared in connection with the sale of the Business, including bids received from third persons and analyses relating to the Business (but not the Sellers' rights under any confidentiality agreements with such bidders, which shall be included in Acquired Assets);

                  (iv) except as provided in Section 2.3(a)(xviii), all rights of Sellers under insurance policies;

                  (v) all rights, claims and causes of action relating to any of the Excluded Liabilities or the Excluded Assets, including rights, claims and causes of action under insurance policies relating thereto;

                  (vi) all rights to claims, available to or being pursued by Sellers or any Sold Subsidiary, for refunds of or credits against Income Taxes (including all investment tax credits, research credits and credits for prepayments of Income Taxes) attributable to the Business for Pre-Closing Tax Periods;

                  (vii) any consolidated, combined, unitary or separate company Tax Return relating to Income Taxes that includes any of Sellers or any Sold Subsidiary, and records and work papers used in preparation thereof;

                  (viii) all assets used primarily in the Government Operations Business, the Energy Systems Business or the
         Process Control Division;

                  (ix) all real property ("SURPLUS PROPERTY") owned, leased or occupied by any Seller or Sold Subsidiary that is not listed on
         Schedule 1.1(c) or 1.1(e) and all real property that is entirely or substantially vacant, "mothballed" or held principally for remediation or other risk management purposes including, without limitation, the properties listed on Schedule 2.2(b)(ix);

                  (x) the stock of Westinghouse Electric S.A.;

                  (xi) subject to the license to be granted pursuant to Section 5.9(b), the names and marks "Westinghouse Electric Corporation", "Westinghouse" and "Circle W" (in logotype design or any other style or design), and any name or mark derived from or including any of the foregoing);

                  (xii) all assets of the Sold Subsidiaries not used or held for use primarily in the Business or which pursuant to Section 5.16 will be transferred by the Sold Subsidiaries to other Subsidiaries of WEC in the manner provided by Section 5.16;

                  (xiii) subject to the provisions of the Steam Generator Agreement, all Settlement Agreements and rights of Sellers thereunder;

                  (xiv) subject to the Transitional Services Agreement and the arrangements contemplated by Section 5.19(b), all assets used in connection with or relating to WEC's corporate headquarters or corporate activities that are provided to or managed for the benefit of any of the Sellers or any of the Sold Subsidiaries; and

                  (xv) all assets identified in Schedule 2.2(b).

                  (C) NONASSIGNABLE RIGHTS. Notwithstanding anything to the contrary contained herein, but without limiting the rights and obligations of the parties under the other provisions of this Agreement (including, without limitation, Section 5.4), this Agreement shall not operate to assign any Intellectual Property, Technology, Permit or Contract or any claim, right or benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of any Person, would constitute a breach, default or other contravention thereof or a violation of Law (it being understood that, except as otherwise provided in Section 6.2(c), the failure to obtain such consents shall not relieve either party from its obligation to consummate at the Closing the transactions contemplated by this Agreement).

                  (D) TERMINATION OF RIGHTS OF SOLD SUBSIDIARIES. Notwithstanding anything to the contrary in any agreement or otherwise, any rights, express or implied, of any Sold Subsidiary to use any and all domestic and foreign patents, patent applications, trademarks, trademark registrations, servicemarks, trade names, registered copyrights and licenses with respect to the foregoing and all trade secrets, inventions, know-how, formulae, processes, procedures, research records, records of inventions, test information, market surveys and marketing know-how and unregistered copyrights owned by Sellers shall terminate at the Closing, except to the extent included in the Intellectual Property or Technology and except as otherwise contemplated by
Section 5.9.

        SECTION 2.3 ASSUMPTION OF LIABILITIES.

                  (A) ASSUMED LIABILITIES. Upon the terms and subject to the conditions of this Agreement (including the indemnity provisions hereof), Purchaser hereby agrees to assume, effective as of the Closing, and agrees to pay, perform and discharge when due all of the following Liabilities of Sellers (except Excluded Liabilities) arising out of, relating to or otherwise in respect of the Acquired Assets, the Business or the operations of the Business before, on or after the Closing Date (collectively, the "ASSUMED LIABILITIES"):

                  (i) all Liabilities of Sellers under the Contracts;

                  (ii) all accounts payable owed by Sellers arising out of operations of the Business or otherwise in respect of the Business;

                  (iii) all Liabilities in respect of any and all products sold by the Business (wherever the same may have been manufactured or serviced by Sellers), including Liabilities for refunds, adjustments, allowances, repairs, exchanges, returns and warranty, merchantability and other claims;

                  (iv) all Liabilities (other than Environmental Liabilities or Liabilities otherwise arising by reason of any Release of Hazardous Substances) arising as a result of being the owner or occupant of, or the operator of the activities conducted at, (A) the Premises and (B) any other real property owned, leased or operated at any time by the Sellers and used in the Business, including all Liabilities relating to personal injury and property damage;

                  (v) all Environmental Liabilities but only to the extent that
         (A) they arise as a result of being the owner or occupant of, or the operator of the activities conducted at, the Premises; (B) they relate to the treatment, storage, transportation or disposal of Hazardous Substances on, to or at a waste site, treatment site, disposal site or other location after they were produced, generated, used or stored at the Premises or (C) they relate to a Release of a Hazardous Substance that occurred on property other than property of WEC or an Affiliate of WEC, in connection with the conduct of the Business but not in connection with the treatment, storage, transportation for treatment, storage or disposal or disposal of the Hazardous Substance (an Environmental Liability described in clause (C) of this paragraph (v) is sometimes hereinafter referred to as a "Special Environmental Liability");

                  (vi) all Liabilities relating to the employment or termination of employment of any employee or former employee of the Business;

                  (vii) all Liabilities arising under or in connection with any Plan or Benefit Arrangement;

                  (viii) all Liabilities for Taxes (other than Income Taxes for Pre-Closing Tax Periods) attributable to the Business for all taxable periods;

                  (ix) all Liabilities in respect of lawsuits, actions and proceedings, pending or threatened, and claims, whether or not presently asserted, arising out of, relating to or otherwise in any way in respect of the Business, including, without limitation, those set forth on Schedule 4.1(e);

                  (x) all Liabilities in respect of the STC, but only to the extent provided in or contemplated by the arrangements described in
         Section 5.25;

                  (xi) all Liabilities of Sellers arising out of, relating to or otherwise in respect of the Acquired Assets, the Business or the operations of the Business as of the Closing Date of the type reflected on the Balance Sheet, including the notes thereto; and

                  (xii) all Liabilities described on Schedule 2.3(a), whether or not related to the Business.

                  (B) EXCLUDED LIABILITIES. Any provision of this Agreement to the contrary notwithstanding (and without implication that Purchaser is assuming any liability not expressly excluded and, where applicable, without implication that any of the following have been included in the Assumed Liabilities), the following liabilities (the "EXCLUDED LIABILITIES") of the Sellers and the Sold Subsidiaries are excluded and shall not be assumed or discharged by Purchaser:

                  (i) any Liability of any Seller or any Sold Subsidiary (I) for Income Taxes or for Pre-Closing Tax Periods that are attributable to the Business or the Sold Subsidiaries or (II) for Taxes, other than Income Taxes, payable by the Sold Subsidiaries (to the extent the Taxes described in this clause (II) are not related to the Business) for Pre-Closing Tax Periods, including (A) any Liability for Income Taxes of any of the Sellers or any Sold Subsidiary pursuant to Treasury Regulation Section 1.1502-6(a) or any comparable provision of state, local or foreign law and (B) Taxes resulting from the sale and transfer from WEC to Purchaser of the Acquired Assets (including Income Taxes resulting from the Section 338 Elections), but Excluded Liabilities shall not include (X) any Transfer Taxes for which Purchaser is liable pursuant to Section 5.14(d) or (Y) any Taxes resulting from actions with respect to the Sold Subsidiaries or the Acquired Assets taken by Purchaser or its Affiliates after the Closing;

                  (ii) any Environmental Liabilities relating to real property owned, leased or occupied at any time by any Seller or Sold Subsidiary and not included in the Premises;

                  (iii) any Liabilities in respect of any claim, lawsuit, action or proceeding before or after the Closing to the extent the same directly pertain to any Excluded Asset or Excluded Liability;

                  (iv) any Excluded Asbestos Liabilities;

                  (v) any Liabilities relating to the capital stock of any Seller or any shareholders' agreements to which any Seller is party;

                  (vi) any Liabilities relating to amounts required to be paid by WEC pursuant to Section 2.4 or Section 2.5;

                  (vii) except for any Liabilities reflected on the Statement and Liabilities contemplated by the agreements and arrangements referred to in Sections 5.25 and 5.26, any Liabilities owed to any Seller or any Affiliate of any Seller;

                  (viii) any Liabilities in respect of any claim, lawsuit, action or proceeding that is asserted or brought by any Governmental Authority (in any criminal proceeding), before or after the Closing, based on any actual or alleged criminal violation of Law occurring prior to the Closing;

                  (ix) except as provided in Section 2.3(a)(v) (as limited by Section 2.3(b)(iii)), any Liabilities arising out of or in respect of
         (A) any Subsidiary sold or otherwise divested prior to the Closing, or the business conducted by any such Subsidiary or (B) any divested business or business unit;

                  (x) any Liabilities with respect to Plans and Benefit Arrangements retained by WEC under Section 5.5; and

                  (xi) any other Liabilities not assumed by Purchaser pursuant to the provisions of Section 2.3(a).

         SECTION 2.4 PURCHASE PRICE. Subject to adjustment pursuant to Section 2.5, the purchase price for the Acquired Assets shall be $1,525,000,000 (the "Purchase Price"), payable as set forth in Section 3.2(b), together with the assumption of the Assumed Liabilities.

         SECTION 2.5 PURCHASE PRICE ADJUSTMENT. (a) As promptly as practicable and in any event within 90 days after the Closing Date, WEC shall at its expense prepare and deliver to Purchaser (i) an audited balance sheet of the Business (excluding the assets and liabilities of STC contemplated by Section 5.25) (the "Closing Balance Sheet") as of the close of business on the Closing Date in accordance with GAAP applied on a consistent basis with the Financial Statements and (ii) an audited statement of Net Assets acquired (the "Statement of Net Assets Acquired") setting forth the Closing Balance Sheet with adjustments to eliminate assets not acquired and liabilities not assumed by Purchaser pursuant to the Agreement to arrive at Net Assets Acquired. In addition, a statement (the "Statement") will be prepared and audited setting forth the Net Assets Acquired with adjustments to eliminate all noncurrent assets and all environmental liabilities to arrive at Net Assets (as defined below) as of the close of business on the Closing Date ("Closing Net Assets"), together with special purpose reports of WEC's independent auditors to the effect that the Statement of Net Assets Acquired and the Statement have been prepared and audited in compliance with the requirements of this Section 2.5.

                  Purchaser shall cause the employees of the Business to assist WEC in the preparation of the Closing Balance Sheet, the Statement of Net Assets Acquired and the Statement and shall provide WEC and its independent auditors on-site access at all reasonable times to the personnel, properties, books and records of the Business for such purposes. Purchaser acknowledges that WEC shall have the primary responsibility and authority for preparing the Closing Balance Sheet, the Statement of Net Assets Acquired and the Statement.

                  During the 60-day period following Purchaser's receipt of the Statement, Purchaser and its independent auditors shall be permitted to review the working papers of WEC and its independent auditors relating to the Statement. The Statement shall become final and binding upon the parties on the 60th day following delivery thereof, unless Purchaser gives written notice of its disagreement with the Statement ("Notice of Disagreement") to WEC prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted, and only include disagreements based on mathematical errors or based on Closing Net Assets not being calculated in accordance with this Section 2.5. If a Notice of Disagreement complying with the preceding sentence is received by WEC in the period specified, then the Closing Net Assets set forth in the Statement shall be deemed adjusted as provided in the Notice of Disagreement and that adjusted calculation shall become final and binding upon the parties at 5:00 p.m., New York City time on the tenth (10th) day following the date of receipt of the Notice of Disagreement, unless prior to that time WEC shall have notified Purchaser in writing of its objection to the Notice of Disagreement. In the event that WEC notifies Purchaser prior to 5:00 p.m., New York City time on the tenth (10th) day following the date of receipt of the Notice of Disagreement of its objection to the Notice of Disagreement, then the Statement as revised in accordance with the resolutions that result from clause (I) or (II) below and the following paragraph shall become final and binding upon the earlier of (I) the date WEC and Purchaser resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (II) the date any disputed matters are finally resolved in writing by the Accounting Firm in accordance with the following paragraph.

                  During the 60-day period following the delivery of a Notice of Disagreement that complies with the preceding paragraph, WEC and Purchaser shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement. During such period WEC and its independent auditors shall have reasonable on-site access during normal business hours to the personnel, properties, books, records, schedules, analyses and working papers of the Business and shall be permitted to review and make copies reasonably required of the working papers of Purchaser or its representatives and its independent auditors (if any) relating to the preparation of the Notice of Disagreement. If, at the end of such 60-day period, WEC and Purchaser have not so resolved such differences, WEC and Purchaser shall submit to the

Accounting Firm for review and resolution any and all matters which remain in dispute and which were properly included in the Notice of Disagreement. WEC and Purchaser shall use reasonable efforts to cause the Accounting Firm to render a decision resolving the matters in dispute within 30 days following the submission of such matters to the Accounting Firm. WEC and Purchaser agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. Except as specified in the following sentence, the cost of any arbitration (including the fees and expenses of the Accounting Firm) pursuant to this Section 2.5 shall be borne by WEC and Purchaser in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted. The fees and expenses of WEC's independent auditors incurred in connection with the issuance of their special purpose report relating to the Statement and review of any Notice of Disagreement shall be borne by WEC, and the fees and expenses of Purchaser's independent auditors incurred in connection with their review of the Statement shall be borne by Purchaser.

                  (b) The Purchase Price shall be increased by the amount by which Closing Net Assets, as adjusted in accordance with Section 2.5(a), exceeds the sum of the Target Amount (as defined below) plus $25,000,000, and the Purchase Price shall be decreased by the amount by which Closing Net Assets (as so adjusted) is less than the sum of the Target Amount plus $25,000,000 (the Purchase Price as so increased or decreased shall hereinafter be referred to as the "Adjusted Purchase Price"). The Target Amount shall be $490,000,000. If the Purchase Price is less than the Adjusted Purchase Price, Purchaser shall, and if the Purchase Price is greater than the Adjusted Purchase Price, WEC shall, within 10 business days after the Statement becomes final and binding upon the parties, make payment to the other party by wire transfer in immediately available funds of the amount of such difference, together with interest thereon at the three-month treasury bill rate (as reported by The Wall Street Journal or, if not reported thereby, by another authoritative source) in effect on the Closing Date plus .25% (the "RATE"), calculated on the basis of the actual number of days elapsed over 365, from the Closing Date to the date of actual payment, compounded annually. Notwithstanding the foregoing provisions of this
Section 2.5, if the Statement delivered by WEC pursuant to Section 2.5(a) and any Notice of Disagreement delivered by Purchaser pursuant to Section 2.5(a) both reflect a calculation of Closing Net Assets that if correct would require a payment by the same party, then within 10 days after delivery of the Notice of Disagreement that party shall make a payment to the other, in the manner and with interest as provided elsewhere in this Section 2.5(b), in an amount equal to the lesser of (i) the amount payable by that party pursuant to the calculation reflected in the Statement and (ii) the amount payable by that party pursuant to the calculation reflected in the Notice of Disagreement. Any amount paid pursuant to the preceding sentence shall be applied against, and correspondingly reduce, the amount otherwise payable under this Section 2.5(b).

                  (c) The term "Net Assets" shall mean all current assets (except that amounts received by Purchaser at the Closing pursuant to Section 2.2(a)(xviii) and (xix) will be excluded) minus all liabilities of the Business other than environmental liabilities. All assets and liabilities included in the Closing Balance Sheet, the Statement of Net Assets Acquired and the Statement shall be in accordance with GAAP and determined in the same way, using the same accounts, accounting methods, accounting practices, assumptions (including discount rates and actuarial assumptions), policies, valuations and estimation methodologies and judgments as used in determining the Target Amount as set forth in Schedule 2.5(c). In calculating the Closing Net Assets, no changes will be made in any account except to reflect specific identifiable events, facts and circumstances (other than any such events relating to or arising as a result of the announcement of the transactions contemplated by this Agreement or events already taken into account in establishing the Target Amount) occurring between June 30, 1997 and the Closing Date.

                  In calculating Closing Net Assets, no changes will be made in any contract estimate at completion except to reflect specific identifiable events, facts and circumstances (other than any such events relating to or arising as a result of the announcement of the transactions contemplated by this Agreement or events already taken into account in establishing the Target Amount) occurring between June 30, 1997 and the Closing Date. The parties agree that the adjustment contemplated by this Section 2.5 is intended to show the change in Net Assets from the Target Amount, and that such change may only be measured if the calculation is done in accordance with the preceding sentence. The scope of the disputes to be resolved by the Accounting Firm is limited to whether such calculations were done in accordance with the foregoing provisions of this Section 2.5 and whether there were mathematical errors in the Statement.

                  (d) Purchaser agrees that following the Closing it shall not take any actions which would affect preparation and audit of the Closing Balance Sheet, the Statement of Net Assets Acquired and the Statement with respect to the accounting books and records of the Business on which the Closing Balance Sheet, the Statement of Net Assets Acquired and the Statement are to be based that are not consistent with past practices. Purchaser shall cause the employees of the Business to cooperate in the preparation of the Statement, including providing customary certifications, including management representation letters, to WEC's independent auditors.

                  (e) During the period of time from and after the Closing Date through the resolution of any adjustment to the Purchase Price contemplated by this Section 2.5, Purchaser shall cause the employees of the Business to afford to WEC and any accountants, counsel or financial advisers retained by WEC in connection with any adjustment to the Purchase Price contemplated by this
Section 2.5 on-site access at all reasonable times to all Business personnel, properties, books, contracts, records, schedules, analyses and working papers.

                                    ARTICLE 3

                                   THE CLOSING

         SECTION 3.1 CLOSING DATE. The Closing shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, at 10:00 a.m. on a date specified by WEC that is not earlier than five (5) and not later than ten (10) days following the satisfaction or waiver of the condition to the Closing set forth in Section 6.1(a), or, if the other conditions to the Closing set forth in Article 6 shall not have been satisfied or waived by such date, as soon as practicable after such conditions shall have been satisfied or waived.

         SECTION 3.2 TRANSACTIONS TO BE EFFECTED AT THE CLOSING. At the Closing:

                  (A) DELIVERIES BY SELLERS. WEC shall deliver (and cause any Selling Subsidiaries to deliver) to Purchaser such appropriately executed deeds, bills of sale, assignments, declarations, memoranda of assignment, certificates, affidavits and other instruments of transfer providing for the sale, assignment, transfer, conveyance and delivery of the Acquired Assets and the consummation of the transactions contemplated by this Agreement, in form and substance reasonably satisfactory to Purchaser and its counsel (it being understood that any such instrument shall not provide for any representations or warranties or any Liabilities that are not otherwise expressly provided for in this Agreement), together with resignations as director of each director of each Sold Subsidiary if requested by Purchaser.

                  (B) DELIVERIES BY PURCHASER. Purchaser shall deliver to WEC (or, at WEC's direction, one or more Selling Subsidiaries) (i) by wire transfer at the Closing to an account designated in writing (at least three Business Days prior to the Closing by WEC) of immediately available funds in an amount equal to the Purchase Price and (ii) such appropriately executed assumption agreements and other instruments of assumption providing for the assumption of, and indemnification against, the Assumed

Liabilities in form and substance reasonably satisfactory to WEC and its counsel (it being understood that any such instrument shall not provide for any representations or warranties or any Liabilities that are not otherwise expressly provided for in this Agreement).

                  (C) NOMINEE SHARES. At the Closing, or as promptly thereafter as possible, with respect to any Sold Subsidiaries as to which directors or other nominees of WEC or any of its Subsidiaries (other than one of the Sold Subsidiaries) own shares of capital stock for the purpose of satisfying requirements of Law (such shares, "Nominee Shares") , WEC shall cause the applicable Selling Subsidiary to take all necessary or appropriate steps to effect the transfer of the Nominee Shares to new directors or other nominees designated by Purchaser as, when and to the extent permitted by Law.


                                    ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

         SECTION 4.1 REPRESENTATIONS AND WARRANTIES OF WEC. WEC hereby represents and warrants to Purchaser as follows:

                  (A) ORGANIZATION, STANDING AND POWER. WEC is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has the requisite corporate power and authority to own the Acquired Assets owned by it and to carry on the Business as now being conducted. Each Sold Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite corporate power and authority to own its assets and to carry on its business as now being conducted.

                  (B) AUTHORITY. WEC has the requisite corporate power and authority to execute, deliver and perform this Agreement. Sellers have the requisite corporate power and authority to execute, deliver and perform the agreements to be entered into by them at the Closing pursuant hereto (the "SELLER ANCILLARY DOCUMENTS") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of WEC, and, in the case of the Seller Ancillary Documents, will be authorized by all necessary corporate action on the part of the Selling Subsidiaries prior to the Closing, and do not and will not require the approval of the stockholders of WEC. This Agreement has been duly executed and delivered by WEC and constitutes, and each Seller Ancillary Document to be entered into by any of Sellers will be duly executed and delivered at the

Closing and when so executed and delivered will constitute, its legal, valid and binding obligation enforceable against it in accordance with its terms. The execution and delivery of this Agreement by WEC do not, and the execution and delivery by Sellers of the Seller Ancillary Documents, the consummation by Sellers of the transactions contemplated hereby and thereby and the compliance by Sellers with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation (except, to the extent provided in any such program or plan, any acceleration of vesting under the Westinghouse Savings Program or under any Pension Plan or long-term incentive plan) or to loss of a material benefit under, or result in the creation of any Lien upon any of the Acquired Assets under, any provision of (i) the Business Corporation Law of the Commonwealth of Pennsylvania, (ii) the certificate of incorporation or by-laws (or comparable organizational documents) of any of Sellers or the Sold Subsidiaries, (iii) except as disclosed on Schedule 4.1(b), any Intellectual Property, Technology or Contract or (iv) subject to the filings and other matters referred to in the following sentence, any Law applicable to Sellers, the Sold Subsidiaries, the Acquired Assets or the Subsidiary Assets, other than, in the case of clauses (iii) and (iv) above, any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not (A) reasonably be expected to materially reduce the benefits to Purchaser of the transactions contemplated by this Agreement or (B) materially impair the ability of WEC to perform its obligations under this Agreement. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to Sellers, the Sold Subsidiaries, the Acquired Assets or the Subsidiary Assets in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except as disclosed on Schedule 4.1(b) and for (i) compliance with and filings under the HSR Act, (ii) voluntary notification under the Exon-Florio Amendment, (iii) filings and approvals under foreign laws, including, without limitation, Canada and Germany, (iv) compliance with and filings under the Exchange Act, (v) consents or novations which may be required for the assignment of any Intellectual Property, Technology or Contract as contemplated in Section 5.4,
(vi) compliance with, and notices and filings under, environmental permits, statutes and regulations, (vii) those that may be required solely by reason of Purchaser's (as opposed to any other Person's) participation in the transactions contemplated hereby and (viii) those the failure of which to obtain or make, individually or in the aggregate, would not (A) reasonably be expected to materially reduce the benefits to Purchaser of the transactions contemplated by this Agreement or (B) materially impair the ability of WEC to perform its obligations under this Agreement.

                  (C) FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES. (i) WEC has previously delivered to Purchaser (A) the audited combined balance sheet and related statements of income and cash flows of "Welco" as of and for the fiscal year ended December 31, 1996, together with the notes to such financial statements; (B) the condensed unaudited balance sheet (the "Balance Sheet") and related statement of loss of the Business as of and for the six months ended June 30, 1997, together with notes to such financial statements and (C) the audited balance sheet and related statement of income as of and for the fiscal year ended December 31, 1996 of the Business and included in the combining balance sheet and combining statement of income which comprise "Welco" at such date (the financial statements described in clauses (A), (B) and (C) are collectively, the "FINANCIAL STATEMENTS"). Copies of the Financial Statements are attached hereto as Schedule 4.1(c)(i). The Financial Statements have been prepared from the books and records of WEC and its Subsidiaries relating to "Welco" and the Business and, except as described in the notes thereto or independent auditors' report thereon, or otherwise indicated in the Financial Statements, have been prepared in accordance with GAAP consistently applied and present fairly, in all material respects, the financial position, results of operations and cash flows of "Welco" and the Business as at the applicable dates and for the periods indicated, subject, in the case of the interim financial statements, to normal year-end adjustments (the principal elements of such annual year-end adjustments include revised pension and OPEB market valuations of assets and obligations and actuarial studies and deferred income tax true-ups).

                           (ii) Except (A) as disclosed, recorded or reserved
against in the Balance Sheet and the notes thereto, (B) for items set forth in
Schedule 4.1(c)(ii), (C) for Liabilities incurred in the Ordinary Course of Business since the date of the Balance Sheet, (D) for Liabilities required to be incurred pursuant to this Agreement and the transactions contemplated hereby and
(E) for Income Taxes, there is no material liability related to the Business and none of the Sold Subsidiaries has any material liabilities, in each case of a nature required to be reflected on a balance sheet prepared in accordance with GAAP.

                           (iii) All Accounts Receivable reflected on the
Balance Sheet and all Accounts Receivable that have arisen since the date of the Balance Sheet, (A) have arisen from bona fide sales transactions in the Ordinary Course of Business, and (B) represent valid and binding obligations due to the Sellers or Sold Subsidiaries, and are enforceable in accordance with their terms (subject to the Bankruptcy Exception). Schedule 4.1(c)(iii) lists any obligor which together with all of its Affiliates owed, as of June 30, 1997, amounts billed and uncollected by Sellers and the Sold Subsidiaries in an aggregate amount of $5,000,000 or more. All the Inventory consists of a quality and quantity usable and salable in the Ordinary Course of Business consistent with past practice, subject to normal and customary allowances in the industry for damage and outdated items.

                           (iv) The order backlog information of the Business at
the date of the Balance Sheet set forth on Schedule 4.1(c)(iv) is true and correct in all material respects. The orders comprising the backlog of the Business reflect bona fide transactions entered into in the Ordinary Course of Business.

                  (D) COMPLIANCE WITH APPLICABLE LAWS. Except as set forth on
Schedule 4.1(d), Sellers and the Sold Subsidiaries are in compliance and have complied, in each case in all material respects, with all Laws which relate to the Business and the Acquired Assets. Except as set forth in Schedule 4.1(d), since January 1, 1996, neither Sellers nor the Sold Subsidiaries have (i) received any written notice alleging any non-compliance in any material respect with any such Laws or (ii) received any written notice of any criminal or material administrative or civil investigation or audit by any Governmental Authority relating to the Business. This Section 4.1(d) does not relate to labor and employment matters (to which Section 4.1(q) is applicable), employee benefits matters (to which Section 4.1(m) is applicable), Environmental Laws (to which Section 4.1(n) is applicable) or Tax matters (to which Section 4.1(o) is applicable).

                  (E) LITIGATION; DECREES. Schedule 4.1(e) sets forth a list as of the date of this Agreement of all pending lawsuits, actions and proceedings that, if pending on the Closing Date, would be included in Assumed Liabilities. Except as set forth in Schedule 4.1(e), and without regard to actions or claims brought as a result of implementing the Announcement (defined in Section 5.5(d)(v), there is no lawsuit, action or proceeding pending, or, to WEC's knowledge, threatened, against any of Sellers or the Sold Subsidiaries relating to the Business which if adversely determined would reasonably be expected to materially reduce the benefits to Purchaser of the transactions contemplated by this Agreement. None of Sellers or any Sold Subsidiary is in default in any material respect under any judgment, order, injunction or decree of any Governmental Authority or arbitrator entered against any of Sellers or the Sold Subsidiaries and relating to the Business.

                  (F) TITLE TO ACQUIRED ASSETS. Sellers have, and will transfer to Purchaser at the Closing, good and valid title to the Acquired Assets, and the Sold Subsidiaries have, and will continue at the Closing to have, good and valid title to the Subsidiary Assets, in each case free and clear of all Liens, except Permitted Liens. This Section 4.1(f) does not relate to Intellectual Property or Technology (to which Section 4.1(h) is applicable) or the Owned Real Property (to which Section 4.1(g) is applicable).

                  (G) REAL PROPERTY.

                           (i) OWNED REAL PROPERTY. Schedule 1.1(e) is in all
material respects a true, complete and correct list, as of the date hereof, of the street addresses and square footage of improvements on each Owned Real Property. The Owned Real Property constitutes all real property or interests in real property owned in fee by Sellers or the Sold Subsidiaries (other than any Excluded Assets) and primarily used in the operation of the Business as presently conducted. None of the Owned Real Property is Surplus Property. Each Seller and Sold Subsidiary has, and will continue at the Closing to have, good and insurable fee title to all Owned Real Property owned by it free and clear of all Liens and other encumbrances or limitations on title other than (A) Permitted Liens, (B) easements, covenants, rights-of-way and other restrictions of record, (C) any conditions that a current, accurate survey or physical inspection of any Owned Real Property may show, (D) zoning, building and other similar restrictions, (E) unrecorded easements or rights-of-way and (F) Liens that have been placed by any developer, landlord or other Person (other than Sellers or the Sold Subsidiaries) on Property (other than Owned Real Property) over which any of Sellers or the Sold Subsidiaries has easement rights, none of which items set forth in clauses (B), (C), (D), (E) or (F) above, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect and, with respect to any Significant Owned Real Property (which for purposes of this representation and warranty shall also include any Leased Real Property that (x) is the subject of a sale/leaseback or similar arrangement in which any Seller or Sold Subsidiary is the primary occupant of the property demised thereunder and (y) would constitute, were it an Owned Real Property, a Significant Owned Real Property), none of which items set forth in clauses (B),
(C), (D), (E) or (F) would materially impair the continued use and operation thereof for the same uses and operations as those conducted at the present time or grant to any party any option or right to acquire or lease a material portion thereof. Except as set forth in Section 5.8, no brokerage or finders commissions shall be payable by Purchaser in connection with the conveyance of the Owned Real Property to Purchaser. No material portion of any of the Owned Real Property is leased by Sellers or the Sold Subsidiaries to any Person.

                           (ii) LEASED REAL PROPERTY. Schedule 1.1(c) is in all
material respects a true, complete and correct list of all Leased Real Property. WEC shall provide Purchaser a list of all Lessee Leases not later than 20 Business Days following the date of this Agreement. The Leased Real Property constitutes all real property leased by any Seller or Sold Subsidiary as Lessee (other than the Excluded Asset) and primarily used in the operation of the Business as presently conducted. None of the Leased Real Property is Surplus Property. With respect to each

Lessee Lease for premises larger than 25,000 square feet of rentable space (each a "MATERIAL LESSEE LEASE"): (A) each such lease is valid and subsisting and in full force and effect as against the Seller or the Sold Subsidiary therein designated and, to the best of Sellers' knowledge, as against the landlord, and has not been amended, modified or supplemented except as set forth in Schedule 1.1(c) or in a manner which would not reasonably be expected to materially reduce the benefits to Purchaser of the transactions contemplated by this Agreement; (B) no notice of a material default has been sent or received by any Seller or Sold Subsidiary under any Material Lessee Lease which remains uncured and, to the best of Sellers' knowledge, no event has occurred and is continuing which, with notice or lapse of time or both, would constitute a material default by any Seller or Sold Subsidiary under any Material Lessee Lease; and (C) the tenant is in occupancy of the space demised thereunder.

                           (iii) SIGNIFICANT OWNED REAL PROPERTY. With respect
to each Significant Owned Real Property (which for purposes of this representation and warranty shall also include any Leased Real Property that is the subject of a sale/leaseback or similar arrangement in which any Seller or Sold Subsidiary is the primary occupant of the property demised thereunder):

                           (A) WEC has no knowledge that any condemnation or
eminent domain proceedings are pending with respect to any Significant Owned Real Property; (B) each Significant Owned Real Property is an independent unit that does not rely in any material respect on any facilities located on any property not included in such Significant Owned Real Property to fulfill any municipal or governmental requirement or for the furnishing to such Significant Owned Real Property or any essential building systems or utilities, other than facilities provided to the Significant Owned Real Property pursuant to one or more valid easements; and (C) each Significant Owned Real Property has access to a dedicated, public street, either by reason of such Significant Owned Real Property abutting a dedicated,public street or by way of good and insurable appurtenant easement(s), and such access is adequate for the present use and operation thereof. No real estate tax certiorari proceedings are currently pending with respect to any Significant Owned Real Property.

                           (iv) SUBLEASES AFFECTING LEASED REAL PROPERTY.
Schedule 4.1(g)(iv) sets forth in all material respects a true, complete and correct list of all oral or written subleases (including all amendments and supplements thereto) demising space leased under a Lessee Lease (each a "Lessee Lease Sublease"). with respect to each Lessee Lease Sublease for premises larger than 15,000 square feet of rentable space (each a "Material Sublease"): (A) each such sublease is valid and subsisting and in full force and effect as against the Seller or the Sold Subsidiary therein designated and, to the best of Sellers' knowledge, as against the subtenant, and has not been amended, modified or supplemented expect as set forth in Schedule 4.1(g)(iv); and (B) no notice of a material default has been sent or received by any Seller or Sold Subsidiary under any Material Sublease which remains uncured and, to the best of Seller's knowledge, no event has occurred and is continuing which, with notice or lapse of time or both, would constitute a material default by any Seller or Sold Subsidiary under any Material Sublease.

                  (H) INTELLECTUAL PROPERTY AND TECHNOLOGY. Schedule 4.1(h)(i) sets forth a list, as of the date of this Agreement, of all material patents, patent applications, registered trademarks, trademark applications, registered servicemarks, servicemark applications, registered copyrights and copyright applications owned by the Sellers that relate primarily to the Business or owned by a Sold Subsidiary (except as otherwise provided by Section 5.16) and included in the Acquired Assets and the Subsidiary Assets and, to the extent indicated on such Schedule, such Intellectual Property has been duly registered in, filed in or issued by the United States Copyright Office or the United States Patent and Trademark Office, the appropriate offices in the various states of the United States and all appropriate offices of all other jurisdictions. Except as set forth on Schedule 4.1(h)(ii), a Seller or a Sold Subsidiary is the sole and exclusive owner of all material Intellectual Property (other than licenses) and material Technology, free and clear of all Encumbrances or Liens (other than Permitted Liens). Except as set forth on Schedule 4.1(h)(iii), since January 1, 1994, no Seller or Sold Subsidiary has received any written notice from any other Person challenging the right of Sellers or the Sold Subsidiaries to use any of the material Intellectual Property or material Technology or any rights thereunder. Sellers have taken measures, consistent with Sellers' corporate practice, to protect the secrecy, confidentiality and value of the Technology and to avoid infringement and misappropriation of the Intellectual Property. To Seller's knowledge and except as set forth on Schedules 4.1(h) (iii); (iv); (v) and (vi), the Intellectual Property and the Technology included in the Acquired Assets together with Purchaser's rights under the Shared Technology Agreement are all the intellectual property rights and rights in technology required for Purchaser to run the Business after Closing in the manner in which it presently is operated. Except as set forth on Schedule 4.1(h)(iv), since January 1, 1994, no Seller or Sold Subsidiary has made any claim in writing of a violation, infringement, misuse or misappropriation by others of their rights to or in connection with any material Intellectual Property or material Technology, which claim is still pending. Except as set forth on Schedule 4.1(h)(v), to WEC's knowledge, as of the date of this Agreement, there is no pending or threatened claim by any third Person of a material violation, infringement, misuse or misappropriation by any Seller or Sold Subsidiary of any material Intellectual Property or Technology owned by any third Person, or of the invalidity of any patent which is part of

Intellectual Property, reasonably likely to be adversely determined, and which if adversely determined would reasonably be expected to result (individually or in the aggregate) in a material reduction in the benefits to Purchaser of the transactions contemplated by this Agreement. Except as set forth on Schedule 4.1(h)(vi), there are no interferences or other contested proceedings, either pending or, to the knowledge of WEC, threatened, in the United States Copyright Office, the United States Patent and Trademark Office or any Governmental Authority relating to any pending application with respect to any Intellectual Property.

                  (I) INSURANCE. Schedule 4.1(i) sets forth a list and brief description (specifying the insurer, the policy number or covering note number with respect to binders and the amount of any deductible, and the aggregate limit, if any, of the insurer's liability thereunder) of all policies or binders of fire, liability, errors and omissions, workers' compensation, vehicular, unemployment and other insurance held by or on behalf of Sellers with respect to the Acquired Assets and the Business. Such policies and binders are valid and enforceable in accordance with their terms in all material respects (subject to the Bankruptcy Exception), and, as of the date hereof, are in full force and effect. None of the Sellers is in default with respect to any material provision contained in any such policy or binder or has failed to give any material notice or present any material claim under any such policy or binder. As of the date hereof, none of Sellers has received any notice of cancellation or non-renewal of any such policy or binder.

                  (J) CONTRACTS. Except for the Contracts listed on Schedule 4.1(j), none of Sellers or the Sold Subsidiaries is a party to or bound by any Contract (each, a "Material Contract") relating to the Business that is:

                           (i) a Contract for the employment of any Person with an annual base salary in excess of $100,000;

                           (ii) any collective bargaining agreement relating to Business Employees and any other Contract with any labor union (each, a "Labor Contract");

                           (iii) other than Contracts in the Ordinary Course of Business for the purchase or sale of products or services from or to the Business, a Contract with (A) WEC or any of its Subsidiaries, other than a Sold Subsidiary or (B) with any current or former director or officer of WEC or any of its Subsidiaries, or any Affiliate of any such Person, that will not be terminated at or prior to the Closing;

                           (iv) other than letters of credit, bonds and similar instruments obtained in the Ordinary Course of Business, and intercompany Indebtedness that will not constitute Assumed Liabilities, an indenture, note, loan or credit agreement or other Contract relating to (A) the borrowing of money in an amount in excess of $1,000,000 by any of Sellers or the Sold Subsidiaries or (B) the direct or indirect guarantee or assumption by any of Sellers or the Sold Subsidiaries of the obligations of any other Person (other than one of Sellers or the Sold Subsidiaries) for borrowed money in an amount in excess of $1,000,000;

                           (v) a covenant not to compete (other than those contained in project-related teaming, consortium or similar agreements with respect to the project that is the subject of such agreement, customary covenants contained in distributor agreements and those covenants of which the Business is the beneficiary in employee-related agreements)

                           (vi) a lease or similar agreement under which (A) any of Sellers or a Sold Subsidiary is a lessee of, or holds or operates, any real property owned by any third Person for an annual rent in excess of $100,000 or (B) any of Sellers or a Sold Subsidiary is a lessor of, or makes available for use by any third Person, any real property owned or held as lessee by Sellers or a Sold Subsidiary for an annual rent in excess of $250,000;

                           (vii) a lease or similar agreement under which (A) any of Sellers or a Sold Subsidiary is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any third Person for an annual rent in excess of $50,000 or (B) any of Sellers or a Sold Subsidiary is a lessor of, or makes available for use by any third Person, any tangible personal property owned (including ownership for Tax purposes) by Sellers or a Sold Subsidiary having a fair market value in excess of $50,000;

                           (viii) a Contract (including purchase orders), involving the obligation of Sellers or a Sold Subsidiary to purchase products or services for payment by Sellers or a Sold Subsidiary of more than $1,000,000 (unless terminable by one of Sellers or a Sold Subsidiary without payment or penalty of not more than $250,000 upon no more than 60 days' notice);

                           (ix) a Contract providing for the formation of a joint venture, long-term alliance or partnership;

                           (x) a Contract for the sale of any of their assets or properties (other than sales orders) or for the grant to any Person of any preferential rights to purchase any of its assets or properties, in each case in an amount exceeding $250,000;

                           (xi) any take-or-pay or requirements Contract or any other Contract requiring any Seller or Sold Subsidiary to pay regardless of whether products or services are received;

                           (xii) a Contract relating to the acquisition by any Seller or Sold Subsidiary of any operating business or the capital stock of any other Person;

                           (xiii) a Contract made outside the Ordinary Course of Business relating to any Seller or Sold Subsidiary and involving an amount in excess of $1,000,000;

                           (xiv) a material license or development agreement;

                           (xv) a Contract (not included in the backlog described in Section 4.1(c)(iv)) with a customer for the granting of material discounts or other material concessions (other than volume discounts).

                  The term "Material Contracts" also includes the twenty (20) largest (measured by unfilled order balance as of June 30, 1997) Contracts (including sales orders) involving the obligation of Sellers or a Sold Subsidiary to deliver products or services. Such Contracts are listed on
Schedule 4.1(j)(xvi). All of the Material Contracts are (or in the case of the Material Contracts referred to in Schedule 4.1(j)(xvi), were as of June 30,
1997) valid, subsisting, in full force and effect and binding upon the Sellers or Sold Subsidiaries that are named as parties thereto and, to the best knowledge of WEC, the other parties thereto in accordance with their terms, subject to the qualifications that enforcement of the rights and remedies created thereby is subject to: (A) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and (B) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) (clauses (A) and (B) being referred to herein collectively as the "BANKRUPTCY EXCEPTION") and each of the respective Sellers or Sold Subsidiaries has satisfied in full or provided for all of its liabilities and obligations thereunder requiring performance prior to the date hereof in all material respects, is not in default in any material respect under any of them, nor does any condition exist that with notice or lapse of time or both would constitute such a material default. To the best knowledge of WEC, no other party to any such Material Contract is in default in any material respect thereunder, nor does any condition exist that with notice or lapse of time or both would constitute such a material default. This paragraph does not relate to real estate matters (to which Section 4.1(g) is applicable).

                  (K) SUFFICIENCY OF ACQUIRED ASSETS. The Acquired Assets comprise all the assets owned by Sellers that, together with the Subsidiary Assets, and the rights of Purchaser under the Purchaser Ancillary Documents are (i) necessary for or (ii) presently used to a material extent in the conduct of the Business in all material respects as presently conducted.

                  (L) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the Schedules hereto or as contemplated by this Agreement, from the date of the Balance Sheet Sellers have conducted the Business in all material respects only in the Ordinary Course of Business. Except as set forth in Schedule 4.1(1), and except for changes (A) relating to or resulting from seasonal changes or that generally affect to the same extent all participants in the industries in which the Business operates, (B) relating to or resulting from the public announcement of the transactions contemplated by this Agreement, or (C) relating to the identity of the Purchaser or relating to or resulting from actions taken by Purchaser following the date of this Agreement, since the date of the Balance Sheet there has been no event or change that has had, or would reasonably be expected to have, Material Adverse Effect.

                  (M) EMPLOYEE BENEFITS. (i) Schedule 4.1(m)(i) contains a list of each Plan and each material Benefit Arrangement in each case currently maintained or contributed to by Sellers or their Affiliates on behalf of Business Employees who are or were employed in the United States and, to the knowledge of WEC, each material Plan and Benefit Arrangement maintained or contributed to by Sellers or their Affiliates outside the United States on behalf of Business Employees who are employed outside the United States ("FOREIGN PLANS"). Each Plan, Benefit Arrangement and Foreign Plan which is currently maintained or contributed to by Sellers or their Affiliates solely on behalf of the Business (each, a "FREE-STANDING PLAN") is so indicated on
Schedule 4.1(m)(i).

                           (ii) With respect to the Westinghouse Savings
Program, the Free-Standing Plans and any other Plan or Benefit Arrangement for which Purchaser is assuming liability (the "Business Plans") (but only to the extent such liability is being assumed):

                           (A) To the "Knowledge" (as defined below) of Sellers,
except as disclosed in Schedule 4.1(m)(ii)(A), there is no investigation by any Governmental Authority, termination proceeding or other claim, action or arbitration (except claims for benefits payable in the normal operation of the Plans), or suit or proceeding against or involving any Business Plan (for the purpose of this paragraph Business Plan does not include any actions under plans or otherwise to implement the Announcement as defined in Section 5.5(d)(v)) or asserting any right or claim to benefits under any Business Plan or Labor Contract which is reasonably likely to be adversely determined and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

                  (B) Except as disclosed in Schedule 4.1(m)(ii)(B), (x) all contributions to Business Plans maintained in the United States that are intended to be qualified under Section 401(a) of the Code and are Pension Plans (hereinafter "BUSINESS PENSION PLANS"), which were required to be made in accordance with Section 302 of ERISA or Section 412 of the Code, have been timely made, (y) no Business Pension Plan has applied for or received a waiver of the minimum funding standards imposed by Section 412 of the Code, and (z) no Business Pension Plan subject to Section 412 has an "accumulated funding deficiency" within the meaning of Section 412(a) of the Code as of its most recent plan year.

                  (C) Each Business Pension Plan is the subject of a favorable unrevoked determination letter issued by the IRS as to its qualified status under the Code, and, to the Knowledge of WEC, except as disclosed in Schedule 4.1(m)(ii)(C), and to Knowledge of Sellers no circumstances have occurred that would adversely affect the tax qualified status of any such Business Pension Plan and none of the Sellers and any "party in interest" (as defined in Section 3(14) of ERISA) and any "disqualified person" (as defined in Section 4975 of the
Code) with respect to any Business Plan has engaged in a non-exempt "prohibited transaction" within the meaning of Section 4975 of the Code and Section 406 of ERISA.

                  (D) Except as disclosed in Schedule 4.1(m)(ii)(D), to Knowledge of Sellers all contributions required by law or pursuant to the terms of any Business Plan have been timely made, except as would not result in a Material Adverse Effect.

                  (E) Except as disclosed in Schedule 4.1(m)(ii)(E), to Knowledge of Sellers all Business Plans, as adopted or as they may have been amended, comply and have been operated in all material respects in accordance with applicable plan provisions and with currently applicable provisions of the Code and ERISA and other applicable Laws, except as would not result in a Material Adverse Effect.

                  (F) Except as disclosed in Schedule 4.1(m)(ii)(F), with respect to any Business Pension Plan subject to Title IV of ERISA, to the Knowledge of Sellers, no event has occurred, or is reasonably expected to occur as a result of the transactions contemplated by this Agreement, which will result in any material liability to any such plan or to the Pension Benefit Guaranty Corporation, other than for the payment of contributions or premiums, all of which have been paid when due.

                  (G) Except as disclosed in Schedule 4.1(m)(ii)(G), to the Knowledge of Sellers, Sellers comply in all material respects with the applicable requirements of Section 4980B(f) of the Code with respect to each Business Plan that is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code).

                  (H) Except as disclosed in Schedule 4.1(m)(ii)(H), neither the Westinghouse Pension Plan nor any Benefit Plan disclosed in Schedule 4.1(m)(i) which is a welfare plan (as such term is defined in Section 3(1) of ERISA) that provides for post-retirement medical or dental benefits has been amended in any material respect since September 30, 1995, that has increased the benefits provided to individual participants or beneficiaries thereunder.

                  (I) Except as disclosed in Schedule 4.1(m)(ii)(I) or as otherwise in Section 5.5, (x) no Business Plan exists which could result in the payment of money or any other property or rights, or accelerate or provide any other rights or benefits, to any Business Employees that would not have been required but for the transactions provided herein, and (y) no Business Employee is covered by any plan, program, arrangement or understanding that would result, separately or in the aggregate, in the payment (whether in connection with the termination of employment or otherwise) of any "excess parachute payment" within the meaning of Section 280G of the Code as a result of the transactions provided herein.

                  (J) With respect to each Business Plan, true, correct and complete copies of the applicable following documents have been delivered or made available to Purchaser: (x) all current Business Plan documents and related trust documents, and any amendment thereto; (y) Forms 5500, financial statements and actuarial reports for the most recent year (except for the last three years in the case of the Westinghouse Savings Program); (z) the most recently issued IRS determination letter; and (xx) summary plan descriptions.

                  (K) Schedule 4.1(m)(ii)(K) sets forth the funding status of the plans described therein as of the dates set forth on such Schedule.

                  (iii) "Knowledge" for purposes of Section 4.1(m) shall mean the knowledge of the senior management at the "major facilities" (described below) and the human resource employees at the Orlando headquarters. "Major facilities" are (i) Orlando, Florida, (ii) Charlotte, North Carolina, (iii) Hamilton, Ontario, (iv) Melbourne, Australia, and (v) Winston-Salem, North Carolina.

                  (iv) To the Knowledge of Sellers, except as disclosed in
Schedule 4.1(m)(iv), the Westinghouse Pension Plan and the Westinghouse Executive Pension Plan have been maintained and operated in accordance with their terms in all material respects.

                  (v) As of OCTOBER 31, 1997, Sellers and the Sold Subsidiaries employed in the Business approximately 5,460, 1,425 and 930 active business employees in the United States, Canada and all other countries, respectively.

                  (N) ENVIRONMENTAL MATTERS. Except as disclosed on Schedule 4.1(n):

                           (i) Sellers, in respect of the operations of the Business and the Acquired Assets, and the Sold Subsidiaries, are in compliance with all Environmental Laws, except for violations of Environmental Laws that would not, individually or in the aggregate, reasonably be expected to materially reduce the benefits to Purchaser of the transactions contemplated by this Agreement;

                           (ii) Sellers and the Sold Subsidiaries severally hold, and are in compliance with, all Permits required under Environmental Laws for Sellers and the Sold Subsidiaries to conduct the Business, except for the absence of, or noncompliance with, such Permits that would not, individually or in the aggregate, reasonably be expected to materially reduce the benefits to Purchaser of the transactions contemplated by this Agreement;

                           (iii) No Seller or Sold Subsidiary has entered into or agreed to any court order or decree or other administrative order or decree or is subject to any judgment, order or decree relating to compliance with any Environmental Law or to investigation or cleanup of Hazardous Substances under any Environmental Law that, individually or in the aggregate, would reasonably be expected to materially reduce the benefits to Purchaser of the transactions contemplated by this Agreement;

                           (iv) Neither Sellers, in respect of the operations of the Business and the Acquired Assets, nor any of the Sold Subsidiaries have (A) Released, transported or disposed of any Hazardous Substance or any petroleum or petroleum product on, to, under or at any of the Premises, other than in a manner that would not, in all such cases taken individually or in the aggregate, reasonably be expected to materially reduce the benefits to Purchaser of the transactions contemplated by this Agreement; or (B) received any written notice prior to the date of this Agreement, (x) of the institution or pendency or any lawsuit, action, proceeding or investigation by any Person arising under any Environmental Law at any of the Premises which is reasonably likely to be adversely determined and which if adversely determined would reasonably be expected to materially reduce the benefits to Purchaser of the transactions contemplated by this Agreement; or (y) requiring the removal of Hazardous Substance from any of the Premises, that would reasonably be expected to materially reduce the benefits to Purchaser of the transactions contemplated by this Agreement;

                           (v) Purchaser has been provided with an opportunity to review true, correct and complete copies of all material environmental investigations, studies, audits, tests, reports, reviews or other analyses conducted by or on behalf of, or that are in the possession of, any Seller or Sold Subsidiary in relation to any site or facility now or, in the case of any Sold Subsidiary, previously owned, operated or leased by any of them; and

                           (vi) None of Sellers or any Sold Subsidiary, in respect of the operations of the Business or the Acquired Assets, has agreed with any Governmental Authority pursuant to any Environmental Law to the imposition of any lien or limitation on the future use of any property that is an Acquired Asset.

                  (O) TAXES. Except as set forth on Schedule 4.1(o):

                           (i) Each of the Sellers and the Sold Subsidiaries has timely filed or has had filed on its behalf, after giving effect to any applicable extensions, all material Tax Returns required to be filed by applicable Law and all such Tax Returns are true, correct and complete in all material respects. Each of the Sellers and the Sold Subsidiaries has timely paid or has had paid on its behalf, after giving effect to any applicable extensions, all Taxes shown due on the Tax Returns referred to in the preceding sentence.

                           (ii) No taxing authority has asserted in writing any material Tax deficiency that has not been paid or reserved for in accordance with GAAP with respect to the Acquired Assets, the Subsidiary Assets or the income or operations of the Business.

                           (iii) None of the Sellers and none of the Sold Subsidiaries has requested any extension of time within which to file any non-Income Tax Return with respect to the Acquired Assets or the income or operation of the Business, which Tax Return has not since been filed.

                           (iv) No Seller or Sold Subsidiary has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any non-Income Taxes or non-Income Tax Returns with respect to the Acquired Assets or the income or operation of the Business.

                           (v) No material audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of any Seller (with respect to the Acquired Assets and the income or operation of the Business) or Sold Subsidiary. There is no pending claim in writing by any authority of a jurisdiction where any of the Sellers with respect to the Acquired Assets and the income or operation of the Business or the Sold Subsidiaries has filed Tax Returns that such Seller or Sold Subsidiary is or may have been subject to taxation by that jurisdiction.

                           (vi) No power of attorney currently in force has been granted by any Seller (with respect to the Acquired Assets or the income or operation of the Business) or Sold Subsidiary that would be binding on Purchaser with respect to taxable periods commencing on or after the Closing Date.

                           (vii) No Seller (with respect to the Acquired Assets and the income or Operation of the Business) or Sold Subsidiary has received a tax ruling or entered into a closing agreement with any taxing authority that would have a continuing material adverse effect upon a Sold Subsidiary, the Acquired Assets or the Business, after the Closing Date.

                          (viii) Each of the Sellers (with respect to the Acquired Assets and the income and operation of the Business) and Sold Subsidiaries has complied in all material respects with the provisions of the Code relating to the payment and withholding of Taxes, including, without limitation, the withholding and reporting requirements under Code Sections 1441 through 1464, 3401 through 3606, and 6041 and 6049, as well as similar provisions under any other Laws, and have, within the time and in the manner prescribed by Law, withheld and paid over to the proper governmental authorities all material amounts required in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                           (ix) None of the Acquired Assets or the Subsidiary Assets is property that any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of Code Section 168 (f)(8) (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Code Section 168(h).

                           (x) No Sold Subsidiary is required to include in income any adjustment pursuant to Code Section 481 (a) by reason of a voluntary change in accounting method initiated by such Sold Subsidiary, and to the best of the knowledge of Sellers and the Sold Subsidiaries, the IRS has not proposed any such adjustment or change in accounting method.

                  (P) SOLD SUBSIDIARIES. The authorized and outstanding capital stock of each Sold Subsidiary is as set forth on Schedule 1.1(h), and, except as set forth on such Schedule (and except for Nominee Shares), all of such issued and outstanding shares of capital stock are owned, directly or indirectly, beneficially and of record by one of the Sellers as set forth on
Schedule 1.1(h), free and clear of all Liens, except as set forth on Schedule 1.1(h). For purposes of this Section 4.1(p), "beneficial ownership" of any shares of capital stock shall mean having or sharing the power to direct or control the voting or disposition of such shares of capital stock. Except (i) for any Nominee Shares and (ii) as set forth in Schedule 1.1(h), there are no shares of capital stock of or other equity interests in any Sold Subsidiary outstanding. Except as set forth in Schedule 1.1(h), none of the shares of capital stock of or other equity interests in any Sold Subsidiary has been issued in violation of, or are subject to, any purchase option, call, right of first refusal or preemptive, subscription or similar rights under any provision of applicable law, the certificate of incorporation or by-laws (or comparable organizational documents) of any Sold Subsidiary or any Contracts. There are no outstanding warrants, options, rights, "phantom" stock rights, convertible or exchangeable securities or other agreements to or instruments (other than this Agreement) pursuant to which any Seller or any Sold Subsidiary is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock of or other equity interests in any Sold Subsidiary.

                  (Q) LABOR MATTERS. Except as set forth in Schedule 4.1(q), (i) there is not, and since January 1, 1995, there has not been, any labor strike, work stoppage or lockout pending against any Seller in relation to the Business or against any Sold Subsidiary, (ii) there is no material unfair labor practice charge or complaint against any Seller relating to the Business or any Sold Subsidiary pending or, to the knowledge of WEC, threatened before the National Labor Relations Board or any similar body in any material foreign jurisdiction and (iii) there are no material pending or, to the knowledge of WEC, threatened union grievances against any Seller in relation to the Business or against any Sold Subsidiary. Except as disclosed on Schedule 4.1(q), each of the Sellers and the Sold Subsidiaries has complied in all material respects with its obligations related to, and is not in breach in any material respect of or in default in any material respect under, any Labor Contracts. Except as set forth in Schedule 4.1(q), to the knowledge of WEC, there are no attempts presently being made to organize any employees employed by any of the Sellers or any Sold Subsidiary.

                  (R) TANGIBLE PROPERTY. All tangible personal property (other than Inventory), including, without limitation, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, any related capitalized items and other similar tangible property, in each case owned or leased by any of the Sellers and material to its business (collectively, the "Tangible Property") is in good operating condition, subject to continued repair and replacement in accordance with past practice. During the three years prior to the date hereof there has not been any material interruption of the operations of any of the Sellers due to inadequate maintenance of the Tangible Property.

         SECTION 4.2 REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser hereby represents and warrants to Seller as follows:

                  (A) ORGANIZATION. STANDING AND POWER. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted.

                  (B) AUTHORITY. Purchaser has the requisite corporate power and authority to execute this Agreement and the agreements to be entered into by it at the Closing pursuant hereto (the "PURCHASER ANCILLARY DOCUMENTS") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Purchaser Ancillary Documents and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser, the Closing, and will not require the approval of the stockholders of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes, and each Purchaser Ancillary Document will be duly executed and delivered by Purchaser at or prior to the Closing and when so executed and delivered will constitute, a legal, valid and binding obligation of Purchaser enforceable against it in accordance with its terms. The execution and delivery of this Agreement by Purchaser do not, and the execution and delivery by Purchaser of the Purchaser Ancillary Documents, the consummation by Purchaser of the transactions contemplated hereby and thereby and the compliance by Purchaser with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of Purchaser's assets under, any provision of (i) the State of Delaware, (ii) the certificate of incorporation or by-laws (or comparable organizational documents) of Purchaser or (iii) subject to the filings and other matters referred to in the following sentence, any law, judgment, order, decree, statute, ordinance, rule or regulation applicable to Purchaser, other than, in the case of clause (iii) above, any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not materially impair the ability of Purchaser to perform its obligations under this Agreement. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) compliance with and filings under the HSR Act, (ii) voluntary notification under the Exon-Florio Amendment,
(iii) compliance with and filings under the Exchange Act, (iii) filings and approvals under foreign laws, including, without limitation, Canada and Germany,
(iv) consents or novations which may be required for the assignment of any Intellectual Property, Technology or Contract as contemplated in Section 5.4,
(v) compliance with, and notices and filings under, environmental permits, statutes and regulations, and (vi) those the failure of which to obtain or make, individually or in the aggregate, would not materially impair the ability of Purchaser to perform its obligations under this Agreement.

                  (C) FINANCING. Purchaser has available cash or has existing borrowing facilities or firm commitments which, together with its available cash, are sufficient to enable it to consummate the transactions contemplated hereby. True and complete copies of any such facilities and commitments have been provided to WEC prior to the date of this Agreement. The Guarantors' financial statements provided to WEC fairly present, in all material respects, the financial position, results of operations and cash flows of each Guarantor as at the applicable dates and for the periods covered thereby.

                                    ARTICLE 5

                                    COVENANTS

         SECTION 5.1 COVENANTS OF WEC RELATING TO CONDUCT OF BUSINESS.

                  (A) ORDINARY COURSE. During the period from the date of this Agreement and continuing until the Closing, except as expressly provided in this Agreement, including the Schedules hereto, or to the extent that Purchaser shall otherwise consent, WEC shall, and shall cause the other Sellers and the Sold Subsidiaries to carry on the Business in the Ordinary Course of Business and use all reasonable efforts consistent with past practices to keep available the services of the Business's present officers and employees and preserve the Business's relationships with customers, suppliers and others having business dealings with the Business. In addition, except as contemplated by Schedule 5.1 or as otherwise provided by this Agreement, WEC shall not, and shall not permit any other Seller or Sold Subsidiary to, do any of the following with respect to the Business without the consent of Purchaser (which consent shall not be, in the case of clause (xi) below, unreasonably withheld or delayed):

                           (i) amend the certificates of incorporation or by-laws (or comparable organizational documents) of any Sold Subsidiary;

                           (ii) adopt or amend any Benefit Plan or Labor Contract so as to materially increase the costs thereunder, except as required by Law or pursuant to the terms of any existing Labor Contract or other existing Contract;

                           (iii) grant to any executive officer of any Sold Subsidiary any increase in compensation, benefits or loans or severance benefits, except in the Ordinary Course of Business or as may be required under existing contracts or agreements and except for any increases or loans the liability for which a Seller shall be solely obligated;

                           (iv) incur or assume any liabilities, obligations, or indebtedness for borrowed money which would constitute an Assumed Liability or guarantee any such liabilities, obligations or indebtedness, in each case other than in the Ordinary Course of Business;

                           (v) acquire by merging or consolidating with, or by purchasing a material portion of the assets of, or by any other manner, any business or any corporation, partnership, joint stock company, limited liability company, association or other business organization or division thereof;

                           (vi) acquire any assets which are material, individually or in the aggregate, to the Business, taken as a whole, except in the Ordinary Course of Business;

                           (vii) sell, lease or mortgage, pledge or otherwise dispose of, or grant preferential rights to, any of its assets which are material, individually or in the aggregate, to the Business taken as a whole, except for the sale of Inventory in the Ordinary Course of Business and except for the sale or factoring of Accounts Receivable;

                           (viii) enter into any lease of real property for an annual rent in excess of $150,000 except, following good faith consultation with Purchaser, any renewals of existing leases in the Ordinary Course of Business;

                           (ix) enter into any joint venture, partnership or other similar arrangement;

                           (x) enter into, amend or terminate any employment agreement;

                           (xi) knowingly waive any right of material value to the Business or settle or compromise any claim in excess of $5,000,000;

                           (xii) make any wage or salary increase or other compensation payable or to become payable or bonus, or increase in any other direct or indirect compensation, for or to any of its officers, employees, consultants, agents or other representatives employed in the Business, or any accrual for or commitment or agreement to make or pay the same, in each case other than in the Ordinary Course of Business or as may be required under existing contracts;

                           (xiii) except as described in Schedule 4.1(j)(iii) or as otherwise contemplated by this Agreement, enter into any transactions with any of its Affiliates, officers, directors, employees, consultants, agents or other representatives (other than employment arrangements made in the Ordinary Course of Business), or any Affiliate, of any officer, director, consultant, employee, agent or other representative, to the extent the obligations arising from any such transaction would be an Assumed Liability;

                           (xiv) make any payment or commitment which would constitute an Assumed Liability to pay any severance or termination payment to any Person or any of its officers, directors, employees, consultants, agents or other representatives employed in the Business, other than payments pursuant to contractual obligations in effect on the date of this Agreement;

                           (xv) except in the Ordinary Course of Business, amend in any material respect or enter into any Contract or other agreement of a type required to be disclosed pursuant to Section 4.1(j)(v),
         (vii), (viii), (xi), (xiii), (xiv) and (xv); or

                           (xvi) agree, whether in writing or otherwise, to do any of the foregoing.

                  (B) ADVICE OF CHANGES. WEC shall promptly advise Purchaser in writing of (i) any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a material violation or material breach of this Agreement, (ii) any event, occurrence, material transaction or other item which would have been required to have been disclosed on any Schedule delivered hereunder had such event, occurrence, transaction or item existed on the date hereof, other than items arising in the Ordinary Course of Business which would not render the representation and warranties of WEC materially misleading and (iii) any event or change that reasonably would be expected to have a Material Adverse Effect; PROVIDED, HOWEVER, that WEC shall have no Liability for breach of this Section 5.1(b) except to the extent Purchaser has actually been prejudiced by such breach.

                  (c) Purchaser acknowledges and agrees that WEC shall not be deemed to be in breach of its representation and warranty contained in the first sentence of Section 4.1(l) or its obligations under the first sentence of Section 5.1(a) as a result of its determination not to take the actions described in Schedule 5.1(c). If Purchaser requests that WEC take such (or similar) actions prior to the Closing and WEC agrees to take such actions, Purchaser shall bear all costs incurred by WEC and its Affiliates as a result of such actions (other than as set forth in Section 5.5(d)(vi)) by reimbursing WEC not later than 30 days following receipt of reasonably detailed evidence of the incurrence of such costs. Any such costs incurred by WEC prior to the Closing (but not reimbursed prior to the Closing) shall be reimbursed by Purchaser at the Closing. WEC agrees not to take any such action without the prior written consent of Purchaser.

         SECTION 5.2 ACCESS TO INFORMATION. WEC shall afford to Purchaser and its accountants, counsel and other representatives reasonable access during normal business hours during the period prior to the Closing to all the properties, books, Contracts, commitments, Tax Returns and records of the Business (other than those related solely to the Excluded Assets or Excluded Liabilities), and during such period shall furnish promptly to Purchaser any information concerning the Business (other than the Excluded Assets or Excluded Liabilities) as Purchaser may reasonably request; and shall cause its and the other Sellers' officers, employees, consultants, agents, accountants and attorneys to cooperate fully with Purchaser's representatives in connection with such review and examination and to make full disclosure to Purchaser of all material facts affecting the financial condition and business operations of the Business; PROVIDED, HOWEVER, that WEC is under no obligation to disclose to Purchaser, (i) any information the disclosure of which is restricted by Contract or applicable Law except in strict compliance with the applicable Contract or Law (it being understood that WEC shall use reasonable commercial efforts to obtain any necessary consent for disclosure under such Contract), (ii) any information as to which the attorney-client privilege, the attorney work-product doctrine or the self-evaluative privilege may be available, until a mutually satisfactory joint defense agreement has been executed by Purchaser and WEC,
(iii) the medical records pertaining to any employee or former employee of the Business until after the Closing or (iv) the terms of any bid or proposal by any of the Sellers in connection with any proposed sales order. All requests for information to visit facilities or to meet with Sellers' representatives shall be directed to and coordinated with the person(s) designated to Purchaser from time to time by WEC as the PGBU Coordinator(s). Purchaser acknowledges that any information being provided to it or its representatives by Sellers pursuant to or in connection with this Agreement is subject to the terms of a confidentiality agreement between Siemens Corporation and WEC dated June 17, 1996, as amended (the "CONFIDENTIALITY AGREEMENT") (by which Siemens Parent has agreed to be bound), which terms are incorporated herein by reference. Notwithstanding anything to the contrary contained paragraph 8 thereof, the Confidentiality Agreement, and the obligations not to use or disclose and to return on request or destroy, Confidential Information (as defined in the Confidentiality Agreement) already provided at the time of termination, shall terminate, subject to the limitations in Section 3 thereof, on the later of June 17, 1998 and the date that this Agreement terminates in accordance with its terms; PROVIDED, that, if the Closing occurs, the Confidentiality Agreement and such obligations shall terminate at the end of the Restricted Period. Nothing contained herein is intended to limit or restrict Purchaser's use or disclosure of Confidential Information concerning the Business following the Closing. No investigation by Purchaser shall diminish or obviate any other representations, warranties, covenants or agreements of WEC under this Agreement.

         SECTION 5.3 GOVERNMENTAL APPROVALS, ETC.

                  (a) Each of Purchaser and WEC shall as promptly as practicable
(i) but in no event later than ten (10) days following the execution and delivery of this Agreement, file with the United States Federal Trade Commission and the United States Department of Justice, the notification and report form under the HSR Act required for the transactions contemplated hereby and, thereafter, any supplemental information requested in connection therewith pursuant to the HSR Act and (ii) but in no event later than thirty (30) days following the execution and delivery of this Agreement, file with the Committee on Foreign Investment in the United States the voluntary notification under the Exon- Florio Amendment for the transactions contemplated hereby. Each of Purchaser and WEC shall as promptly as practicable comply with any other Laws of any country and the European Union which are applicable to any of the transactions contemplated hereby and pursuant to which any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person in connection with such transactions is necessary. Each of Purchaser and WEC shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing, registration or declaration which is necessary under the HSR Act, the Exon-Florio Amendment or any other such Laws. Purchaser and WEC shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority, and shall comply promptly with any such inquiry or request. Purchaser shall use its best efforts and take all necessary action to obtain any clearance under the HSR Act or any other consent, approval, order or authorization of any Governmental Authority under United States or foreign antitrust or competition laws, necessary in connection with the transactions contemplated hereby or to resolve any objections which may be asserted by any Governmental Authority with respect to the transactions contemplated hereby.

                  (B) Subject to the terms and conditions of this Agreement, each party shall use its best efforts to cause the Closing to occur as promptly as practicable, including (i) as contemplated by Section 5.3(a) or 5.4, (ii) defending against any lawsuits, actions or proceedings, judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and nonappealable vacated or reversed; provided, however, that none of Sellers or their Affiliates shall be required to make any material monetary expenditure, commence or be a plaintiff in any litigation or offer or grant any material accommodation (financial or otherwise) to any third Person.

                  (C) Purchaser and WEC each shall use its commercially reasonable efforts to obtain as promptly as practicable all permits, licenses, franchises, approvals, consents and authorizations by or of Governmental Authorities required by Law for Purchaser to conduct the Business following the Closing and to own the Acquired Assets (each, a "Purchaser Permit"). Notwithstanding the foregoing, neither Purchaser nor WEC shall be required to expend any material sum or agree to a material concession to any Governmental Authority to obtain any such Purchaser Permit.

         SECTION 5.4  THIRD PARTY CONSENTS.

                  (A) WEC and Purchaser will cooperate and use their respective commercially reasonable efforts to obtain as promptly as practicable all consents, approvals and waivers required by third Persons to transfer the Contracts, Intellectual Property, Technology, Permits and the capital stock of the Sold Subsidiaries to Purchaser in a manner that will avoid any default, conflict, or termination of rights under the Contracts, Intellectual Property, Technology and Permits. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.4 shall (i) require Sellers or Purchaser to expend any material sum, make a material financial commitment or grant or agree to any material concession to any third Person to obtain any such covenant, approval or waiver or (ii) alter, diminish or otherwise affect Purchaser's rights under Section 6.2(c).

                  (B) In the event that any and all consents, approvals or waivers necessary for the assignment, transfer or novation of any Contract, Intellectual Property, Technology or Permit, or any claim, right or benefit arising thereunder or resulting therefrom, or consents relating to a change in control of any Sold Subsidiary, shall not have been obtained prior to the Closing Date, then as of the Closing, this Agreement, to the extent permitted by Law, shall constitute full and equitable assignment by Sellers to Purchaser of all of Sellers' right, title and interest in and to, and all of Sellers' obligations and liabilities under, such Contract, Intellectual Property, Technology and Permits, and, in the case of Contracts, Purchaser shall be deemed Sellers' agent for purpose of completing, fulfilling and discharging all of Sellers' liabilities under any such Contract. The parties shall take all necessary steps and actions to provide Purchaser with the benefits of such Contracts, Intellectual Property, Technology and Permits, and, in the case of Contracts, to relieve Sellers of the performance and other obligations thereunder, including entry into subcontracts for the performance thereof. Purchaser agrees to pay, perform and discharge, and indemnify Sellers against and hold Sellers harmless from, all obligations and liabilities of Sellers relating to such performance or failure to perform under such Contracts.

                  (C) In the event Sellers shall be unable to make the equitable assignment described in Section 5.4(b), or if such attempted assignment would give rise to any right of termination, or would otherwise adversely affect the rights of Sellers or Purchaser under such Contract, Intellectual Property or Technology, or would not assign all Sellers' rights thereunder at the Closing, Sellers and Purchaser shall continue to cooperate and use all reasonable efforts to provide Purchaser with all such rights. To the extent that any such consents and waivers are not obtained, or until the impediments to such assignment are resolved, Sellers shall use all reasonable efforts (without the expenditure, in the aggregate, of any material sum) to (i) provide to Purchaser, at the request of Purchaser, the benefits of any such Contract, to the extent related to the Business, or of any such Intellectual Property or Technology, (ii) cooperate in any lawful arrangement designed to provide such benefits to Purchaser and (iii) enforce, at the request of and for the account of Purchaser, any rights of Sellers arising from any such Contract, Intellectual Property or Technology against any third Person including the right to elect to terminate in accordance with the terms thereof upon the advice of Purchaser. To the extent that Purchaser is provided the benefits of any Contract, Intellectual Property or Technology referred to herein (whether from Sellers or otherwise), Purchaser shall perform at the direction of Seller and for the benefit of any third Person the obligations of Sellers thereunder or in connection therewith, and Purchaser agrees to pay, perform and discharge, and indemnify Sellers against and hold Sellers harmless from, all obligations and liabilities of Sellers relating to such performance or failure to perform (but only to the extent such obligations or liabilities arise solely from acts of Purchaser after the Closing Date) and in the event of a failure of such indemnity, Sellers shall cease to be obligated under this Agreement in respect of the Contract, Intellectual Property or Technology which is the subject of such failure.


         SECTION 5.5

                  (A) EMPLOYEE MATTERS.

                  (i) CONTINUATION OF EMPLOYMENT. Purchaser shall offer employment to each employee of the Business (including any individual whose principal place of employment is on the Premises, who primarily renders services on behalf of the Business and whose compensation cost is borne primarily by the Business) and each employee of STC as described in Section 5.25 who is actively at work, on vacation or on short-term disability leave on the Closing Date (a "BUSINESS EMPLOYEE"). Each employee or former employee who primarily rendered services on behalf of the Business (or to STC as described in Section 5.25), is not a Business Employee and who is not actively at work on the Closing Date due to leave of absence, long-term disability leave, military leave or layoff, and who in the case of an employee on long-term disability was last actively employed within two years of the Closing Date, and in the case of an employee on a leave of absence or layoff was last employed within five years of the Closing Date and in each case has recall rights ("RECALL RIGHTS") under the work rules of the Business, a collective bargaining agreement or applicable law (collectively, "INACTIVE EMPLOYEES"), shall be offered active employment by Purchaser pursuant to the Recall Rights and shall be deemed an employee of Purchaser as of the Closing Date. Upon such offer and acceptance and commencement of active employment, each such Inactive Employee shall be considered a Business Employee effective as of the first date of return to work. WEC shall deliver a schedule to Purchaser of anticipated Business Employees and Inactive Employees with their designated status as of the Closing Date, 30 days before the Closing Date. Such schedule shall be updated by WEC as soon as practical after the Closing Date. Any employee of Sellers or their Affiliates who is not otherwise a Business Employee but who is offered and accepts employment by Purchaser, pursuant to mutual agreement with the Sellers, during the six months following the Closing Date shall be deemed to be a Business Employee as of the date of actual employment with the Purchaser.

                  (ii) CONTINUATION OF COMPENSATION AND BENEFITS. Notwithstanding the more specific provisions set forth in this Section 5.5, Purchaser shall provide compensation and benefit plans and arrangements which in the aggregate are comparable (but in no event taking into account any equity-based compensation and opportunity to invest in securities of WEC under the Westinghouse Stock Plan or the Westinghouse Savings Program, provided that with respect to Business Employees, the match formula under the

Westinghouse Savings Program shall be considered when determining comparability) to the compensation, Plans and Benefit Arrangements in effect for Business Employees on the date of this Agreement for a period of not less than two years following the Closing Date (the "BENEFITS MAINTENANCE PERIOD") (or, in the case of Business Employees who are subject to a collective bargaining agreement, the period required therein). Notwithstanding the above, with respect to Business Employees who are executives, long-term incentives shall be comparable to such plans offered to similarly situated executives of Purchaser in the United States. Purchaser shall deliver to WEC no later than 15 days prior to the Closing Date a letter from an independent consulting firm reasonably acceptable to WEC stating that the compensation, benefits and benefit arrangements offered by Purchaser to the Business Employees pursuant to this Section are comparable in the aggregate to the compensation, Plans and Benefit Arrangements currently provided by the Sellers to the Business Employees.

                  (B) ACCRUED VACATION. Purchaser shall credit each Business Employee with the unused vacation days and any personal and sickness days accrued in accordance with the vacation and personnel policies and Labor Contracts of Sellers or their Affiliates in effect as of the Closing Date.

                  (C) UNION REPRESENTATION. Purchaser agrees to (i) with respect to any collective bargaining agreement that does not relate solely to Business Employees, recognize each union which at the Closing Date represents any of the Business Employees as the collective bargaining representatives of such employees as of the Closing Date, and provide such employees with comparable wages and benefits as those in effect on the date of this Agreement, and (ii) with respect to any collective bargaining agreement that relates solely to Business Employees and former employees of the Business, assume the collective bargaining agreements.

                  (D) PENSION PLAN. (i) Effective as of the Closing Date, Purchaser shall establish a defined benefit pension plan intended to qualify under Section 401(a) of the Code for the benefit of Business Employees (the "PURCHASER PENSION PLAN") that contains terms and conditions that are substantially identical with respect to all substantive provisions to those of the Westinghouse Pension Plan as in effect as of the Closing Date (the "WEC PENSION PLAN") and that credits compensation (with respect to the calendar year which includes the Closing Date) and service for purposes of eligibility (including early retirement eligibility and any early retirement supplemental benefit), and vesting which was credited under the WEC Pension Plan, provided, however, that the Purchaser Pension Plan will include provisions which are consistent with (ii) through (iv) below and will be administered during the Benefits Maintenance Period so that the aggregate of the benefits under the WEC Pension Plan and the

Purchaser Pension Plan are the same with respect to Business Employees as if the Business Employees continued employment with Sellers.

                           (ii) Purchaser shall continue the Purchaser Pension
Plan without adverse effect to the Business Employees for a period not less than the Benefits Maintenance Period.

                           (iii) The WEC Pension Plan shall retain liability
with respect to Business Employees for their accrued benefit calculated as of the Closing Date, subject to adjustment as follows. WEC shall take appropriate action to cause the WEC Pension Plan to provide (x) credit for employment of Business Employees with the Purchaser or its Affiliates solely for purposes of calculating vesting credit and eligibility for early retirement benefits ("Eligibility Service," as defined in the WEC Pension Plan), and (y) except as provided in (d)(iv) below, the early retirement supplement under Section 5 for Business Employees under the terms of the WEC Pension Plan shall be equal to the lesser of -

         (A) the early retirement supplement calculated under the terms of the WEC Pension Plan, or as it may be reduced by WEC after the Benefits Maintenance Period, but only to the extent such a change applies to all WEC employees with the same benefit, as multiplied by a fraction, the numerator of which is the participant's years of Credited Service (as defined in the WEC Pension Plan) under the WEC Pension Plan as of the Closing Date, and the denominator of which is the sum of the numerator and the participant's years of employment with the Purchaser and its Affiliates from the Closing Date until the participant's retirement or termination of employment with the Purchaser and its Affiliates, or

         (B) the comparable early retirement supplement calculated under the terms of the Purchaser Pension Plan as in effect on the participant's retirement or termination of employment from the Purchaser and its Affiliates (prior to reduction for the portion of the supplement to be paid from the WEC Pension Plan) (if the Purchaser Pension Plan has no such supplement after the Benefits Maintenance Period the amount calculated under this subparagraph (B) shall be zero (0)) multiplied by a fraction, the numerator of which is the employee's years of Credited Service under the WEC Pension Plan as of the Closing Date, and the denominator of which is the sum of the numerator and the participant's years of employment with the Purchaser and its Affiliates from the Closing Date until the participant's termination of employment with the Purchaser and its Affiliates.

Notwithstanding the foregoing, the WEC Pension Plan shall not recognize employment with the Business after the Purchaser and its Affiliates have sold or divested the Business, or a portion thereof (whether by asset or stock sale, merger or spin-off (each a "Disposition")), with respect to the Business Employees who are transferred or terminated in connection with such a sale or divestiture.

                           (iv) The Purchaser Pension Plan shall be solely
responsible for (and the WEC Pension Plan shall not provide for) (A) any early retirement supplement that becomes payable with respect to a Business Employee retiring after the Closing Date that is the result of a "Pension Event" as defined in subsection (v) below, (B) any benefits pursuant to Section 19 of the WEC Pension Plan and the corresponding provision of the Purchaser Pension Plan, in excess of the benefits that would otherwise be payable if those sections did not apply, with respect to a Business Employee who retires or terminates employment with the Purchaser and its Affiliates after the Closing Date, and (C) any other early retirement subsidy or supplement with respect to Business Employees that is not described in (iii) above.

                           (v) Purchaser shall indemnify WEC for any actuarial
losses (as defined below) with respect to the WEC Pension Plan resulting from any Business Employee commencing the receipt of benefits prior to their Normal Retirement Date (as defined in the WEC Pension Plan) and that is attributable to
(A) a Disposition, (B) a closing of a plant or plants by Purchaser or a reduction in the number of Business Employees employed by the Purchaser and its Affiliates as a result of action requiring the filing of a notice under the Worker Adjustment and Retraining Notification Act, as in effect on the Closing Date (the "WARN ACT") (or which would require the filing of a WARN Act notice if any actions taken within a 6-month period occurred on the same date (a "WARN Event")), or (C) any action of the Purchaser or its Affiliates that provides an incentive to Business Employees to terminate or retire prior to their Normal Retirement Date including, but not limited to, an early retirement window program or a change in plan design which reduces prospective benefits for Business Employees who are eligible to retire under the WEC Pension Plan. Purchaser shall notify WEC of the occurrence of any of the events described in
(A) through (C) above (each of which is a "PENSION EVENT") within 30 days after such event, and shall cooperate with WEC in providing data to WEC to enable the determination of actuarial losses. Actuarial losses shall be determined by the enrolled actuary for the WEC Pension Plan (the "WEC Actuary") with respect to each Pension Event and is measured by the difference (positive or negative) between the accumulated benefit obligation for all of the Business Employees affected by the Pension Event using (1) immediate commencement of benefits under actual forms of benefit payment elected and (2) projected commencement of benefits, both based on the assumptions described in Schedule 5.5(d), other than lump sums elected under (1) above, which shall be valued at the actual value distributed. Notwithstanding any other provision in this Agreement to the contrary, this indemnity shall survive the Closing Date without limitation.

                           (vi) WEC shall indemnify Purchaser, with such payment
treated as a purchase price adjustment, for the actuarial cost to Purchaser (valued using the assumptions in Schedule 5.5(d)) under the Purchaser Pension Plan and Purchaser Executive Plan (as defined below) attributable to the termination of Business Employees prior to the later of December 31, 1998 or one year following the Closing Date (the "Termination Date") pursuant to the formulation provided in the October 10, 1997 announcement (the "Announcement") by WEC ("ANNOUNCEMENT TERMINATIONS") under the provision of the Purchaser Pension Plan comparable to Section 19 of the WEC Pension Plan and under a special provision to be included in the Purchaser Pension Plan containing the same benefit provisions of the draft amendment described in Schedule 5.5(d)(vi) and which provision shall be included in the Purchaser Pension Plan through the Termination Date; provided, however, in no event shall such indemnified amount exceed $12,784,000, as reduced by any actuarial losses relating to the WEC Pension Plan arising from Announcement Terminations prior to the Closing Date.

                  (E) SAVINGS PLAN. (i) Effective as of the Closing Date, Purchaser shall adopt or have in effect a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code ("PURCHASER'S 401(K) PLAN") which provides benefits to Business Employees participating in the Westinghouse Savings Program (the "WEC SAVINGS PROGRAM") as of the Closing Date and contains provisions similar to the provisions of the WEC Savings Program to the extent required by Section 411(d)(6) of the Code for account balances to be transferred from the WEC Savings Program. Each Business Employee who was participating in the WEC Savings Program as of the Closing Date shall become a participant in Purchaser's 401(k) Plan as of the Closing Date. Business Employees shall receive credit for all service with Sellers and their Affiliates for purposes of eligibility and vesting under Purchaser's 401(k) Plan to the extent credited under the WEC Savings Program. Effective as of the Closing Date, WEC shall fully vest the account balances of Business Employees under the WEC Savings Program and make all applicable contributions under the WEC Savings Program otherwise provided for in the plan year in which the Closing occurs with respect to compensation earned by Business Employees prior to the Closing Date, without regard to any provision of the WEC Savings Program requiring a minimum number of hours of service, or employment on any particular date, if the applicable Business Employees would have qualified for a contribution if they had remained employed with Sellers.

                           (ii)     On the Closing Date, Purchaser shall provide
WEC with (A) either a copy of a favorable IRS determination letter to the effect that Purchaser's 401(k) Plan is qualified under Section 401(a) of the Code or an opinion of Purchaser's counsel, reasonably satisfactory to WEC, to such effect and (B) an opinion of Purchaser's counsel, reasonably satisfactory to WEC, that the Purchaser's 401(k) Plan will satisfy Section 411(d)(6) of the Code with respect to account balances to be transferred to the Purchaser's 401(k) Plan from the WEC Savings Program pursuant to (iii) below.

                           (iii) As soon as reasonably practicable after the
Closing Date and receipt of the documentation described in (ii) above, WEC shall cause to be transferred from the WEC Savings Program to Purchaser's 401(k) Plan assets having a fair market value equal to the aggregate value of the account balances in the WEC Savings Program as of the date of transfer (such transfer to be in (x) shares of common stock of Seller to the extent of shares in the WEC Common Stock Fund applicable to Business Employees, (y) in notes evidencing loans to Business Employees from their account balances, (3) in cash, and (xx) to the extent of the account balances of the Business Employees in the WEC Savings Program allocable to the Fixed Income Fund, in investment instruments which approximate from a quality and interest rate perspective assets held by the fund, but subject to the applicable fiduciary requirements of the Purchaser's 401(k) Plan relating to quality and interest rate considerations) and all qualified domestic relations orders (within the meaning of Section 414(p) of the Code) with respect to Business Employees, and Purchaser shall cause the Purchaser's 401(k) Plan to accept the receipt of such transfers and the liabilities relating thereto.

                           (iv) Sellers represent, warrant and covenant that
after the Closing and at the time of the transfer of assets to the Purchaser's 401(k) Plan, the WEC Savings Program will be qualified under Section 401(a) and
(k) of the Code and, to the extent pertinent to the qualified status of the Purchaser's 401(k) Plan as relevant to asset transfers as provided herein, for all prior periods, and will not be disqualified retroactively to any such time or for any such period. Sellers and Purchaser shall cooperate in making, and shall make, all appropriate filings required under the Code and ERISA, and the regulations thereunder, and shall further cooperate to ensure that the transfers described in this Section 5.5(e) satisfy the applicable requirements of Sections 401(k), 414(l) 411(d)(6) and 401(a)(12) of the Code and the regulations thereunder.

                           (v) Purchaser's 401(k) Plan shall maintain a WEC
common stock fund, in accordance with applicable law, for Business Employees who so elect, for a period of not less than two years following the Closing. No new investments in WEC common stock shall be required to be permitted after the Closing Date.

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

                  (F) WELFARE BENEFITS.

                           (i) Effective as of the Closing Date, Purchaser shall
establish employee welfare benefit plans, including but not limited to medical and dental, disability, group life, travel and accident, and accidental death and dismemberment insurance plans, which (x) provide continuous coverage to Business Employees and their eligible spouses and dependents, (y) credit service with Sellers or their Affiliates for purposes of eligibility and benefit levels, and (z) for medical and dental benefits, waive any pre-existing condition limitations and credit the amount of any copayments and deductibles incurred during the calendar year of the Closing.

                           (ii)     Purchaser shall be responsible for all
employee welfare benefit plan claims (whether for insurance, benefits or otherwise) with respect to Business Employees and Inactive Employees and their eligible spouses and dependents, whether incurred prior to or after the Closing Date. Sellers shall pay or cause to be paid medical, dental and other welfare benefit claims incurred but not paid in the ordinary course, prior to the Closing Date with respect to Business Employees and Inactive Employees and Purchaser shall reimburse and indemnify the Sellers for the amount of such Payments.

                           (iii) As of the Closing Date Purchaser shall
adopt a plan or plans providing retiree medical and other retiree welfare benefits for Business Employees and their eligible spouses and dependents (such plans and their successors the "PURCHASER FAS 106 PLANS") that is substantially similar to such plan or plans maintained by WEC in the U.S. immediately prior to the Closing Date for its domestic Business Employees, their eligible spouses and dependents (the "WEC FAS 106 PLANS") so that during the Benefits Maintenance Period the combination of the Purchaser FAS 106 Plans and the WEC FAS 106 Plans provide the same benefit and the same cost sharing as if such Business Employees continued under the WEC FAS 106 Plans as in effect on the Closing Date. The Purchaser FAS 106 Plans will provide that the benefits payable under such plans will be offset by the benefits provided under the WEC FAS 106 Plans, as to be amended as described in subsection (iv) below. During the Benefits Maintenance Period, Purchaser shall continue without adverse change the Purchaser FAS 106 Plans.

                           (iv) WEC shall establish a new plan to provide FAS
106 coverage or amend the WEC FAS 106 Plans effective as of the Closing Date to provide that WEC obligations under such plans with respect to Business Employees shall be limited in each calendar year, commencing with the Closing Date, to the amounts set forth on Schedule 5.5(f)(iv) of the Disclosure Schedule (the "OPEB Schedule"), as described below. WEC may amend the WEC FAS 106 Plans after the Benefits Maintenance Period to conform to the provisions of the Purchaser FAS 106 Plans after the Benefits Maintenance Period. Such payment obligations shall be cumulative so that if a scheduled payment is not made in full in any year because the aggregate benefit payment required is less than the scheduled payment, the balance not paid out shall be carried forward to the next year. Such payments represent the accrued obligations of WEC as calculated under FAS 106, for post-retirement benefit obligations other than pensions as of the Closing Date with respect to Business Employees, their eligible spouses and dependents under the WEC FAS 106 Plans (the "FAS 106 OBLIGATION"). Such payments under the WEC FAS 106 Plans, as adjusted as described below, shall be the only obligation of WEC to Business Employees their eligible spouses and dependents (or to the Purchaser) with respect to post-retirement benefits other than pensions. Purchaser shall indemnify WEC for any liability to Business Employees, their eligible spouses and dependents for all post-retirement benefits other than pension (including retiree medical and retiree life) other than obligations of WEC under the WEC FAS 106 Plans as described in this subsection (iv) and subsection (v). The payment obligations of WEC under the OPEB Schedule shall be actuarially adjusted downwards in the event of an "actuarial gain" (as defined below) arising from any of the following events (a "FAS 106 EVENT") (whether applicable to some or all of the Business Employees): (A) a change in the benefit design (including but not limited to any reduction of benefit levels or reduction or freezing of the employer portion of benefit costs) or plan termination by the Purchaser of the Purchaser FAS 106 Plans applicable to Business Employees, their eligible spouses and dependents (e.g. in the event of a termination of the Purchaser FAS 106 Plans, the OPEB Schedule shall be reduced to zero (0)), (B) an increase in the contribution rate paid (other than an increase proportionate to an increase in overall plan costs or an increase provided by plan provisions) by Business Employees, their eligible spouses and dependents instituted by the Purchaser under the Purchaser FAS 106 Plans, (C) the enactment of legislation which reduces or eliminates the requirement of the Purchaser to provide retiree benefits under the Purchaser FAS 106 Plans, (D) a Disposition, (E) a closing of a plant or plants by Purchaser, or (F) a WARN Event. Such adjustment shall be made as of the January 1 following the calendar year in which the FAS 106 Event occurs. Actuarial gain, for purposes of this
Section 5.5(f)(iv), shall be determined by the WEC Actuary as of the Closing Date, for the purpose of calculating the FAS 106 Obligation. Such gain shall be determined with respect to the WEC FAS 106 Plans as if the FAS 106 Event applied to the WEC FAS 106 Plans to the same extent and as of the same date they apply to the Purchaser FAS 106 Plans and shall be measured by the difference between the OPEB Schedule (or as subsequently modified pursuant to this Section 5.5(f)(iv)) (the "EXISTING SCHEDULE") and the OPEB Schedule that would have been determined as of the Closing Date to reflect the FAS 106 Liability, if the FAS 106 Event were known as of the Closing Date (the "REVISED SCHEDULE"). To determine whether the change from the Existing Schedule to the Revised Schedule would result in an actuarial gain, the scheduled payments under each schedule (whether resulting in a gain or a loss) shall be discounted back to the first day of the calendar year in which the FAS 106 Event occurred, utilizing the discount rate utilized by WEC as of December 31, 1997 to determine its APBO for FAS 106 purposes (the "Discount Rate") In no event shall any actuarial losses in connection with the Purchaser FAS 106 Plans (other than arising as a result of a FAS 106 Event which results in a net actuarial gain) offset any actuarial gains as calculated under this Section 5.5(f)(iv). If the result of discounting the scheduled payments would result in the Revised Schedule having a lower present value obligation than the Existing Schedule, the Revised Schedule shall be substituted for the Existing Schedule as the OPEB Schedule. In no event shall the OPEB Schedule ever be increased. Any payment made by WEC hereunder that exceeds a payment obligation for any year based on a Revised Schedule, shall be utilized to reduce a future payment obligation under the Revised Schedule.

                           (v) The Purchaser and WEC shall cooperate with each
other so that, to the maximum extent practicable, benefits shall be paid and administered under the WEC FAS 106 Plans and the Purchaser FAS 106 Plans as applicable to Business Employees, through the third-party service provider to be selected by Purchaser, subject to consent of WEC, not to be unreasonably withheld. Any expenses allocable to WEC under such arrangement (other than actuarial fees) shall reduce WEC's payment obligation under the WEC FAS 106 Plans as reflected by the OPEB Schedule on a dollar-for-dollar basis. Purchaser shall notify WEC within thirty days after any Event and shall cooperate with WEC in providing data to determine any adjustments in the OPEB Schedule.

                           (vi) Subject to the requirements of applicable law
and any contractual restrictions, WEC shall cause the transfer to a trust established by Purchaser satisfying the requirements of Section 501(C)(9) of the Code of the funds allocable to Business Employees in a trust qualified under
Section 501(C)(9) of the Code maintained by WEC (the Retiree Health Care Security Fund) for the purpose of funding retiree medical obligations for Business Employees. The trust to be established by the Purchaser shall have terms substantially similar to the terms of the WEC Trust.

                  (G) SEVERANCE OBLIGATIONS. Purchaser shall provide severance and separation benefits to Business Employees and Inactive Employees during the Benefits Maintenance Period (or, in the case of Business Employees who are subject to a collective bargaining agreement, the period required therein) that are comparable to benefits provided under the Involuntary Separation Program of WEC as set forth in Schedule 5.5(g), which arrangement shall credit service with the Sellers or their Affiliates for purposes of determining the amount of severance or other separation benefits. Purchaser shall indemnify and hold Sellers and their Affiliates harmless from any claims made by any Business Employee or Inactive Employee for severance or other separation benefits arising on or after the Closing Date, including any such claim arising on account of the transactions contemplated hereby.

                  (H) EXECUTIVE COMPENSATION. (i) Effective as of the Closing Date, Purchaser shall adopt and establish a plan for the benefit of Business Employees that contains terms and conditions (including but not limited to eligibility requirements) that are substantially similar to those of the Westinghouse Executive Pension Plan in effect as of the Closing Date (the "WEC EXECUTIVE PLAN") and which provides credit for prior service and compensation under the WEC Executive Plan for purposes of eligibility and benefit accrual (the "PURCHASER EXECUTIVE PLAN"), provided, however, that the Purchaser Executive Plan will include provisions which are consistent with (ii) through
(iv) below and will have its benefits offset by the benefits provided under the WEC Executive Plan, the WEC Pension Plan and the Purchaser Pension Plan. The Purchaser Executive Plan shall be administered so that the aggregate of the benefits under the WEC Executive Plan and the Purchaser Executive Plan are the same with respect to Business Employees as if the Business Employees were covered under the WEC Executive Plan and continued employment with Sellers.

                           (ii)  Purchaser shall continue the Purchaser
Executive Plan without adverse effect, including provisions therein relating to early retirement and compensation increases, for a period not less than the Benefits Maintenance Period.

                           (iii) The WEC Executive Plan shall retain liability,
if any, for benefits earned to the Closing Date with respect to Business Employees, to be calculated pursuant to appropriate action to be taken by WEC with respect to the WEC Executive Plan to cause the WEC Executive Plan to take into consideration (i) credit for employment of Business Employees with the Purchaser and its Affiliates solely for purposes of calculating eligibility for the payment of benefits, (ii) that the Average Annual Compensation and Executive Benefit Service (both as defined in the WEC Executive Plan) will be determined and frozen as of the Closing Date, and (iii) that the Purchaser and its Affiliates will be considered a Designated Entity (as defined in the WEC Executive Plan) solely for purposes of determining eligibility for the payment (including suspension of payment) of benefits. Notwithstanding the foregoing, the WEC Executive Plan shall not recognize employment with the Business after the Purchaser and its Affiliates have sold or divested the Business, or a portion thereof as a result of a Disposition with respect to the Business Employees who are transferred or terminated in connection with such a sale or divesture.

                           (iv) The Purchaser Executive Plan shall be solely
responsible for (and the WEC Executive Plan shall not provide for) (x) any benefit that becomes payable with respect to Business Employees retiring after the Closing Date that is the result of any reduction in force, mass layoff or plant closing by the Purchaser or its Affiliates (i.e. the benefit would not be payable absent such an event) or (y) any other early retirement subsidy or supplement that is not described in
(iii) above.

                           (v)  Purchaser shall indemnify WEC for any
actuarial losses (based on the same actuarial assumptions and methods used for purposes of determining actuarial losses under Section 5.5(d)(v)) with respect to the WEC Executive Plan resulting from any Business Employee commencing the receipt of benefits prior to their Normal Retirement Date (as defined in the WEC Pension Plan) and that is attributable to a Pension Event. Purchaser shall cooperate with WEC in providing data to WEC to enable the determination of actuarial losses. Notwithstanding any other provision in this Agreement to the contrary, this indemnity shall survive the Closing Date without limitation.

                  (I) COOPERATION. The parties agree to furnish each other with such information concerning employees and employee benefit plans, and to take all such other action, as is necessary and appropriate to effect the transactions contemplated by this Agreement and to cooperate with each other in addressing inquiries and mitigating any MEPPA withdrawal liability to the extent of any available information.

                  (J) WARN ACT. Purchaser agrees to provide any required notice under the WARN Act and any similar statute, and otherwise to comply with any such statute with respect to any "plant closing" or "mass layoff" (as defined in the WARN Act) or similar event affecting Business Employees and occurring on or after the Closing.

                  (K) COBRA. Purchaser shall assume all responsibility for COBRA notices and coverage for employees and former employees (and their eligible dependents) of the Business.

                  (L) WORKERS COMPENSATION. Effective as of the Closing Date, Purchaser shall take all necessary and appropriate action to adopt a workers compensation program providing such workers compensation benefits as are provided under Sellers' Workers Compensation Program for the Business Employees and Inactive Employees covered by such program ("PURCHASER'S WORKERS COMPENSATION PROGRAM"). Purchaser's Workers Compensation Program shall be responsible for all claims for benefits which are payable from and after the Closing Date with respect to employees and former employees of the Business and that are payable under the terms and conditions of Purchaser's Workers Compensation Program or the Seller's Workers Compensation Program.

                  (M) MULTIEMPLOYER PLANS. (i) Sellers shall indemnify Purchaser for any liability or expense attributable to a withdrawal by Sellers or their Affiliates from a multiemployer plan under Section 4001(a)(3) of ERISA (a "Multiemployer Plan") that occurred prior to the Closing date.

                  (ii) Purchaser shall indemnify Sellers for any liability or expense attributable to any withdrawal by Purchaser or its affiliates from a Multiemployer Plan occurring during the five year period following the Closing Date.

                  (N) INTERNAL REVENUE SERVICE FORMS. WEC and Purchaser agree that pursuant to the "Alternative Procedure" provided in Section 5 of Revenue Procedure 96-60, 1996-53, I.R.B. 24, with respect to preparing, filing and furnishing the Internal Revenue Service Forms W-2, W-3, 941 and W-5, (i) WEC and Purchaser shall report, on a "predecessor-successor" basis as set forth therein,
(ii) WEC shall be relieved from furnishing Forms W-2 to the Business Employees and (iii) Purchaser shall assume the obligations of WEC to furnish such forms to the Business Employees for the full calendar year in which the Closing occurs.

                  (O) FOREIGN EMPLOYMENT MATTERS.

                           (i) EMPLOYMENT. Without limiting the generality of
Section 5.5(a), Purchaser shall, or shall cause a Sold Subsidiary to, assume or retain and be responsible for the employment (including any employment contracts) of the Business Employees who are employed outside the United States (the "FOREIGN BUSINESS EMPLOYEES"), and Purchaser shall take any and all actions necessary or appropriate to continue the employment of the Foreign Business Employees and to have Purchaser or any Sold Subsidiary assume or retain all Liabilities relating to their employment (including, but not limited to, any employment Contracts listed in Schedule 4.1(j)(i)) under local laws and practices without Sellers or any of their Affiliates having any liability to any such employees for severance, redundancy, termination, payment in lieu of notice, indemnity or other payments to any of such employees by reason of, or as a result of, the actions contemplated by this Section 5.5.

                           (ii) CANADIAN PLANS. Prior to the Closing Date, the
Canadian Consolidated Salaried Pension Plan and Hourly Pension Plan (the "Canadian Plans"), shall be transferred to a Sellers Affiliate other than a Sold Subsidiary. Unless the Purchaser and Sellers mutually agree to do otherwise prior to the Closing Date, the accrued pension benefits of the Canadian Plans attributable to (x) the Sellers' active employees who are Business Employees, and (y) the deferred vested and retired employees of the Business (which (x) and (y) together are "Canadian Business Participants") and a pro-rata portion of the assets of the Canadian Plans attributable to Canadian Business Participants, shall be transferred, in accordance with applicable law, to a pension plan (or plans) maintained by the Purchaser that has been established and qualified or registered with applicable federal and provincial authorities. The amount of liabilities and assets transferred shall be calculated by the Sellers using the actuarial assumptions utilized in the last actuarial valuations for the Canadian Plans, and the actuarial calculation of such amounts (but not the assumptions therein) shall be subject to the review for accuracy by the Purchaser's actuary. It is understood that there will be no purchase price adjustment (up or down), pursuant to Section 2.5, relating to assets and liabilities of the Canadian Plans for which the Seller will retain.

                           (iii)  FREE-STANDING PLANS.  Notwithstanding the
foregoing provisions of this Section 5.5 effective as of the Closing Date, Purchaser shall assume and be responsible for all liabilities and obligations under the Free-Standing Plans. Sellers shall take all action necessary and appropriate to establish Purchaser as successor to Sellers as to all rights, assets, duties, liabilities and obligations under or with respect to such Free-Standing Plans.

                           (iv)  FOREIGN PLANS.  Except for the Free-Standing
Plans and the Canadian Plans:

                  (A) Effective as of the Closing Date, and as soon as necessary or practicable thereafter, Purchaser or a Sold Subsidiary shall establish and qualify or register with applicable regulatory authorities employee benefit plans for, or shall extend existing Purchaser or Sold Subsidiary employee benefit plans, programs, policies and arrangements to, the Foreign Business Employees which are in accordance with local Law and which provide benefits, for not less than the Benefits Maintenance Period, to the Foreign Business Employees on terms and conditions which are substantially similar in the aggregate to those provided to Foreign Business Employees by Sellers or their Affiliates immediately prior to the Closing Date.

                  (B) As of the Closing Date, Purchaser or a Sold Subsidiary shall (i) establish and adopt one or more foreign pension plans or shall extend one or more existing Purchaser or Sold Subsidiary pension plans (each, a "NEW FOREIGN RETIREMENT PLAN") which shall provide retirement benefits for each of the Foreign Business Employees and, to the extent applicable, former employees who were employed by a Sold Subsidiary in a foreign jurisdiction and who, as of the Closing Date, are not employed by the Sellers or any of their Affiliates (the Foreign Business Employees and such former foreign employees, collectively, the "FOREIGN PLAN PARTICIPANTS") on substantially similar terms and conditions to those provided to Foreign Plan Participants by the Sellers or their Affiliates (other than a Sold Subsidiary) under each applicable Foreign Plan that is a retirement plan (a "FOREIGN RETIREMENT PLAN") as in effect immediately prior to the Closing Date, and (ii) establish and adopt any necessary trust funds or other funding vehicles to hold assets or reserves of New Foreign Retirement Plans which are attributable to the Foreign Plan Participants. Purchaser or a Sold Subsidiary shall take all action necessary to qualify or register each New Foreign Retirement Plan and any related trusts with all applicable regulatory authorities. Subject to Section 5.5(o)(v), effective as of the Closing Date, Purchaser or a Sold Subsidiary shall extend coverage under the applicable New Foreign Retirement Plan to each such Foreign Plan Participant to the extent that each such Foreign Plan Participant shall then, or at some later date, satisfy the eligibility and participation requirements of such New Foreign Retirement Plan.

                  (C) Effective as of the Closing Date, Purchaser shall assume the obligation of Sellers under the Belgium retiree medical program with respect to former employees of the Business and active employees of the Business.

                  (D) Except as otherwise specifically provided in this Section 5.5(o), effective as of the Closing Date, each Foreign Plan Participant who is an active participant in any Foreign Retirement Plan shall cease to be an active participant thereunder, and all Foreign Plan Participants shall become eligible to participate in an applicable New Foreign Retirement Plan in accordance with the applicable provisions of this Section 5.5(o) and the terms and conditions of such plan.

                           (v) DELAYED FOREIGN EMPLOYEES. Notwithstanding the
foregoing provisions of this Section 5.5(o), Foreign Employees whose names are listed in Schedule 5.5(o)(v) and whose employment by Purchaser or any Sold Subsidiary will be delayed beyond the Closing Date due to applicable foreign law (including, without limitation, due to the requirement that Purchaser establish separate legal entities as employer) ("DELAYED FOREIGN EMPLOYEES") will continue on a payroll of the Sellers or their Affiliates and will continue to participate in each of Sellers or their Affiliates' employee benefit plans in which they are participating immediately prior to the Closing Date until the applicable date on which they first become eligible to become employed by Purchaser or any Sold Subsidiary (the "DELAYED TRANSFER DATE"). Purchaser will offer, or cause a Sold Subsidiary to offer, employment on the applicable Delayed Transfer Date to each such Delayed Foreign Employee then in employment, and on and as of the applicable Delayed Transfer Date, each such Delayed Foreign Employee then in employment will become a Business Employee for all purposes of the Agreement. Purchaser will promptly reimburse WEC for 100% of the payroll, benefits (including statutory benefits, severance and other termination benefits) and other costs and expenses directly or indirectly relating to Delayed Foreign Employees consistent with past practice within 15 days following receipt of each written notification (including reasonable substantiation of costs and expenses) from WEC or any of its Affiliates of such payroll, benefits and other costs and expenses.

                  (P) RETAINED LIABILITIES. WEC shall retain liability and responsibility for all benefits payable under (x) the WEC Pension Plan (but, with respect to Business Employees, as limited under Section 5.5(d)), (y) the WEC Executive Pension Plan (but, with respect to Business Employees, as limited under Section 5.5(h)), (3) the WEC FAS 106 Plans with respect to employees and former employees of the Business other than Business Employees and, with respect to Business Employees, only to the extent provided in Section 5.5(f), (xx) the WEC Savings Program (other than with respect to assets and liabilities to be transferred to the Purchaser's 401(k) Plan under Section 5.5(e)) and (yy) the WEC Long-Term Incentive Plan.

                  (Q) ACTUARIAL DETERMINATIONS AND PAYMENTS. (i) The calculations of actuarial losses under subsections (d)(v) and (h)(v), actuarial gains under subsection (f)(iv) and the indemnification amount under subsection
(d)(vi) shall be performed by the WEC Actuary as soon as practicable after WEC receives notice from Purchaser or WEC otherwise becomes aware of a Pension Event, a FAS 106 Event or Announcement Terminations. Purchaser shall provide WEC with sufficient data to enable the determination of any actuarial losses and/or actuarial gains or Announcement Terminations within the 30 days following a Pension Event, a FAS 106 Event or Announcement Terminations.

                  (ii) No later than 60 days after the receipt by WEC of both the notice from Purchaser that a Pension Event, a FAS 106 Event or Announcement Terminations has occurred and sufficient data to make a determination has been delivered, WEC will deliver to Purchaser the results of the determination of the actuarial loss or actuarial gain or actuarial liability in the case of a calculation under Section 5.5(d)(vi) (each a "Determination"), respectively, and all reasonably necessary supporting information in order to permit Purchaser's actuary to verify the Determination. Each Determination will be conclusive and binding on the parties unless Purchaser, within the 30-day period after the delivery of such results and supporting information, notifies WEC in writing that it disputes the calculation, specifying the nature of the dispute and the basis therefor (the "Notice").

                  (iii) Actuaries retained by WEC and Purchaser shall attempt in good faith to reach agreement to resolve all of the disputes set forth in the Notice within 30 days after the Notice is given by Purchaser to WEC. If actuaries retained by WEC and Purchaser cannot resolve all disputes with respect to a Determination within such 30-day period, WEC and Purchaser shall jointly select a third, impartial actuary from a nationally recognized actuarial firm to resolve the dispute (the same such actuary shall resolve all concurrent Determinations). If the



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parties cannot jointly select a third, impartial actuary within 15 days after the end of such 30-day period, the President of the Conference of Consulting Actuaries shall select an impartial actuary. The cost of the impartial actuary shall be shared equally by WEC and Purchaser.

                  (iv) Promptly, but no later than 60 days after his or her selection, an impartial actuary selected under (iii) above shall review the results of the Determination calculation, the supporting information with respect to the Determination and the Notice, and shall reach his or her own decision as to the issues in dispute and the determination of the actuarial gain or actuarial loss or actuarial cost, as the case may be (which determination shall be equal to or between the respective amounts asserted by WEC and Purchaser). Such determination shall be final and conclusive for all purposes.

                  (v) Within 30 days after a final determination of any actuarial loss under Sections 5.5(d)(v) or 5.5(h)(v), Purchaser shall make any applicable indemnification payments under such Sections.

                  (vi) Within 30 days after a final determination of any actuarial cost under Section 5.5(d)(vi) WEC shall make any applicable indemnification payments under such Sections.

                  (vii) All indemnification payments under (v) and (vi) above shall be treated as purchase price adjustments for tax purposes.

                  (viii) Within 30 days after a final determination of any actuarial gain under Section 5.5(f)(v) WEC shall substitute a Revised Schedule in place of the Existing Schedule.

                  (ix) The Purchaser and Sellers shall pay the costs of their own actuaries.

         SECTION 5.6 COLLECTION OF RECEIVABLES. From and after the Closing, Purchaser shall have the right and authority to collect for its own account, and WEC shall not, and shall cause each of its Subsidiaries not to, directly or indirectly, interfere with or affect any of Purchaser's efforts to collect, all accounts receivable and other items that are included in the Acquired Assets and to endorse with the name of any of Sellers, any checks or drafts received with respect to any such accounts receivable or other items and WEC agrees promptly to deliver or cause to be delivered to Purchaser any cash or other property received directly or indirectly by any of Sellers with respect to such receivables and other items, including any amounts payable as interest.

         SECTION 5.7 EXPENSES. Whether or not the Closing takes place, and except as otherwise specifically provided in this



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

Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

         SECTION 5.8 BROKERS OR FINDERS. Each of Purchaser and WEC represents, as to itself and its Affiliates, that no agent, broker, investment banker or other Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except, as to WEC and its Affiliates, Evercore Partners Inc. and J.P. Morgan Securities Inc. whose fees and expenses will be paid by WEC and, as to Purchaser and its Affiliates, Goldman, Sachs & Co. whose fees and expenses will be paid by Purchaser, and each of Purchaser and WEC respectively agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any Person on the basis of any act or statement alleged to have been made by such party or its affiliate.

         SECTION 5.9 LICENSE AGREEMENT. (a) On the Closing Date, WEC and Purchaser shall enter into a Shared Technology Agreement in the form of Exhibit E hereto, wherein (i) WEC shall retain a nonexclusive, world-wide, royalty-free, perpetual license in order to use to satisfy WEC's obligations to divested businesses, and in the continuing businesses of WEC and the successors or assigns of such business, the Intellectual Property and Technology included in the Acquired Assets or the Subsidiary Assets, with the right to grant sublicenses of the same or lesser scope to licensees of Westinghouse's own corresponding and/or complementary intellectual property and technology and (ii) WEC shall grant to Purchaser nonexclusive, worldwide, paid-up, royalty-free, perpetual license to use any intellectual property and technology of Sellers pertinent to the Business as conducted by WEC as of the Closing Date and any natural extensions or evolution thereof with the right to grant sublicenses of the same or lesser scope to licensees of Purchaser's own corresponding and/or complementary intellectual property and technology.

                  (b) On the Closing Date, WEC shall grant to Purchaser and its Affiliates, pursuant to a Trademark and Trade Name License Agreement substantially in the form of Exhibit I hereto, certain licenses to the names and marks "Westinghouse" and "Circle W".

         SECTION 5.10 CERTAIN INFORMATION. After the Closing, upon reasonable written notice, Purchaser and WEC shall furnish or cause to be furnished to each other and their respective accountants, counsel and other representatives access, during normal business hours, to such information (including records pertinent to the Business), personnel and assistance relating to the Business as is reasonably necessary for financial reporting



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

and accounting matters, the preparation and filing of any returns, reports or forms, the defense of, prosecution of, or response required under, or pursuant to, any lawsuit, action or proceeding (including any proceeding involving WEC and any environmental matters related to the Acquired Assets) or in order to enable the parties to comply with their respective obligations under this Agreement. Purchaser and WEC shall also furnish or cause to be furnished to each other and their respective accountants, counsel and other representative's access, during normal business hours, to such information for any other reasonable business purpose. Purchaser and WEC shall, and shall cause their Affiliates to, retain until ten (10) years after the Closing Date all such records pertinent to the Business which are owned by such Person immediately after the Closing (excluding any Excluded Assets); after the end of such period, before disposing of any such records, the applicable party shall give notice to such effect to the other, and shall give the other, at the other's cost and expense, a reasonable opportunity to remove and retain all or any part of such records as the other may select. Cooperation with respect to Tax matters shall be governed by Section 5.14(k).

         SECTION 5.11 BULK TRANSFER LAWS. Purchaser hereby waives compliance by Sellers with the provisions of any so-called "bulk transfer law" of any jurisdiction in connection with the sale of the Acquired Assets to Purchaser.

         SECTION 5.12 ADDITIONAL AGREEMENTS. Subject to the provisions of
Section 5.4, each of Purchaser and WEC will use all reasonable efforts to facilitate and effect the implementation of the transfer of the Acquired Assets to Purchaser and the assumption of the Assumed Liabilities by Purchaser and, for such purpose but without limitation, each of Purchaser and WEC promptly will at and after the Closing execute and deliver or cause to be executed and delivered to the other party such assignments, deeds, bills of sale, assumption agreements, consents and other instruments of transfer or assumption as Purchaser or its counsel or WEC or its counsel may reasonably request as necessary or desirable for such purpose (it being understood that any such assignment, deed, bill of sale, assumption agreement, consent or other instrument of transfer or assumption shall not provide for any representations or warranties or any obligations or liabilities that are not otherwise expressly provided for in this Agreement). At any time and from time to time after the Closing Date at the request of Purchaser, and without further consideration, WEC will, and will cause the other Sellers to, execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such other action as Purchaser may reasonably deem necessary or desirable in order to transfer, convey and assign more effectively to Purchaser, the Acquired Assets, to put Purchaser in actual possession and operating control of the Business and to assist Purchaser in exercising all rights with respect thereto.




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

         SECTION 5.13 CERTAIN UNDERSTANDINGS. Purchaser acknowledges that none of Sellers or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Business, the Acquired Assets or other matters not included in this Agreement or the Schedules hereto and none of Sellers or any other Person will be subject to any liability to Purchaser or any other person resulting from the distribution to Purchaser, or Purchaser's use of, any such information, including any information, documents or material made available to Purchaser in certain "data rooms" or in any other form in expectation of the transactions contemplated hereby. Purchaser acknowledges that, should the Closing occur, Purchaser will acquire the Acquired Assets without any representation or warranty as to merchantability or fitness for any particular purpose, in an "as is" condition and on a "where is" basis, except as otherwise expressly represented or warranted herein.

         SECTION 5.14 ALLOCATION; TAX MATTERS.

                  (A) Schedule 5.14(a) sets forth the allocation of the consideration hereunder for Tax purposes. Prior to the Closing, Purchaser and WEC shall agree upon the allocation of the consideration hereunder for Tax purposes among the Acquired Assets and the assets held by any Sold Subsidiary with respect to which a Section 338 Election is made, in accordance with
Schedule 5.14(a), and shall set forth such allocation on a statement (the "ALLOCATION STATEMENT"). After the Closing, from time to time, Purchaser and WEC shall agree upon revisions to the Allocation Statement to reflect any adjustments to the consideration. Purchaser and WEC shall report the Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Allocation Statement, as it may be revised from time to time and shall not take any position inconsistent therewith in any examination of any Tax Return, in any refund claim or in any litigation or investigation, except as required by Law.

                  (B) Purchaser and WEC shall file and cause to be filed all Tax Returns and execute such other documents as may be required by any taxing authority, in a manner consistent with the Allocation Statement, as it may be revised from time to time. WEC shall prepare an initial draft of Internal Revenue Service Form 8594 pursuant to Section 1060 of the Code relating to the transactions contemplated by this Agreement based on the Allocation Statement, as it may be revised from time to time, and deliver such form to Purchaser. Purchaser and WEC shall attempt in good faith to agree on a final version of such form and shall file, or cause the filing of, such form with each relevant taxing authority.



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

                  (C) With respect to the purchase of the capital stock of Sold Subsidiaries that are U.S. corporations and members of Sellers' "affiliated group" (within the meaning of the Code Section 1504), (i) Purchaser and WEC agree to jointly make the election pursuant to Section 338(h)(10) of the Code and any comparable election under state and local law ("SECTION 338 ELECTIONS") with respect to each of the Sold Subsidiaries listed on Schedule 5.14(c), (ii) at Purchaser's request, Purchaser and WEC shall jointly make Section 338 Elections as to any other Sold Subsidiary designated by Purchaser in writing and delivered to WEC prior to the Closing, (iii) Purchaser and WEC shall cooperate with each other to take all actions necessary to effect and preserve timely
Section 338 Elections made pursuant to this Section 5.14(c) in accordance with Treasury Regulation Section 1.338(h)(10) (and any comparable provisions of state and local law and any successor provisions thereto) and shall not take any position inconsistent with treating the purchases of the capital stock of such corporations as Section 338 Elections and (iv) no Section 338 Election shall be made as to any other such Sold Subsidiary. Unless prohibited by applicable Law, WEC and Purchaser shall cause the Sold Subsidiaries to end their taxable years as of the Closing Date in states that do not recognize an election comparable to the election under Section 338(h)(10) of the Code.

         (D) WEC and Purchaser shall allocate between themselves all transfer, documentary, sales, use, registration, stamp, value-added and other similar taxes (including all applicable real estate transfer taxes and real property gains taxes), including any penalties, interest and additions to tax, incurred in connection with the transactions contemplated hereby ("TRANSFER TAXES") as follows: (i) with respect to all Transfer Taxes incurred in Florida and North Carolina, WEC and Purchaser shall equally share all Transfer Taxes, up to an amount not to exceed $ 7,000,000 (the "Estimated Transfer Tax Amount"), after which WEC shall be responsible and shall indemnify Purchaser and its Affiliates for all Transfer Taxes in excess of the Estimated Transfer Tax Amount and (ii) WEC and Purchaser shall equally share all Transfer Taxes incurred in all other jurisdictions. Notwithstanding the foregoing, Purchaser shall be responsible and shall indemnify Seller and its Affiliates for the excess of (i) any Transfer Taxes imposed by reason of the acquisition by Purchaser of the stock of the subsidiaries of Westinghouse Electric S.A. over (ii) the Transfer Taxes that would have been imposed had Purchaser acquired the stock of Westinghouse Electric S.A.. WEC and Purchaser shall reimburse one another, as the case may be, for their respective share of the Transfer Taxes paid by the other party within five (5) days of written request for such payment. WEC and Purchaser shall cooperate in timely making and filing all Tax Returns as may be required to comply with the provisions of any Transfer Tax Laws. To the extent legally able to do so, Purchaser shall deliver to



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

WEC exemption certificates satisfactory in form and substance to WEC with respect to Transfer Taxes if such delivery would reduce the amount of Transfer Taxes that would otherwise be imposed.

                  (E) WEC shall terminate and shall cause the termination by the Closing of any agreements, arrangements or practices relating to Taxes between WEC or any of its Affiliates (other than any Investment), on the one hand, and any Investment, on the other hand.

                  (F) At the Closing, WEC shall deliver to Purchaser duly executed certificates certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code.

                  (G) With respect to Income Taxes, and to the extent permitted by Law, Purchaser shall not, and shall cause each Sold Subsidiary not to, carry back any item of income, loss, credit or deduction from any period beginning after the Closing Date to any period including or ending prior to the Closing Date.

                  (H) WEC shall file any amended consolidated, combined or unitary Income Tax Returns that include any Sold Subsidiary for taxable years ending on or prior to the Closing Date which are required as a result of examination adjustments made by any taxing authority as finally determined. For those jurisdictions in which separate Income Tax Returns are filed by any Sold Subsidiary, any required amended Income Tax Returns resulting from such examination adjustments, as finally determined, shall be prepared by WEC and furnished to such Sold Subsidiary, for signature and filing at least ten days prior to the due date for filing such returns.

                  (I) (i) WEC shall file or cause to be filed the United States consolidated federal Income Tax Return of WEC and, where applicable, all other consolidated, combined or unitary state or local Income Tax Returns for the taxable periods of each Selling Subsidiary and each Sold Subsidiary that is a U.S. corporation ending on or prior to the Closing Date ("PRE-CLOSING INCOME TAX RETURNS") and (ii) WEC shall also file and shall cause each Selling Subsidiary and each Sold Subsidiary to file all other Tax Returns with respect to the Acquired Assets or the income or operations of the Business required to be filed (including any extensions) on or prior to the Closing Date. WEC shall prepare or shall cause to be prepared all state and local Pre-Closing Income Tax Returns required to be filed by any Sold Subsidiary on a separate return basis and with respect to those Tax Returns that have not been filed by the Closing Date (A) WEC shall provide Purchaser with a copy of such Tax Returns at least 30 days prior to the due date for filing such Tax Returns (including any extensions) and
(B) after reviewing and approving such Tax Returns (which approval shall not be unreasonably withheld),




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

Purchaser shall file or shall cause such Tax Returns to be filed. WEC shall pay or cause to be paid all Income Taxes relating to the Pre-Closing Income Tax Returns.

                  (J) (i) Purchaser shall timely prepare and file (or cause to be prepared and filed) all Tax Returns required by Law for all Taxes covering the Acquired Assets or the Sold Subsidiaries for periods ending after the Closing Date and which include a period prior to the Closing Date ("STRADDLE PERIOD TAX RETURNS"). Purchaser shall not prepare any Straddle Period Tax Returns on a basis inconsistent with the methodology used in prior taxable years (except as otherwise required by Law) if the result would be to increase the amount of Taxes for which WEC is responsible under this Agreement. To the extent any Straddle Period Tax Return relates to Income Taxes, (A) Purchaser shall provide WEC with a copy of such Tax Returns at least 30 days prior to the due date for filing such Tax Returns (including extensions), (B) after WEC's review and approval of such Tax Returns (which approval shall not be unreasonably withheld), Purchaser shall file or cause such Tax Returns to be filed and (C) not later than 5 days before the due date for the payment of Income Taxes with respect to such Tax Returns, WEC shall pay to Purchaser an amount equal to WEC's allocable portion of the Seller's Straddle Period Taxes (as defined below) determined in accordance with the method described in clause (ii) below. Purchaser shall timely prepare and file (or cause to be prepared and filed) all Tax Returns required by Law for all Taxes covering the Acquired Assets or the Sold Subsidiaries for periods beginning after the Closing Date (the "POST-CLOSING TAX RETURNS") and Purchaser shall timely pay or cause to be paid all Taxes relating to Post- Closing Tax Returns

                           (ii) For purposes of this Agreement, Seller's
allocable portion of Taxes with respect to the Straddle Period Tax Returns ("SELLER'S STRADDLE PERIOD TAXES") shall be:

                  (A) In the case of any real or personal property Tax relating to the Acquired Assets or the Subsidiary Assets, an amount equal to the Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the period for which such taxes are paid ending on the Closing Date and the denominator of which is the number of days in the entire taxable period; and

                  (B) In the case of any other Tax, the amount that would be payable if the taxable year ended on the Closing Date.

         (K) WEC and Purchaser shall each provide the other with such assistance as may be reasonably requested (including making employees reasonably available to provide information or testimony) in connection with the preparation of any Tax Return, any Tax Controversy (as defined in Section 5.14(l)(ii)), or the determination of liability for Taxes with respect to the Acquired




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Assets or the income or operations of the Business. Purchaser shall complete
WEC's standard tax packages relating to Tax Returns that WEC is responsible for filing pursuant to Section 5.14(i) and deliver them to WEC within 90 days of Purchaser's receipt from WEC and shall, and shall cause its Affiliates to, cooperate with WEC in preparing and pursuing any claims for refunds or credits of Income Taxes (including refunds or credits relating to investment tax credits, research credits and credits for prepayments of Income Taxes). At Purchaser's request and expense, WEC shall file claims prepared by Purchaser for refunds of Taxes assumed by Purchaser pursuant to Section 2.3(a)(viii) and promptly pay over the amount recovered to Purchaser (without any interest, other than interest paid by the applicable taxing authority with respect to such refund); PROVIDED, HOWEVER, that Purchaser shall promptly reimburse WEC to the extent that such refund is reclaimed by a taxing authority (without any interest, other than interest due to the applicable taxing authority with respect to such reclamation). WEC and Purchaser each shall, and shall cause their Affiliates to, retain until seven years after the Closing Date all Tax Returns, schedules, work papers and other records that are owned by such Person immediately after the Closing and that relate to the Business or the Acquired Assets; after the end of such period, before disposing of any such Tax Returns, schedules, work papers or other records, each shall give notice to such effect to the other, and shall give the other, at the other's cost and expense, a reasonable opportunity to remove and retain all or any part of such Tax Returns, schedules, work papers or other records as the other may select.

                  (L) (i) Purchaser shall, in the event that Purchaser receives notice (whether orally or in writing) of any examination, claim, proposed settlement, proposed adjustment or related matter with respect to any Taxes for which Purchaser may be indemnified hereunder (the "WEC TAX CONTROVERSIES") promptly notify WEC thereof, PROVIDED, HOWEVER, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent WEC shall have been actually prejudiced as a result of such failure (except that WEC shall not be liable for any expenses incurred during the period in which the Purchaser failed to give such notice). WEC shall be entitled at its sole discretion and expense to handle, control and compromise or settle the WEC Tax Controversies, and shall reasonably inform Purchaser of the progress of the WEC Tax Controversies, provided, however in the event Purchaser waives its right to indemnification with respect to any WEC Tax controversy relating to Taxes other than Income Taxes, Purchaser may assume at its expense the sole discretion to handle, control compromise or settle such controversy.

                           (ii) WEC shall, in the event WEC receives notice (whether orally or in writing) of any examination, claim, proposed settlement, proposed adjustment or related



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

         matter with respect to Taxes attributable to the Business (other than WEC Tax Controversies) (the "PURCHASER TAX CONTROVERSIES," and together with the WEC Tax Controversies, the "TAX CONTROVERSIES"), promptly notify Purchaser thereof, PROVIDED, HOWEVER, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent Purchaser shall have been actually prejudiced as a result of such failure (except that the Purchaser shall not be liable for any expenses incurred during the period in which Seller failed to give such notice). Purchaser shall be entitled at its sole discretion and expense to handle, control and compromise or settle the Purchaser Tax Controversies, and shall reasonably inform WEC of the progress of the Purchaser Tax Controversies.

         SECTION 5.15 SUPPLIES. Purchaser shall not use any signs or stationery, purchase order forms, packaging or other similar paper goods or supplies, or advertising and promotional materials, product, training and service literature and materials, or computer programs or like materials (collectively, the "SUPPLIES"), that state or otherwise indicate thereon that the Business is a division or unit of WEC or, except in compliance with any license agreement contemplated by Section 5.9(b), contain any trademarks, servicemarks, trade names or corporate or business names, derived from or including the words "Westinghouse Electric Corporation", "Westinghouse" or "Circle W" (in logotype design or any other style or design) in whole or in part; PROVIDED, that to the extent any Supplies included in the Acquired Assets so indicate, Purchaser may, for a period of 180 days after the Closing Date, use such Supplies after first crossing out or marking over such statement or indication or trademark, servicemark, trade name or corporate or business name and otherwise clearly indicating on such Supplies that the Business is no longer a division or unit of WEC. Purchaser shall not reorder or produce any Supplies which state or otherwise indicate thereon that the Business is a division or unit of Seller or contain any such trademarks, servicemarks, trade names or corporate or business names.

         SECTION 5.16 TRANSFER OF ASSETS OF SOLD SUBSIDIARIES. On or prior to the Closing Date, WEC shall cause the Sold Subsidiaries to transfer, without consideration, any Subsidiary Assets not relating primarily to the Business to WEC or Subsidiaries of WEC other than the Sold Subsidiaries or to any third party designated by WEC. After the Closing, Purchaser will cooperate with WEC to transfer without consideration any Subsidiary Assets not relating primarily to the Business to WEC or Subsidiaries of WEC or to any third party designated by WEC and WEC shall reimburse Purchaser for its reasonable expenses incurred in connection therewith.


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         SECTION 5.17 CREDIT SUPPORT. Purchaser acknowledges that in the course of the conduct by the Sold Subsidiaries of their business, WEC and its Subsidiaries (other than the Sold Subsidiaries) have entered into and expect to continue to enter into various arrangements (i) in which guaranties (including guaranties of performance under contracts or agreements), letters of credit or other credit arrangements, including surety and performance bonds, were issued by or for the account of WEC and its Subsidiaries (other than the Sold Subsidiaries) or (ii) in which WEC and its Subsidiaries (other than the Sold Subsidiaries) are the primary or secondary obligors on debt instruments or financing or other contracts or agreements, in any such case to support or facilitate business transactions of the Sold Subsidiaries. Such arrangements by such parties are hereinafter referred to as the "CREDIT SUPPORT ARRANGEMENTS."
Schedule 5.17 sets forth a list of all Credit Support Arrangements existing as of the date hereof. Purchaser will use commercially reasonable best efforts to
(i) obtain replacement Credit Support Arrangements which will be in effect at the Closing or (ii) repay, or cause the repayment of, all debt and other obligations to which such Credit Support Arrangements relate (and cause the cancellation of such Credit Support Arrangements) or arrange for itself or one of its Subsidiaries (including the Sold Subsidiaries) to be substituted as the obligor thereon as of the Closing Date. In the event that notwithstanding the foregoing sentence Credit Support Arrangements remain outstanding following the Closing, Purchaser will continue to use commercially reasonable best efforts to take the actions described in clauses (i) and (ii) of the preceding sentence and will indemnify WEC and its Subsidiaries (other than the Sold Subsidiaries) for all losses, liabilities, claims, damages and expenses suffered or incurred by WEC and its Subsidiaries (other than the Sold Subsidiaries) arising from the existence of Credit Support Arrangements following the Closing.

         SECTION 5.18 NON-COMPETITION.

                  (A) COVENANTS AGAINST COMPETITION. WEC acknowledges that (i) WEC is one of a limited number of Persons who have been active in the industry of the Business; (ii) WEC's Business is international in scope; (iii) WEC's ownership of the Business has brought it in close contact with certain confidential information regarding the Business not generally available; and
(iv) Purchaser would not purchase the Acquired Assets but for the agreements and covenants of WEC contained in this Section 5.18.
Accordingly, WEC covenants and agrees that:

                           (i) WEC shall not in the United States of America or elsewhere in the world, directly or indirectly, for a period commencing on the Closing Date and terminating on the fifth anniversary of the Closing Date (the "RESTRICTED PERIOD"), nor during the Restricted Period shall it cause or permit any of its Subsidiaries to (A) engage in the Business or in any business that competes with any of the Business for WEC's or such Subsidiaries' direct or indirect account; (B) render any material assistance to any Person (other than Purchaser) engaged in such business; or (C) become interested in any such Person (other than Purchaser) as a partner, shareholder, principal, agent, trustee, consultant or in any other similar relationship or capacity; PROVIDED, HOWEVER, that notwithstanding the foregoing WEC may own, directly or indirectly, solely as an investment, securities of any Person which are traded on any national securities exchange or NASDAQ if WEC (i) is not a controlling Person or, or a member of a group which controls such Person and (ii) does not, directly or indirectly, own 2% or more of any class of securities of such Person.

                           (ii) During and after the Restricted Period, WEC shall (and shall cause each of its Subsidiaries to) keep secret and retain in strictest confidence, and not use for the benefit of itself or others except in connection with the business and affairs of Purchaser and its Affiliates, all confidential information with respect to the Business and the Acquired Assets, or learned by WEC directly or indirectly from Purchaser, including, without limitation, information with respect to (A) prospective business activities, (B) sales figures,
         (C) profit or loss, gross margin or similar information, and (D) customers, clients, suppliers, sources of supply and customer lists (the "CONFIDENTIAL INFORMATION"), and shall not disclose such Confidential Information to anyone outside of Purchaser and its Affiliates except with Purchaser's express written consent or as required by Law or upon written advice of counsel and except for Confidential Information which (i) is at the time of receipt or thereafter becomes publicly known through no wrongful act of or (ii) is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement.

                           (iii) During the Restricted Period, neither WEC nor Purchaser shall, directly or indirectly, knowingly solicit or encourage to leave the employment of Purchaser or WEC, any employee of Purchaser or WEC, as the case may be.

                  Notwithstanding the foregoing, nothing contained in the Agreement shall impair, impede, prevent, inhibit, limit or restrict WEC or any of its Affiliates (or any successor or assign of any of them) in any manner or respect whatsoever from (i) the continuing operation of (x) the Government Operations Business, (y) the Energy Systems Business or (z) the Process Control Division, including, without limitation, the business of bidding, selling, installing and/or servicing of electrical power plants, whether alone or in partnership, joint venture, combination or other arrangement, with suppliers or manufacturers of goods or services competitive with the Business, provided WEC's scope is primarily related to the goods and services which it has




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

typically provided under (x), (y) and (z) or (ii) selling or otherwise transferring the Government Operations Business, the Energy Systems Business or the Process Control Division or any portion thereof to any Person, whether or not such Person or any of its Affiliates is engaged in a business competitive with the Business.

                  (B) RIGHTS AND REMEDIES UPON BREACH. If WEC breaches, or threatens to commit a breach of, any of the provisions of Section 5.18(a) (the "RESTRICTIVE COVENANTS") , Purchaser shall have the following rights and remedies (upon compliance with any necessary prerequisites imposed by law upon the availability of such remedies) , each of which rights and remedies shall be independent of the other and severally enforceable and shall not be affected by the provisions of Article VIII, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to Purchaser under Law or in equity:

                           (i) The right to have the Restrictive Covenants specifically enforced (without posting any bond) by any court having equity jurisdiction, including, without limitation, the right to an entry against WEC of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to Purchaser and that money damages may not provide adequate remedy to Purchaser.

                           (ii) The right and remedy to require WEC to account for and pay over to Purchaser all compensation, profits, monies, accruals, increments or other benefits (collectively, "BENEFITS") derived or received by such person as a result of any transactions constituting a breach of any of the Restrictive Covenants, and such person shall account for and pay over such Benefits to Purchaser.

                  (C) SEVERABILITY OF COVENANTS. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

                  (D) BLUE-PENCILLING. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provisions and, in its reduced form, such provision shall then be enforceable and shall be enforced.



                                       79
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         SECTION 5.19 POST-CLOSING AGREEMENTS. During the period prior to the
Closing, WEC and Purchaser agree to negotiate in good faith and enter into the following agreements:

                  (A) TRANSITIONAL SERVICES. At the Closing, WEC and Purchaser shall enter into a mutually acceptable agreement (the "Transitional Services Agreement"), whereby WEC will provide to Purchaser certain transitional services which are currently provided to the Business by WEC.

                  (B) FACILITIES. Sellers and Purchaser shall enter into mutually acceptable arrangements relating to the use of (i) facilities and equipment by Business Employees currently located in Sellers' facilities other than the Premises and (ii) facilities and equipment by employees of WEC currently located in the Premises and who are not Business Employees.

                  (C) FIELD SALES OFFICES. Sellers and Purchaser shall enter into mutually acceptable arrangements, including sublease arrangements and arrangements with respect to the provision and use of personnel and Tangible Property, with respect to the conduct of the Energy Systems Business at the field sales offices included in the Premises.

         SECTION 5.20 REMOVAL OF EXCLUDED ASSETS AND LIABILITIES FROM SOLD SUBSIDIARIES. The parties acknowledge that certain Excluded Assets and Excluded Liabilities may be held by, or be obligations of, certain of the Sold Subsidiaries. Sellers will at the request of Purchaser use their best efforts either (i) to transfer the Acquired Assets held by any such Subsidiary directly to Purchaser (in which event Seller will retain the Sold Subsidiary) or (ii) to transfer out of any such Subsidiary, or otherwise appropriately protect Purchaser from, any Excluded Assets and Excluded Liabilities held by any such Subsidiary.

         SECTION 5.21 GUARANTEE AGREEMENT. Concurrent with the execution of this Agreement, the Guarantors are executing the Guarantee Agreements in the form of Exhibits G-1, G-2 and G-3 hereto (the "GUARANTEE AGREEMENT").

         SECTION 5.22 STEAM GENERATOR AGREEMENT. On the Closing Date, WEC and Purchaser shall enter into an agreement substantially on the terms described in Exhibit H hereto (the "STEAM GENERATOR AGREEMENT") relating to the Settlement Agreements and related matters.

         SECTION 5.23 POST CLOSING HIRING OF EMPLOYEES. If within the period ending one (1) year after the Closing Date, Purchaser or any of its Affiliates hires any employee of WEC or its Subsidiaries (other than Business Employees), Purchaser shall reimburse WEC for any severance and other related termination costs paid by WEC or its Subsidiaries to or on account of such employment with WEC or any of its Subsidiaries during such one (1) year period.



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

         SECTION 5.24 INSTRUMENTATION AND CONTROL MATTERS. At the Closing, WEC and Purchaser shall enter into supply agreements, substantially on the terms described in Exhibit B hereto, pursuant to which WEC (or its successors) will provide to Purchaser goods and services related to the Business.

         SECTION 5.25 SCIENCE AND TECHNOLOGY CENTER.

                  WEC operates a Science and Technology Center in Churchill, Pennsylvania ("STC"), which provides research and development support to the Business. The Acquired Assets shall include all Fixtures and Equipment and, subject to the provisions of Section 2.2(c), Contracts owned by Sellers on the Closing Date and used or held for use primarily in the portion of the STC which primarily provides research and development support to the Business or to the performance of those programs ("STC PROGRAMS") (a) set forth on Schedule 5.25 or
(b) entered into or undertaken in the Ordinary Course of Business between the date of this Agreement and the Closing Date which relate primarily to the Business.

                  The provisions of Section 5.5 shall be applicable to all STC employees (other than any employee in the Information Technology Group) who primarily render services on behalf of the Business or on behalf of any of the STC Programs.

         On the Closing Date, WEC shall sublease to Purchaser that portion of the premises at the STC primarily related to the Business and the STC Programs pursuant to a mutually acceptable sublease. Purchaser and WEC agree that the terms of the sublease shall not be materially more restrictive to Purchaser than the terms of the master lease with respect to the STC are to WEC. WEC agrees to provide Purchaser with a copy of the master lease with respect to the STC. On the Closing Date, subject to Section 2.2(c), Purchaser shall assume all Liabilities associated with the STC Programs.

         Seller shall transfer and Buyer shall accept and assume all of Seller's rights, interests and liabilities in the Solid Oxide Fuel Cell ("SOFC") program, subject to Department of Energy approval and consent, and unless otherwise qualified by the Shared Technology Agreement. The following contracts are part of the rights and liabilities of Sellers with respect to the SOFC programs:

         1.       DOE Cooperative Agreement;

         2.       Southern California Edison Agreement of July, 1997;

         3.       Gas Research Institute Agreement;

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


         4.       Praxair Agreement of December 31, 1996; and

         5.       Solid Oxide Fuel Cell Commercialization Association
                  Agreement.

         SECTION 5.26. BUSINESS RELATIONSHIPS WITH SELLER. WEC and Purchaser acknowledge that the Business has had relationships with other businesses within Sellers which have not been documented by a formal written agreement. In particular, the Business has been involved with the Energy Systems Business Unit, Process Control Division, Westcom and the Science and Technology Center. The parties agree that, except for specific provisions in the Agreement and the Seller Ancillary Documents which expressly provide for any different treatment,
(a) any such pre-existing relationships will be documented by Sellers prior to the Closing, and shall be maintained on such documented basis by Purchaser after the Closing; and (b) all Contracts between Sellers or a Sold Subsidiary and their customers involving products or services of the Business shall be completed by Purchaser or its designated Subsidiary after the Closing in accordance with the Contract terms.


                                    ARTICLE 6

                              CONDITIONS PRECEDENT

         SECTION 6.1 CONDITIONS TO EACH PARTY'S OBLIGATION. The obligation of Purchaser to purchase the Acquired Assets and the obligation of WEC to (and to cause the Selling Subsidiaries to) sell, assign, transfer, convey and deliver the Acquired Assets to Purchaser shall be subject to the satisfaction prior to the Closing of the following conditions:

                  (A) CERTAIN WAITING PERIODS. Any waiting period under the HSR Act and the Exon-Florio Amendment applicable to any of the transactions contemplated hereby shall have expired or been earlier terminated.

                  (B) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect; PROVIDED, HOWEVER, that each of Purchaser, and, subject to the proviso in Section 5.3(b), WEC shall have used its best efforts to prevent the entry of any such order, injunction or other restraint or prohibition and to appeal as promptly as possible any such order, injunction or other restraint or prohibition that may be entered.

                  (C) GOVERNMENTAL ACTION. There shall not be any pending suit, action or proceeding by any Governmental Authority



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

challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement in any material respect or seeking to obtain any damages from Sellers, Purchaser or the Sold Subsidiaries which would reasonably be expected to have a Material Adverse Effect or otherwise be materially adverse to Sellers or Purchaser.

         SECTION 6.2 CONDITIONS TO OBLIGATION OF PURCHASER. The obligation of Purchaser to purchase the Acquired Assets is subject to the satisfaction at and as of the Closing of each of the following conditions:

                  (A) REPRESENTATIONS AND WARRANTIES. The representations and warranties of WEC set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and, except for those made as of a particular date, as of the Closing as though made at and as of the Closing, except for (i) changes permitted or contemplated by this Agreement and (ii) such failures of representations and warranties to be true and correct that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Purchaser shall have received a certificate signed by an authorized officer of WEC to such effect.

                  (B) PERFORMANCE OF OBLIGATIONS OF WEC. WEC shall have performed or complied in all material respects with all obligations, conditions and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing (other than the covenant set forth in Section 5.1(b)), and Purchaser shall have received a certificate signed by an authorized officer of WEC to such effect. Notwithstanding the foregoing, WEC shall be deemed to have performed or complied in all material respects with its covenants contained in Section 5.1 so long as the failure so to perform or comply has not had, and would not reasonably be expected to have, a Material Adverse Effect.

                  (C) MATERIAL PERMITS. Except as set forth on Schedule 6.2(c), Purchaser and the Sold Subsidiaries shall have, on the Closing Date, all permits, licenses, franchises, approvals, consents and authorizations by or of Governmental Authorities required by Law for Purchaser to conduct the Business and to acquire and own the Acquired Assets, and such Permits shall be in full force and effect, except (i) where (assuming compliance by WEC with the provisions of Sections 5.3(c) and 5.4) the failure to have any such Permits or of any such Permits to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; PROVIDED, HOWEVER, that this condition shall be inapplicable to the extent Purchaser shall have failed to comply with its obligations under Section 5.4 to use commercially reasonable efforts to obtain the consent of Governmental Authorities to the assignment of any Seller's or Sold Subsidiary's Permits or under Section 5.3(c) to secure its own permits, licenses, franchises, approvals, consents and authorizations by or of Governmental Authorities in lieu of any Permits held by any Seller or Sold Subsidiary.

                  (D) OPINION OF WEC'S COUNSEL. Purchaser shall have received an opinion or opinions dated the Closing Date of counsel to WEC, in form and substance reasonably satisfactory to Purchaser.

                  (E) CONVEYANCING DOCUMENTS. Sellers shall have executed and delivered such deeds, bills of sale, assignments and other instruments, each satisfactory in form and substance to Purchaser, as shall be necessary or appropriate to convey the Acquired Assets in accordance with this Agreement.

         SECTION 6.3 CONDITIONS TO OBLIGATION OF WEC. The obligation of WEC to (and to cause the Selling Subsidiaries to) sell, assign, transfer, convey, and deliver the Acquired Assets is subject to the satisfaction at and as of the Closing of each of the following conditions:

                  (A) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made at and as of the Closing, and WEC shall have received a certificate signed by an authorized officer of Purchaser to such effect.

                  (B) PERFORMANCE OF OBLIGATIONS OF PURCHASER. Purchaser shall have performed or complied in all material respects with all obligations, conditions and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing, and WEC shall have received a certificate signed by an authorized officer of Purchaser to such effect.

                  (C) OPINION OF PURCHASER'S COUNSEL. WEC shall have received an opinion or opinions dated the Closing Date of counsel to Purchaser and the Guarantors in form and substance reasonably satisfactory to WEC.

                  (D) GUARANTEE AGREEMENTS. The Guarantee Agreements shall be in full force and effect, and the Guarantors shall have complied with all of their obligations thereunder.


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

                                    ARTICLE 7

                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 7.1 TERMINATION.

                  (A) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

                           (i) by mutual written consent of WEC and Purchaser;

                           (ii) by WEC if any of the conditions set forth in
         Section 6.1 or 6.3 shall have become incapable of fulfillment, and shall not have been waived by WEC;

                           (iii) by Purchaser if any of the conditions set forth in Section 6.1 or 6.2 shall have become incapable of fulfillment, and shall not have been waived by Purchaser; or

                           (iv) by WEC or Purchaser if the Closing does not occur on or prior to December 31, 1998;

PROVIDED, HOWEVER, that the party seeking termination pursuant to clause (ii),
(iii) or (iv) is not in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement.

                  (B) In the event of termination by WEC, on the one hand, or Purchaser, on the other hand, pursuant to this Section 7.1, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:

                           (i) Purchaser shall return all documents and other material received from Sellers relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to WEC; and

                           (ii) all confidential information received by Purchaser with respect to Business and the other operations of Sellers shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

                  (C) If this Agreement is terminated and the transactions contemplated hereby are abandoned pursuant to this Section 7.1 for any reason other than a termination by Purchaser pursuant to this Section 7.1 as a result of a failure to satisfy any condition set forth in Section 6.2(a) or (b) (which failure shall not have been cured within twenty (20) business days following WEC's receipt of written notice of such failure from Purchaser) , Purchaser shall pay to WEC on demand a termination fee of $30,000,000, by wire transfer to an account designated in writing by WEC of immediately available funds.

                  (D) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 7.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 5.2 relating to the obligation of Purchaser to keep confidential certain information and data obtained by it from Seller, (ii) this Agreement relating to expenses (including Sections 5.7 and 5.14(d)), (iii)
Section 5.8 relating to finder's fees and broker's fees, (iv) this Section 7.1 and (v) Article 9. Nothing in this Section 7.1 shall be deemed to release either party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement.

         SECTION 7.2 AMENDMENTS AND WAIVERS. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing Purchaser, on the one hand, or WEC, on the other hand, may waive compliance by the other party with any term or provision of this Agreement, that such other party was or is obligated to comply with or perform.


                                       86
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                                    ARTICLE 8

                                 INDEMNIFICATION

         SECTION 8.1 INDEMNIFICATION BY WEC.

                  (A) WEC hereby agrees to indemnify Purchaser and its Affiliates and their respective officers, directors, employees, stockholders, agents and representatives against, and agrees to hold them harmless from, any Losses, as incurred, to the extent arising from, relating to or otherwise in respect of (i) any breach of any representation or warranty of WEC contained in this Agreement (other than those contained in clauses (i), (ii) and (iv)(A)
Section 4.1(n)), determined (except in respect of (A) of Sections 4.1(c)(i), 4.1(j)(xiv), 4.1(j)(xv) and 4.1(l) and (B) representations and warranties relating to the "material" impairment of the ability of a party to perform its obligations under this Agreement) without regard to any materiality qualification or exception in any representation or warranty giving rise to the claim for indemnity hereunder), (ii) any breach of any covenant of any of Sellers contained in this Agreement or in any Seller Ancillary Document, (iii) any Liability of any Seller which is not an Assumed Liability and any Liability of any Sold Subsidiary which is an Excluded Liability, (iv) any Indebtedness that is not included on the Statement or (v) any Environmental Liability which is not an Excluded Liability; PROVIDED, HOWEVER, that (A) WEC shall not have any Liability under clause (i) above unless the aggregate of all Losses relating thereto for which WEC would, but for this proviso, be liable under clause (i) above exceeds an amount equal to $50,000,000, and then only to the extent of any such excess, (B) WEC shall not have any Liability under clause (i) above in excess in the aggregate of the Purchase Price, (C) for purposes of calculating Losses under clauses (i) and (ii) above, WEC shall not have any Liability for any Loss in respect of such breaches if the aggregate amount of such Loss relating to a single claim (or group of claims relating to the same event or transaction) does not exceed $5,000, (D) WEC shall not have any Liability under this Section 8.1 to the extent the Liability arises as a result of the operation of the Business or the Acquired Assets after the Closing or any action taken or omitted to be taken by Purchaser or any of its Affiliates, and (E) in respect of any Losses under clause (v) above, (w) for aggregate Losses of less than $100 million ("FIRST-TIER ENVIRONMENTAL LOSSES"), WEC shall pay 25% of such Losses,
(x) for aggregate Losses of $100 million or more but less than $200 million ("SECOND-TIER ENVIRONMENTAL LOSSES"), WEC shall pay 75% of such Losses, (y) for aggregate Losses of $200 million or more but less than $300 million ("THIRD-TIER ENVIRONMENTAL LOSSES"), WEC shall pay 50% of such Losses and (z) for aggregate Losses of $300 million or more ("FOURTH-TIER ENVIRONMENTAL LOSSES"), (1) if such Losses result from a Remedial Action that is not imposed by an order of a Governmental Authority pursuant to an Environmental Law, WEC shall pay 50% of such Losses, and (2) WEC shall pay 100% of all other Losses. Notwithstanding the foregoing provisions, if and to the extent Purchaser incurs Losses in respect of Special Environmental Liabilities arising out of or in respect of the conduct of the Business by any Seller or Sold Subsidiary prior to the Closing, WEC shall pay the first $5,000,000 of such Losses.

The balance of all such Losses shall be treated in the same way as all other Losses in respect of Environmental Liabilities are treated in clause (v) above.

                  With respect to the Environmental Liabilities for which WEC has Liability pursuant to this Section 8.1(a) and to the extent that such Liability involves the implementation of a Remedial Action, (i) in no event shall WEC's Liability extend to Remedial Action that seeks to meet or address cleanup criteria applicable to real property other than criteria applicable to real property used for purposes substantially consistent with the purposes for which the Premises were used by the Business prior to the Closing and (ii) WEC shall have the right to review and provide Purchaser with written comments in advance of (A) the Purchaser's selection of consultants and contractors designated to perform the Remedial Action and (B) the development of the scope of work for, and type of, the Remedial Action to be implemented. Purchaser shall review and reasonably and in good faith consider WEC's comments. Purchaser shall provide all plans, reports and submissions to any Governmental Authority regarding any such Remedial Action in draft form to WEC a reasonable time prior to transmission of such items to such Governmental Authority and Purchaser shall review and reasonably and in good faith consider any of WEC's comments on such plans, reports and submissions. WEC and its representatives shall have the opportunity to be present and participate at any meetings with Governmental Authorities.

                  Notwithstanding the foregoing, from and after the time, if any, as clause (E)(z) of the second preceding paragraph becomes applicable or could reasonably be expected to become applicable prior to completion of any specific Remedial Action, all determinations with respect to Remedial Actions (including those contemplated by the first sentence of the immediately preceding paragraph) shall be made jointly by WEC and Purchaser acting reasonably and in good faith. All such determinations shall be made (1) with a view towards achieving solutions that involve reasonable and customary Remedial Actions that can be implemented efficiently and cost-effectively, (2) with due regard to avoiding undue interference with the ongoing business operations of Purchaser (or its successor in interest) at the Premises and (3) in accordance with Environmental Laws. If, in such circumstances, (X) WEC and Purchaser do not agree as to whether Remedial Action or any significant portion of a Remedial Action is imposed by an order of a Governmental Authority pursuant to an Environmental Law, the parties shall submit such dispute to arbitration pursuant to Section 8.9(a) or (Y) WEC and Purchaser do not agree with respect to the scope of work for, and the type of, the Remedial Action to be implemented, each of WEC and Purchaser shall submit to the other a written proposal with respect thereto; if the parties are unable to agree how to proceed, either party may submit such dispute to arbitration pursuant to Section 8.9(b).

                  (B) Purchaser acknowledges and agrees that, following the Closing, its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement (except as provided in Section 5.14) shall be pursuant to the indemnification provisions set forth in this
Section 8.1. In furtherance of the foregoing, Purchaser hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action it may have against Sellers, their Affiliates and their respective officers, directors, employees, stockholders, agents and representatives arising under or based upon any Law or otherwise (except pursuant to the indemnification provisions set forth in this Article 8).

         SECTION 8.2 INDEMNIFICATION BY PURCHASER. Purchaser hereby agrees to indemnify Sellers, their Affiliates and their respective officers, directors, employees, stockholders, agents and representatives against, and agrees to hold them harmless from, any Losses, as incurred, to the extent arising from, relating to or otherwise in connection with (i) any breach of any representation or warranty of Purchaser contained in this Agreement, (ii) any breach of any covenant of Purchaser contained in this Agreement or in any Purchaser Ancillary Document (iii) subject to Section 8.1(a), any Assumed Liabilities, (iv) subject to Section 8.1(a), all Liabilities of the Sold Subsidiaries, (v) any Liability under the WARN Act or similar statute arising from the actions of Purchaser on or after the Closing, (vi) any Liability under any Credit Support Arrangement following the Closing or (vii) subject to Section 8.1(a), the operation of the Business or the Acquired Assets, or any actions or omissions of Purchaser, its Affiliates, agents, contractors or subcontractors in connection therewith, after the Closing.

         SECTION 8.3 CHARACTERIZATION OF INDEMNIFICATION PAYMENTS. All amounts paid by WEC or Purchaser, as the case may be, under this Article VIII shall be treated as adjustments to the Purchase Price for all Tax purposes.

         SECTION 8.4 LOSSES NET OF INSURANCE; TAX LOSS AND BENEFITS; NO CONSEQUENTIAL DAMAGES. The amount of any Loss shall be (a) net of any amounts recovered or recoverable by the indemnified party under insurance policies or Government Contracts (it being understood that if any amount is recovered or recoverable by Purchaser under any insurance policy or Government Contract, it shall not be subject to indemnification by WEC under this Article 8) with respect to such Loss, (b), (i) increased to take account of any net Tax cost incurred by the indemnified party by reason of the receipt of any indemnity payment being treated for Tax purposes as other than an adjustment to the Purchase Price (grossed-up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the indemnified party in respect of the taxable year in which such Loss is



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incurred or paid and, with respect to a Tax benefit arising in a year subsequent to the year in which the Loss is paid or incurred, the indemnified party shall pay to the indemnifying party the amount of such Tax benefit at the time such Tax benefit is actually realized, arising from the incurrence or payment of any such Loss and (c) to avoid double-counting, determined after giving effect to any reserves on the books of the Business as of the Closing Date in respect of any matter if and to the extent such reserve reduced Closing Net Assets. In computing the amount of any such Tax cost or Tax benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified loss, liability, claim, damage or expense. Notwithstanding anything to the contrary contained herein, no indemnification shall be provided for under this Article 8 in respect of any indirect, special, consequential or "business interruption" damages.

         SECTION 8.5 TERMINATION OF INDEMNIFICATION. The obligations to indemnify and hold harmless any party, (a) pursuant to clause (a)(i) of Section
8.1 and clause (a)(i) of Section 8.2, shall terminate when the applicable representation or warranty terminates pursuant to Section 9.3 and pursuant to clause (a)(v) of Section 8.1 shall terminate on the eighth anniversary of the Closing Date; PROVIDED, HOWEVER, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice pursuant to Section 8.6 or 8.7 (stating in reasonable detail the basis of such claim) to the party to be providing the indemnification and (b) pursuant to the other clauses of Sections
8.1 and 8.2 shall not terminate.

                  Notwithstanding anything to the contrary in this Agreement, for purposes of Purchaser's entitlement to any indemnification provided for under Section 8.1(a)(v) of this Agreement, any notice required to be given by Purchaser to WEC hereunder need only specify in reasonable detail that a state of facts or condition exists that gives rise to an Environmental Liability.

         SECTION 8.6 PROCEDURES RELATING TO THIRD PARTY CLAIMS (OTHER THAN TAX CONTROVERSIES).

                  (A) In order for a Person (the "INDEMNIFIED PARTY"), to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any Person against the indemnified party (other than a Tax Controversy, procedures for which are specified in Section 5.14(k)) (a "THIRD PARTY CLAIM"), such indemnified party must notify the indemnifying party in writing, and in reasonable




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detail, of the Third Party Claim within 20 Business Days after receipt by such indemnified party of written notice of the Third Party Claim; PROVIDED, HOWEVER, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. Thereafter, the indemnified party shall deliver to the indemnifying party, promptly after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

                  (B) If a Third Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party. If the indemnifying party so elects to assume the defense of a Third Party Claim, the indemnifying party will not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof (other than during any period in which the indemnified party shall have failed to give notice of the Third Party Claim as provided above). If the indemnifying party chooses to defend or prosecute a Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the indemnifying party chooses to defend or prosecute any Third Party Claim, the indemnified party will agree to any settlement, compromise or discharge of such Third Party Claim which the indemnifying party may recommend, which involves no order for non-monetary relief, will not result in the indemnified party being bound by principles of RES JUDICATA or collateral estoppel in defending other similar claims and which by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim or, if such settlement, compromise or discharge does not require full payment of such liability, the indemnified party shall have the right to consent to such settlement, compromise or discharge, which consent may not be unreasonably withheld. Whether or not the indemnifying party shall have assumed the defense of a Third


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Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld)

         SECTION 8.7 PROCEDURES RELATING TO NON-THIRD PARTY CLAIMS. In order for an indemnified party to be entitled to any indemnification provided for under this Agreement in respect of a claim that does not involve a Third Party Claim or Tax Controversy being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. The failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such indemnified party under this Agreement, except to the extent that the indemnifying party shall have been actually prejudiced by such failure.

         SECTION 8.8 JOINT DEFENSE AGREEMENT. On the Closing Date, WEC and Purchaser shall enter into a Joint Defense Agreement substantially in the form set forth in Exhibit F and on such additional terms as shall be mutually agreeable.

         SECTION 8.9 ARBITRATION OF ENVIRONMENTAL LIABILITIES. (a) Any dispute arising out of whether a Remedial Action covered by Section 8.1(a)(E)(z) of this Agreement is imposed by an order of a Governmental Authority pursuant to Environmental Law shall be settled by arbitration in accordance with the Commercial Rules of the American Arbitration Association. Any party may commence arbitration hereunder by delivering notice to the other party or parties to the dispute, claim or controversy. The arbitration panel shall consist of three arbitrators. Within ten (10) days after delivery of the notice of commencement of arbitration referred to above, the Purchaser and WEC shall each appoint one arbitrator, and the two arbitrators so appointed shall within 10 days of their appointment designate a third arbitrator within ten days of their appointment. If the arbitrators designated by the parties to the arbitration are unable or fail to agree upon the third arbitrator, the third arbitrator shall be designated by the American Arbitration Association under its rules. The arbitrators will be bound by the substantive law of the State of New York, but will not be bound by the laws of evidence and procedure customary in courts of law. The arbitrators shall be required to submit a written statement of their findings and conclusions. The award of the arbitrators shall be final, binding and conclusive on the parties; provided that, where a remedy for breach is prescribed hereunder or limitations on remedies are prescribed, the arbitrators shall be bound by such restrictions. Judgment upon the award may be entered in any court having jurisdiction thereof. The arbitration proceedings shall be conducted in New York, New York. Unless otherwise



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determined by the arbitrator (which determination shall be final and binding on the Purchaser and WEC), each party shall pay its own expenses of arbitration and the expenses of the arbitrators shall be shared equally by the Purchaser, on the one hand, and WEC involved in such arbitration, on the other hand.

                  (b) Any dispute as to the scope of work for or the type of Remedial Action to be implemented in Section 8.1(a)(E)(z) shall be submitted to "baseball arbitration" for final resolution without right of appeal as follows:

                  (i) the arbitrator will be a mutually agreed nationally recognized environmental consulting firm;

                  (ii) WEC and the Purchasers shall each submit to the arbitrator their respective versions of the scope of work for the Remedial Action and documentation supporting that determination;

                  (iii) the arbitrator will choose one version in its entirety. The arbitrator shall not be allowed to compromise between the two versions or combine parts of the two versions to reach an intermediate version.

                  (iv) the party whose version is not selected by the arbitrator shall pay all expenses of the arbitrator; and

                  (v) the version selected by the arbitrator shall be the scope of work for purposes of the Remedial Action to be performed.


                                    ARTICLE 9

                               GENERAL PROVISIONS

         SECTION 9.1 NOTICES. All notices and other communications hereunder shall be in writing (including telecopy or similar writing) and shall be sent, delivered or mailed, addressed or telecopied:

                  (a)      if to Purchaser, to

                           c/o Siemens Corporation
                           1301 Avenue of the Americas
                           New York, New York  10019
                           Attention: General Counsel
                           Telecopy No.: (212) 258-4490


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                           with copies to:

                           Siemens Aktiengesellschaft
                           KWU Power Generation Group
                           Freyeslebenstrasse 1
                           D-91058 Erlangen
                           Germany
                           Attention: Adolf Huttl, President
                           Telecopy No. : 011-49-9131-18-7173

                           and to:

                           Siemens Aktiengesellschaft
                           Legal Department ZFR3
                           Werner-von-Siemens-Strasse 50
                           D-91052 Erlangen
                           Germany
                           Attention: Counsel for Power Generation Group Telecopy No. : 011-49-9131-7-29011

                  (b)      if to Seller, to

                           Office of General Counsel
                           Westinghouse Electric Corporation
                           Westinghouse Building
                           11 Stanwix Street
                           Pittsburgh, PA 15222
                           Telecopy No. : (412) 642-5224


                           with copies to:

                           Office of General Counsel
                           CBS Inc.
                           51 West 52nd Street
                           New York, New York 10019
                           Telecopy No. : (212) 975-3744

                           and

                           Weil, Gotshal & Manges LLP
                           767 Fifth Avenue
                           New York, New York 10153
                           Attention: Howard Chatzinoff, Esq.
                           Telecopy No. : (212) 310-8007


Each such notice or other communication shall be given (i) by hand delivery,
(ii) by nationally recognized courier service or (iii) by telecopy, receipt confirmed. Each such notice or communication shall be effective (i) if delivered by hand or by nationally recognized courier service, when delivered at the address specified in this Section 9.1 (or in accordance with the latest unrevoked direction from such party) and (ii) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 9.1 (or in accordance with the latest unrevoked direction from such party), and confirmation is received.

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


         SECTION 9.2 INTERPRETATION. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. When a reference is made in this Agreement to a Section, Schedule or Exhibit, such reference shall be to a Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. For purposes of any indemnification provision in this Agreement, the word "EXPENSES" shall mean out-of-pocket expenses, and shall not include any allocations of internal salaries and other expenses. Whenever the words "INCLUDED," "INCLUDES" or "INCLUDING" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever the word "MATERIAL" is used in this Agreement (except when used with respect to the Purchaser), it shall mean material to the Business or financial condition of the Business, taken as a whole. Whenever the phrase "REASONABLY LIKELY TO BE ADVERSELY DETERMINED" is used in this Agreement, it shall not require a determination that it is more likely than not. Except as otherwise provided in Section 4.1(m)(iii), whenever reference is made to "KNOWLEDGE OF SELLER," it shall mean the actual knowledge of the Persons named on Schedule 9.2.

         SECTION 9.3 SURVIVAL OF REPRESENTATIONS. The representations and warranties contained in this Agreement shall survive the Closing solely for purposes of Article 8 and shall terminate at the close of business 18 months following the Closing Date, PROVIDED, that (i) the representations and warranties contained in Sections 4.1(a), 4.1(b), 4.1(f) and 4.1(g) (but only to the extent Section 4.1(g) relates to matters of title) shall survive indefinitely; (ii) the representations and warranties contained in Section 4.1(o) (to the extent Section 4.1(o) relates to Taxes other than Income Taxes) shall survive, as to any such Tax, until the 60th day following the expiration of the statute of limitations applicable to such Tax; and (iii) the representations and warranties contained in (x) clauses (i), (iii) and (iv)(A) of Section 4.1(n) and (y) Section 4.1(o), to the extent that such representations and warranties relate to Income Taxes, shall terminate on the Closing Date.

         SECTION 9.4 SEVERABILITY. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

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         SECTION 9.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by telecopy) to the other party.

         SECTION 9.6 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement, the Guarantee Agreements and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and except as provided in Article 8, are not intended to confer upon any Person other than the parties hereto (and the Selling Subsidiaries) and their successors and permitted assigns any rights or remedies hereunder.

         SECTION 9.7 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely in the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws.

         SECTION 9.8 MEDIATION; CONSENT TO JURISDICTION.

                  (A) Any dispute among the parties arising out of or in connection with this Agreement or any other agreement, instrument or other document delivered pursuant to this Agreement, or any alleged breach hereof or thereof (other than (i) a dispute arising under or with respect to Section 5.18 or the confidentiality obligations set forth in the third sentence of Section 5.2) or (ii) a dispute in respect of which there is a reasonable likelihood of irreparable harm (as to which a party may seek a temporary restraining order or injunctive relief) shall be submitted for discussion and possible resolution by senior officers or designated spokesperson of each such party.

                  (B) If within a period of 15 days after submission of a matter in accordance with clause (a) hereof the respective senior officers and designated spokespersons are unable to agree upon a resolution, any party may within 15 days after the aforesaid 15-day period elect to utilize a non-binding resolution procedure whereby each party presents its case at a hearing held in New York, New York before a neutral advisor, who shall be selected from the Center for Public Resources' Judicial Panel. The parties shall bear their respective costs incurred in connection with this procedure including the fees and expenses of the neutral advisor. Prior to the hearing, the parties and the neutral advisor shall use their best efforts to agree on a set of ground rules for the hearing. At the closing of the hearing, the senior executive officers of the respective parties shall meet and attempt to resolve the matter. Only after the foregoing procedure has been exhausted shall either party resort to litigation as the final adjudication of the dispute.

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
                  (C) Each of Purchaser and WEC irrevocably submits to the non-exclusive jurisdiction of (i) the Supreme Court of the State of New York, New York County, and (ii) the United States District Court for the Southern District of New York located in the Borough of Manhattan in the City of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Purchaser and WEC further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth in Section 9.1 or, in the case of Purchaser, to its agent for service of process shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above. Each of Purchaser and WEC irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (x) the Supreme Court of the State of New York, New York County, or (y) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

         SECTION 9.9 PUBLICITY. From the date of this Agreement through the Closing, neither WEC, on the one hand, nor Purchaser, on the other hand, shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld, except as such release or announcement may be required by Law or the rules or regulations of a national securities exchange in the United States, in which case the party required to make the release or announcement shall, to the extent practicable, allow the other party reasonable time to comment on such release or announcement in advance of its issuance.

         SECTION 9.10 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, except that, so long as any such assignment would not delay or impede the consummation of the transactions contemplated hereby. Purchaser may so assign to any one or more Affiliates of Purchaser the right to acquire part or all of the assets or Liabilities of the Business hereunder; PROVIDED, HOWEVER, that any such assignment shall not release Purchaser from any obligation or liability hereunder (including any right or obligation under Article 8). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.


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         SECTION 9.11 RELEASE OF CERTAIN GUARANTORS. WEC hereby irrevocably and unconditionally waives and releases all rights and claims that it or any Seller may hereafter have that any Guarantor, other than Siemens Corporation, is or has been at any time subject to the jurisdiction of the Federal, state or local courts of the United States arising out of any claims or disputes related to this Agreement or the transactions contemplated hereby.

         SECTION 9.12 WAIVER OF JURY TRIAL; TRIAL COSTS. Each of Purchaser and the Sellers, for themselves and their respective Affiliates, hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to the actions of Purchaser and the Sellers or their respective Affiliates pursuant to this Agreement in the negotiation, administration, performance or enforcement thereof. The party in whose favor a final judgment is rendered shall be entitled to reasonable costs and reasonable attorneys' fees.


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         IN WITNESS WHEREOF, WEC and Purchaser have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                        WESTINGHOUSE ELECTRIC CORPORATION


                        By: /s/ Fredric G. Reynolds
                            ----------------------------------
                            Name:  Fredric G. Reynolds
                            Title: Chief Financial Officer


                        SIEMENS POWER GENERATION CORPORATION


                        By: /s/ Adolf Huttl
                            ----------------------------------
                            Name:  Adolf Huttl
                            Title: Chairman


                        By: /s/ Albert Hoser
                            ----------------------------------
                            Name:  Albert Hoser
                            Title: President and CEO



                                      100